Exhibit 2.1

Execution Version

SHARE SALE AND PURCHASE AGREEMENT

dated

June 12, 2022

by and among

CHOICE HOTELS INTERNATIONAL, INC.

as Purchaser

and

RADISSON HOSPITALITY, INC.

as Company

and

RADISSON HOLDINGS INC.

as Seller

and

APLITE HOLDINGS AB

as Guarantor

and

RADISSON HOSPITALITY BELGIUM BV/SRL

as a limited party solely for purposes of the Belgium IP Provisions

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS AND CONSTRUCTION	1

ARTICLE 2	THE TRANSACTION	16

ARTICLE 3	LOCKED BOX	18

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE SELLER	21

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	45

ARTICLE 6	COVENANTS	47

ARTICLE 7	CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE	67

ARTICLE 8	TERMINATION	69

ARTICLE 9	CERTAIN TAX MATTERS	70

ARTICLE 10	INDEMNIFICATION	73

ARTICLE 11	GENERAL PROVISIONS	78

Exhibit		1
Brand Collaboration Memorandum

Exhibit		2
Seller’s Knowledge

Exhibit		3
List of Additional Permitted Leakage

Exhibit		4
Radission Belgium Trademark Assignment Agreement

Exhibit		5
List of Required Regulators Approvals

Exhibit		6
Seller Disclosure Schedule

Exhibit		7
List of Intercompany Arrangements

Exhibit 8
Purchase Price Allocation Methodology

Exhibit		9
CFIUS Agreement Waived Provisions

i

Share Sale and Purchase Agreement

This Share Sale and Purchase Agreement (this “Agreement”) is dated June 12, 2022 between (i) Choice Hotels International, Inc., a Delaware company (the “Purchaser”); (ii) Radisson Hospitality, Inc., a Minnesota corporation (the “Company”); (iii) Radisson Holdings, Inc., a Minnesota corporation (the “Seller”); (iv) Aplite Holdings AB, a Swedish limited company (the “Guarantor”); and (v) Radisson Hospitality Belgium BV/SRL, a company incorporated in Belgium (“Radisson Belgium”), as a limited party solely for purposes of the Belgium IP Provisions. Each of the Purchaser, the Company, and the Seller is referred to herein as a “Party” and collectively as the “Parties”.

Recitals

A. The Seller is the sole shareholder of all of the issued and outstanding shares of the Company (the “Shares”);

B. The Seller desires to sell and assign to the Purchaser, and the Purchaser desires to purchase and accept from the Seller the assignment of, the Shares in accordance with the provisions of this Agreement; and

C. Radisson Belgium desires to sell and assign to Purchaser, and the Purchaser desires to purchase and accept from Radisson Belgium the assignment of the Trademarks held by Radisson Belgium, in accordance with the provisions of this Agreement and the Radisson Belgium Trademark Assignment Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1	Definitions

For the purposes of this Agreement:

1. “Acquired Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

2. “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the purpose of this Agreement, the Acquired Companies shall be deemed (i) Affiliates of the Seller prior to the Closing and (ii) Affiliates of the Purchaser from and after the Closing.

3. “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a provision of state, local or foreign Law.

4. “Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder.

5. “AICPA” means the American Institute of Certified Public Accountants.

6. “Ancillary Agreements” means the Radisson Belgium Trademark Assignment Agreement, the Brand Collaboration Memorandum and any other agreements, instruments, certificates and documents entered into in connection with this Agreement.

7. “Base Consideration” means an amount equal to USD $400,186,000.

8. “Belgium IP Provisions” means Sections 4.1(d), 4.4(b), 4.5(b), 4.8(b), 4.9(b), 4.11, 4.18(a)(xx), 6.2(d), 6.10, 6.18, 6.23, Article 10 and Article 11, in each case to the extent that such provisions relate to the Trademarks held by Radisson Belgium being transferred in accordance with the provisions of this Agreement and the Radisson Belgium Trademark Assignment Agreement or to Radisson Belgium as a party hereto.

9. “Brand Collaboration Memorandum” means the Brand Alignment and Commercial Collaboration Memorandum attached hereto as Exhibit 1.

10. “Business” means the business of the Acquired Companies, as currently conducted or planned to be conducted, in the Territory, including the exploitation and use in the Territory of all Owned Intellectual Property.

11. “Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Shanghai (PRC), Stockholm (Sweden), Minneapolis (Minnesota, United States of America), Rockville (Maryland, United States of America) or New York (New York, United States of America) are closed either under applicable Law or by action of any Governmental Authority.

12. “Business Employee” means each current employee of the Acquired Companies.

13. “CFIUS” means the Committee on Foreign Investment in the United States.

14. “CFIUS Agreement” means the National Security Agreement 20-059, by and between the Seller and the CFIUS monitoring agencies, as amended.

15. “Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by any of the Acquired Companies as of or after the Closing Date to any current or former employees or individual service provider of any Acquired Company (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, arising out of or in connection with, the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements; excluding (i) any severance payment for an employee or individual service provider of any Acquired Company (including the employer portion of any withholding, payroll, employment, social security or similar Taxes associated therewith) that is triggered by the occurrence of (A) the transactions contemplated by this Agreement, followed by (B) a subsequent termination after the Closing Date of such employee’s employment or such individual service provider’s engagement with any Acquired Company (provided that any severance payment payable by any of the Acquired Companies as a result of any employee or individual service provider exercising the right to resign and collect severance as a result of, arising out of or in connection with, the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements, without any additional act or omission by Purchaser or any of its Affiliates, shall not be excluded from being treated as Change in Control Payments pursuant to this clause (i)); (ii) any transaction, retention, change in control, bonus, deferred compensation, incentive plan or severance payment which has been accrued in the Locked Box Statements, or for which the obligation to pay was in effect as of the Locked Box Date and made available to the Purchaser; (iii) any payments pursuant to the Radisson Hospitality Inc. Long Term Incentive Plan (covering all outstanding performance periods) or the short-term incentive plans (“Short Term Incentive Plans”), each as set forth on Section 1.1(15)(iii) of the Seller Disclosure Schedule and (iv) any Permitted Leakage that is set forth in Exhibit 3.

16. “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

17. “Company Plan” means (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (ii) any other plan, policy, trust fund, program, Contract, arrangement, or payroll practice, including any multiemployer plans within the meaning of Section 3(37) of ERISA, involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination or supplemental unemployment pay or benefits, employment, consulting, collective bargaining, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability or accident benefits, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, sick pay, sick leave, pension, retirement, profit sharing, savings, deferred compensation, loan, bonuses, commissions, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, and (iii) other benefit plan, policy, trust fund, program, Contract, arrangement or payroll practice, in each case of clauses (i) through (iii), whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, written or oral, funded, unfunded, insured or self-insured, and that is sponsored, established, maintained, contributed to or required to be contributed to by Seller or any Acquired Company for the benefit of any current or former director, officer, employee, consultant or other individual service provider of any Acquired Company, or with respect to which any Acquired Company has or may have any current or potential Liability, other than any such plan, policy, trust fund, arrangement, payroll practice or other programs that are required under applicable Law and maintained by any Governmental Authority.

18. “Company Systems” means the information technology assets, resources, and services used by or on behalf of the Acquired Companies in connection with the Business, including: (i) applications, operating systems, networks, supply chains, enterprise resource management, central reservation systems, and other Software or programs; (ii) network, routing, wireless, telecommunications, and other hardware, appliances and systems; (iii) servers, workstations, personal computers, and mobile devices; and (iv) hosting, cloud, data center, disaster recovery, and managed services, whether owned, licensed or leased by the Acquired Companies.

19. “Competition Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other similar competition or antitrust Laws of any jurisdiction outside of the United States.

20. “Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Purchaser (or its Affiliates), the Seller (or its Affiliates) or any Acquired Company, as applicable (other than information that is or becomes public other than as a result of a breach of Section 6.6) together with that portion of any analyses, compilations, studies, notes or other documents or records prepared by the Purchaser, the Seller or any Acquired Company that relates to the foregoing.

21. “Consent” means any approval, consent, ratification, permission, agreement, waiver or other authorization.

22. “Consolidated Tax Group” means any consolidated, combined, affiliated, unitary or similar Tax group (including any Affiliated Group within the meaning of Section 1504(a) of the Code).

23. “Contract” means any written contract, agreement, lease, license, commitment, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or binding obligation.

24. “COVID-19 Measures” means any measures taken in connection with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester,

vaccination or immunization mandate, testing mandate or any other Law, Order, Proceeding, directive, guidelines or recommendations by any Governmental Authority, including the World Health Organization and the Centers for Disease Control and Prevention, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Families First Act, and any US presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any Taxes.

25. “Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant (including covenants, conditions and restrictions), encroachment, equitable interest, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, right of first offer, pre-emptive right, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

26. “End Date” means the date falling one hundred eighty (180) days after the date of this Agreement.

27. “Environmental Law” means any Law relating to the protection of the environment, natural resources or human health and safety (to the extent in relation to any exposure to any Hazardous Materials) or pertaining to the use, treatment, storage, disposal, generation, transportation processing, handling or release of Hazardous Materials.

28. “Equity Interests” means, as applicable, shares of capital stock, partnership interests, membership interests, units, equity interests, quotas or any similar term under local Law.

29. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

30. “ERISA Affiliate” means any other Person that is, or was at the relevant time, together with any Acquired Company, a member of a group described in and would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Acquired Companies, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Acquired Companies pursuant to Section 4001(a)(14) of ERISA.

31. “Franchisee” means a Person (e.g., franchisee under a franchise agreement, or licensee under a license agreement) who has entered into a Franchise Agreement with Company or any of the Acquired Companies.

32. “GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect at the time any applicable financial statements were or will be prepared.

33. “Global Trade Laws” means the US Export Administration Regulations; the US International Traffic in Arms Regulations; the economic Sanctions rules and regulations implemented under statutory authority or the President’s Executive Orders and administered by the US Treasury Department’s Office of Foreign Assets Control (“OFAC”); all relevant regulations under any of the foregoing; and other applicable economic Sanctions or export and import control Laws.

34. “Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) public international organization or multinational organization or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

35. “Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

36. “Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

37. “Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

38. “Income Tax Return” means any Tax Return in respect of Income Taxes.

39. “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (c) indebtedness secured by an Encumbrance on assets or properties of such Person, (d) any Liability of such Person in respect of banker’s acceptances or letters of credit, to the extent actually drawn, (e) obligations under any interest rate, currency or other hedging agreement, (f) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) any conditional sale, title retention or similar arrangements and any obligations for the deferred or unpaid purchase price of property, businesses, goods, assets, securities or services, excluding ordinary course trade payables, (h) any obligations arising out of any interest rate or currency swap arrangement or any other arrangement designed to provide protection against fluctuations in interest or currency rates, (i) all earn-out payments, seller notes, post-closing true-up obligations and other similar payments (whether contingent or otherwise), in each case calculated as the maximum amount payable under or pursuant to such obligation or arrangement, (j) any unfunded or underfunded Liabilities pursuant to any pension, post-termination or retiree health and welfare benefit, or deferred compensation plans, (k) any Liability for Taxes deferred pursuant to a COVID-19 Measures, (l) with respect to any indebtedness, obligation, claim or Liability of a type described in clauses (a) through (k) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto and (m) direct or indirect guarantees or other contingent Liabilities with respect to any indebtedness, obligation, claim or Liability of any other Person of a type referred to in clauses (a) through (c) hereof.

40. “Independent Director(s)” means members of the boards of the directors of the Company or any Acquired Companies who are not employees of Seller Companies or otherwise Affiliated with Seller.

41. “Information Privacy and Security Laws” means all applicable Laws and governmental Orders pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws.

42. “Information Protection Judicial Orders” means judicial Orders issued or applicable to the Company relating to the collection, access, use, storage, disclosure, transmission, or cross-border transfer of Personal Information.

43. “Information Protection Requirements” means, in each case solely to the extent applicable:

(i) Information Privacy and Security Laws; (ii) Privacy Policies; (iii) Information Protection Judicial Orders; (iv) any Contracts and/or codes of conduct relating to the collection, access, use, storage, disclosure, transmission, or cross-border transfer of Personal Information; and (v) PCI DSS.

44. “Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, and copyrightable works; (c) all mask works, mask work registrations and mask work applications; (d) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications and supplemental registrations, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing (“Trademarks”); (e) all inventions (whether patentable or unpatentable), know how, technology, technical data, trade secrets and confidential business information having economic value that is associated with maintaining its secrecy, including manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer Software (including source, executable and object code), applications, interfaces, firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals (“Software”); (g) all databases and data collections; and (h) all other proprietary rights.

45. “IRS” means the US Internal Revenue Service and, to the extent relevant, the Department of Treasury.

46. “Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator or arbitration tribunal.

47. “Knowledge” of the Seller means the actual knowledge after due inquiry of the Persons listed on Exhibit 2 as of the date of this Agreement.

48. “Law” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

49. “Leakage” means (i) the Loss suffered by the Purchaser (including the Acquired Companies) as a result of any violation of Section 3.1(a) plus (ii) the amount of any Termination Costs plus (iii) the pro rata portion of all payments paid by the Company on behalf of any Seller Company net of any pro rata amounts paid by the Seller Companies on behalf of the Company relating to any Shared Contract from the Locked Box Date through the Closing Date.

50. “Liability” includes liabilities, Losses, penalties, damages, costs, expenses, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, matured or unmatured, determined or determinable, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

51. “Locked Box Date” means December 31, 2021.

52. “Loss” means any fees, liabilities, loss, Judgment, Tax, damage, fine, interest charge, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), and injury.

53. “Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate with any other event, change, circumstance, effect or matter, or with or without notice, lapse of time or both, (a) materially impairs, hinders or delays the ability of Seller or the Acquired Companies to perform their obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby or (b) is materially adverse to the business, operations, assets, Liabilities or financial condition of the Acquired Companies, taken as a whole; provided, however, that solely with respect to clause (b) above, the determination whether a “Material Adverse Effect” has or is reasonably likely to occur shall not include any event, occurrence, fact, condition or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) at the written request of the Purchaser; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including Losses or threatened Losses of employees, customers, suppliers, distributors or others having relationships with the Acquired Companies; (viii) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus and any COVID-19 Measures); or (ix) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the case of each of clauses (i), (ii), (iii), (iv), (vi) and (viii) above, to the extent any such change, effect, event, occurrence, state of facts or development has affected or would reasonably be expected to affect the Acquired Companies, taken as a whole, in a disproportionate manner in comparison to other participants in the industry in the Territory in which the Acquired Companies participate.

54. “Owned Intellectual Property” means all Intellectual Property: (i) owned or purported to be owned by an Acquired Company and (ii) all Intellectual Property to be assigned to Purchaser pursuant to the Radisson Belgium Trademark Assignment Agreement (the “Transferred Intellectual Property”).

55. “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

56. “Permitted Encumbrances” means (a) carriers, warehousemen, mechanics, materialmen and other similar statutory liens incurred in the ordinary course of business consistent with past practice, in each case, for amounts which are not yet due and payable or that do not materially impair the conduct of any Acquired Company’s business or the present or proposed use of the affected property or asset, (b) statutory liens for real or personal property Taxes (including, without limitation, water and sewer charges) not yet due and payable as of the Closing Date or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and recorded in accordance with GAAP, (c) rights of Persons holding reservations for guest rooms and/or functions and meetings for future use of the Real Property, (d) rights and interests held by tenants under leases, (e) rights and interests held by managers and/or operators under hotel management agreements, (f) rights relating to any utility wires, sewers, poles, pipes, conduits, and appurtenances thereto, on, under or across the Real Property, (g) any liens or privileges vested in any lessor for rent or other obligations of the Acquired Company set forth in any Contracts that relate to the lease of tangible assets of the Company arising in the ordinary course of business that do not arise from a default of such leases, (h) all applicable zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Owned Real Property which are not violated by the current use and operation of the Owned Real Property, (i) intra-company licenses of Intellectual Property granted between or among Persons within the Acquired Companies in the ordinary course of business, and (j) non-exclusive licenses of Americas Intellectual Property from any of the Acquired Companies to third parties granted in the ordinary course of business.

57. “Permitted Leakage” means, without duplication, any of:

(a)

accrual and payment by any Acquired Company of (i) fifty percent (50%) of Independent Director fees, salaries, bonuses, expenses, and consultancy fees (including travel expenses) in an amount not to exceed the amounts set forth on Section 1.1 of the Seller Disclosure Schedule, (ii) other compensation and employee benefits (including any accrual and payment under any long-term incentive plan or any Short Term Incentive Plans) due to any current or former Independent Director, officer, employee or consultant of any Acquired Company (excluding any such Person that is otherwise Affiliated with Seller), together with any employer portion of any withholding, payroll, employment, social security or similar Taxes related thereto, in each case pursuant to any Company Plan or as required by applicable Law and excluding Change in Control Payments, and (iii) any amount payable by any Acquired Company in respect of D&O liability insurance of any Independent Director or officer of any Acquired Company made or incurred in the ordinary course of business and consistent with the normal past practice for the period up to the Closing Date;

(b)

any payment made or to be made by or on behalf of an Acquired Company to the extent that it is set forth in Exhibit 3 of this Agreement or subsequently agreed to as “Permitted Leakage” in writing by the Purchaser;

(c)	subject to Section 6.12, any expenses reserved in the Locked Box Statements in accordance with GAAP;

(d)	the Intercompany Receivables Distribution as described in Section 6.12;

(e)

any out-of-pocket and documented fees and expenses incurred by the Acquired Companies in connection with preparation of Enhanced Financial Statements and/or any other financial or other reports and statements required by Purchaser to fulfil its SEC reporting obligations (the “Purchaser Reporting Costs”) in an aggregate amount not to exceed $900,000 (the “Purchaser Reporting Costs Cap”); and

(f)	any Taxes arising to or payable by any Acquired Company in connection with any of the matters referred to in the above clauses of this definition.

Notwithstanding anything to the contrary in this definition, payments by any Acquired Company of or with respect to any Taxes included in Seller Tax Liabilities (including any payment pursuant to a Tax sharing agreement or other Contract) shall not be Permitted Leakage.

58. “Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

59. “Personal Information” means any information that identifies or is reasonably capable of identifying, directly or indirectly, a particular individual, and when referring to an Information Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

60. “Policies” means insurance policies or binders maintained by the Company or an Acquired Company which cover the business or assets of an Acquired Company or with respect to which an Acquired Company is a named insured or otherwise the beneficiary of coverage.

61. “PPP” means the Paycheck Protection Program as described in the Coronavirus Aid, Relief, and Economic Security Act of 2020 and modified by the Small Business Administration and Department of Treasury guidance documents and FAQs, subsequent interim final rules, and the Paycheck Protection Program Flexibility Act of 2020.

62. “PPP Loan” means the PPP loan of the Company in connection with the Radisson Blu Aqua Chicago hotel, in the total amount of $2,405,000 as of the Locked Box Date, $742,000 of which is outstanding and due in May of 2025.

63. “PRC” means the People’s Republic of China.

64. “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

65. “Pre-Locked Box Tax Period” means any taxable period (or portion thereof) ending on or before the Locked Box Date.

66. “Prior Transaction Date” means November 18, 2018.

67. “Privacy Policies” means all published, posted and internal policies, procedures, agreements and notices relating to the Acquired Companies’ collection, use, storage, disclosure, destruction, or cross-border transfer of Personal Information.

68. “Proceeding” means any action, claim, proceeding, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative (including, without limitation, any condemnation, zoning, or eminent domain proceeding), whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

69. “Purchaser Tax Liability” means the lesser of (a) the Purchaser Income Tax Liability Cap and (b) the aggregate cash Income Tax Liability of all Acquired Companies for all Pre-Closing Tax Periods beginning after the Locked Box Date (including Income Tax Liabilities under Sections 951 and 951A of the Code and determined as if the taxable year of each Acquired Company closed on the Closing Date for all applicable Tax purposes), which shall be calculated in accordance with past practice.

70. “Purchaser Income Tax Liability Cap” means $500,000.00.

71. “Purchaser Material Adverse Effect” means any event, change or effect that, individually or in the aggregate, materially impairs, hinders or delays the ability of Purchaser or its Affiliates to perform their obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

72. “Radisson Belgium Trademark Assignment Agreement” means the trademark assignment agreement between Radisson Belgium and the Purchaser or its Affiliates in the form attached as Exhibit 4.

73. “Real Property” means the Owned Real Property and the Leased Real Property.

74. “Reference Date” means the Closing Date or the Locked Box Date, as applicable.

75. “Required Regulatory Approvals” means the approvals from the Governmental Authorities as set forth in Exhibit 5 and Exhibit 9.

76. “Restricted Party” means (i) a Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the US Department of State, (ii) a Person operating, organized or resident in a country or region which is itself the subject or target of any Sanctions or (iii) any Person owned or controlled by any Person or Persons specified in (i) or (ii) above or otherwise the target of Sanctions.

77. “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the US government, including those administered by the Office of Foreign Assets Control of the US Department of the Treasury or the US Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

78. “Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax Authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any “statement of section 338 election” and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations Section 1.338-1 or Treasury Regulations Section 1.338(h)(10)-1 or any successor provisions.

79. “Securities Laws” means the US Securities Act of 1933, as amended, the US Exchange Act of 1934, as amended, and applicable securities Laws of any applicable jurisdiction, and applicable rules and regulations thereunder.

80. “Seller Companies” means the Seller and its Affiliates from time to time, but shall exclude the Acquired Companies.

81. “Seller Consolidated Tax Group” means any Consolidated Tax Group that includes Seller or any Affiliate of Seller (other than the Acquired Companies) on the one hand, and includes any Acquired Company, on the other hand.

82. “Seller Non-Fundamental Representations” means the Seller’s representations set forth in Article 4 that are not Seller Fundamental Representations.

83. “Seller Tax Liabilities” means, without duplication, (a) any Liability for Income Taxes imposed on or payable by or with respect to any Acquired Company for any Pre-Closing Tax Period (including Income Tax Liabilities under Sections 951 and 951A of the Code and determined as if the taxable year of each Acquired Company closed on the Closing Date for all applicable Tax purposes), other than Purchaser Tax Liabilities, (b) any Liability for Taxes with respect to prepaid amount or deferred revenue received or accrued prior to the Closing, (c) any Liability for Taxes, other than Income Taxes, imposed on or payable by or with respect to any Acquired Company for any Pre-Locked Box Tax Period, including such portion of any Tax period beginning on or before the Locked Box Date and ending after the Locked Box Date, (d) any Liability for Taxes resulting from or attributable to the transactions contemplated by this Agreement, including any Taxes arising to or payable by any Acquired Company in connection with the Section 338(h)(10) Election or any election pursuant to Section 338(g) of the Code with respect to any Acquired Companies other than 338(h)(10) Companies, and including any Liability for Taxes resulting from any Acquired Company ceasing to be a member of Seller Consolidated Tax Group, (e) any Liability for Taxes resulting from any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) with respect to a transaction occurring on or prior to the Closing Date (f) any Liability for Taxes of Seller, (g) any Liability for Taxes deferred pursuant to a COVID-19 Measure, (h) any Liability for Taxes resulting by reason of the several Liability of any Acquired Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign Law or by reason of any Acquired Company having been (or ceasing to be) a member of any Consolidated Tax Group on or prior to the Closing Date, (i) any Liability for Taxes of or imposed on any Acquired Company as a result of transferee, successor or similar Liability pursuant to any Law, Contract or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (j) any Liability for Taxes by reason of an election under Section 965(h) of the Code (or analogous state or local Tax Law), (k) any Liability for Taxes relating to any payment, Liability, obligation or other items included in Leakage (excluding Taxes taken into account in determining Leakage, as finally determined pursuant to Section 3.3), and (l) any Liability for Taxes of any Acquired Company relating to or arising from actions or inactions outside of the ordinary course of business taken or effective on or prior to the Closing Date and on or after the Locked Box Date other than Permitted Leakage. In the case of any Tax period beginning on or before and ending after the Locked Box Date or Closing Date, as applicable, Taxes described in this definition shall be allocated in accordance with Section 9.3.

84. “Shared Contracts” means the Contracts for vendors that are shared with Seller’s Affiliates (other than the Acquired Companies) set forth on Section 6.23 of the Seller Disclosure Schedule.

85. “Shrinkwrap Software” means generally commercially available Software licensed on a non-exclusive basis to any Acquired Company under shrinkwrap, clickwrap, or other unmodified standard licenses and used in the Acquired Company’s business in the ordinary course, but excluding any such Software that is provided for use directly by customers of an Acquired Company.

86. “Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company. For the avoidance of doubt, any Franchisee in which the Company or any Acquired Company does not have the ability to elect a majority of that Franchisee’s board of directors or similar governing body shall not be deemed a Subsidiary of the Seller or the Company.

87. “Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute, (c) any items described in this paragraph arising as a result of being (or ceasing to be) a member of a Consolidated Tax Group or under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), and (d) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay as a successor, transferee, by Law, by Contract or otherwise, whether or not disputed.

88. “Tax Authority” means any taxing or other authority competent to impose any Liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any Law in relation to Tax.

89. “Tax Representations” means the representations and warranties of the Seller set forth in Section 4.18.

90. “Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

91. “Territory” means (i) the United States of America and its territories, namely Guam, American Samoa, Northern Mariana Islands, Puerto Rico and the U.S. Virgin Islands; (ii) all countries located on the continents of North America and South America; and (iii) all countries and territories located on the Caribbean Sea (including Cuba).

92. “Transaction Expenses” means any (i) fees, costs or expenses incurred or subject to reimbursement by or on behalf of Seller or its Affiliates (including the Acquired Companies), in each case in connection with the transactions contemplated under this Agreement or the Ancillary Agreements, including fees and disbursements of counsel, financial advisors, consultants, brokers and accountants, (ii) filing fees and expenses incurred by Seller or its Affiliates (including the Acquired Companies) in connection with any filing by Seller or its Affiliates (including the Acquired Companies) with a Governmental Authority in connection with the transactions contemplated by this Agreement or the

Ancillary Agreements, (iii) Change in Control Payments and (iv) fees and expenses related to the D&O Tail Policy, provided, however, that “Transaction Expenses” shall exclude any Purchaser Reporting Costs up to the Purchaser Reporting Costs Cap, and in the event of a conflict between this Agreement, the Radisson Belgium Trademark Assignment Agreement or the Brand Collaboration Memorandum with respect to the payment of fees, costs or expenses, the Radisson Belgium Trademark Assignment Agreement or Brand Collaboration Memorandum shall control, as the case may be.

93. “US” means the United States of America.

94. “USD” means the United States Dollars, the lawful currency of the United States of America.

1.2	Additional defined terms

For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
338(h)(10) Companies	Section 4.17(a)(xvi)
Accounting Firm	Section 6.16
Acquired Company Plan	Section 4.16(a)
Affiliate Agreements	Section 4.19
Affiliated Acquired Companies	Section 4.18(a)(xviii)
Affiliated Persons	Section 4.19
Agreement	Preamble
Allocation	Section 6.16
Americas Intellectual Property	Section 4.11(a)
Anti-Corruption Laws	Section 4.9(c)
Anti-Money Laundering Laws	Section 4.9(f)
Approval Conditions	Section 6.3(a)
Audited Statement	Section 4.6(a)
Closing	Section 2.4
Closing Date	Section 2.4
Collective Bargaining Agreements	Section 4.16(p)
Company	Preamble
Company Financial Statements	Section 4.6(a)
Continuing Business Employees	Section 6.11(a)
Continuing Party	Section 6.23(a)
Controlling Party	Section 10.4(c)
D&O Tail Policy	Section 6.17(b)
Disclosed Leakage	Section 3.2(a)
Domain Name Services Agreement	Section 6.10(b)
Effective Time	Section 2.4

Enhanced Financial Statements	Section 2.5(a)(ix)
Existing Domain Name Services Agreement	Section 6.10(b)
Fee Mortgagor	Section 6.21(a)
Final Third Party Terms	Section 6.22(e)
Franchise Agreements	Section 4.13(a)(iv)
Franchise Disclosure Document	Section 4.14(b)(iii)
Franchise Laws	Section 4.14(b)(i)
FTC Rule	Section 4.14(b)(i)
Guarantor	Preamble
Incentive Plan	Section 6.11(i)
Indemnified Party	Section 10.3(a)
Indemnifying Party	Section 10.3(a)
Indemnity Claim Notice	Section 10.3(a)
Indemnity Objection Notice	Section 10.3(b)(ii)
Insolvency and Equity Exceptions	Section 4.1(a)
Intercompany Cancellation	Section 6.12(a)
JJ Guaranty	Section 6.21(a)
JJ Mortgage	Section 6.21(a)
JJ Mortgagee	Section 6.21(a)
JJ Terminations	Section 6.21(a)
KYC Approval	Section 6.21(b)
Leakage Claim	Section 3.3(a)
Leakage Claim Notice	Section 3.3(a)
Leakage Dispute Costs	Section 3.3(e)
Leakage Objection Notice	Section 3.3(b)(ii)
Leakage Parties	Section 3.1(a)(i)
Leased Real Property	Section 4.15(b)
Locked Box Statements	Section 4.6(a)
Manual	Section 4.14(l)
Material Contract	Section 4.13(a)
Material Suppliers	Section 4.23
Monetary Dispute	Section 11.10(a)
Noncontrolling Party	Section 10.4(c)
Notice of Dispute	Section 11.10(b)
Notice Requirement	Section 6.21(b)
OFAC	Section 1.1 29

Offeree Party	Section 6.21
Order	Section 4.8(a)
Owned Real Property	Section 4.15(a)
Owned Registered Intellectual Property	Section 4.11(a)
Party	Preamble
Potential Third Party Buyer	Section 6.22(e)
Purchase Price	Section 2.2
Purchase Price Allocation	Section 6.16
Purchaser	Preamble
Purchaser Indemnified Parties	Section 10.1
Purchaser Plan	Section 6.11(c)
Purchaser’s Allocation	Section 6.16
Purchaser Reporting Costs	Section 1.1 53(d)
Purchaser Reporting Costs Cap	Section 1.1 53(d)
R&W Insurance Policy	Section 6.13
Radisson Belgium	Preamble
Recipient Party	Section 6.23(b)
Real Estate Loan	Section 4.15(c)
Real Estate Loan Documents	Section 4.15(c)
Real Property Lease	Section 4.15(b)
Released Parties	Section 6.18
Remaining Party	Section 6.23(b)
Restricted Business	Section 6.19
Restricted Employee	Section 6.8(a)
Restricted Persons	Section 6.6(a)
ROFO Acceptance Letter	Section 6.22(b)
ROFO Election Period	Section 6.22(b)
ROFO End Date	Section 6.22(d)
ROFO Interest	Section 6.22(a)
ROFO Selling Notice	Section 6.22(a)
Scheduled New Agreements	Section 6.24(b)
Section 338(g) Election	Section 9.6
Section 338(h)(10) Election	Section 6.15
Securities Act	Section 5.6
Seller	Preamble
Seller Disclosure Schedule	Article 4

Seller Fundamental Representations	Section 10.5(a)
Seller Plan	Section 4.16(a)
Seller Prepared Returns	Section 9.1(a)
Seller Related Contracts	Section 6.23
Seller Released Claims	Section 6.18
Seller Releasing Parties	Section 6.18
Seller’s Allocation Notice	Section 6.16
Senior Representatives	Section 11.10(b)
Shares	Recitals
Short Term Incentive Plans	Section 1.1 11
Software	Section 1.1 40
Tax Claim	Section 9.8(a)
Tax Document	Section 9.9
Tax Proceeding	Section 6.16
Termination Costs	Section 6.24(a)
Third Party Claim	Section 10.4(a)
Third Party Intellectual Property	Section 4.11(b)
Trademarks	Section 1.1 40
Trademark Price	Section 2.2
Transaction	Section 6.21(b)
Transfer Notice	Section 6.21(b)
Transfer Requirements	Section 6.21(b)
Transfer Taxes	Section 9.7
Transferor	Section 6.22(a)
Transferred Intellectual Property	Section 1.1 51
Transition Services Agreement	Section 6.10(b)
Unaudited Statements	Section 4.6(a)
VCA Borrower	Section 6.21(b)
VCA Lender	Section 6.21(b)
VCA Loan	Section 6.21(b)
VCA Loan Agreement	Section 6.21(b)
VCA Mortgage	Section 6.21(b)
WARN Act	Section 4.16(r)

1.3	Construction

Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. All references to “$” or “USD $” shall be deemed references to United States dollars. The word “or” is exclusive, unless the context otherwise requires. Any reference to ordinary course of business shall mean ordinary course of business consistent with past practice. Any reference to “if” shall mean “if and only if”. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. “Made available” (or its functional equivalent) means with respect to any document or information, that the same has been made (and continues to be) available to the Purchaser at least two (2) Business Days prior to the date hereof by means of the electronic data room maintained in connection with the transaction contemplated by this Agreement. A document “in an agreed form” is a reference to a document in a form approved by all the Parties.

ARTICLE 2

THE TRANSACTION

2.1	Purchase and sale of the Shares

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, the entire legal and beneficial ownership of all of the Shares, free and clear of all Encumbrances and together with all accrued rights and benefits attached thereto.

2.2	Purchase Price

The total price for the Shares to be paid by the Purchaser at the Closing (the “Purchase Price”) is the Base Consideration, as adjusted in accordance with this Agreement; it being agreed and understood by the Parties that the Purchase Price payable under this Agreement does not include the consideration for the Trademarks held by Radisson Belgium in an amount equal to USD $275,000,000 (the “Trademark Price”) which shall be paid to Radisson Belgium by the Purchaser in accordance with the Radisson Belgium Trademark Assignment Agreement pursuant to its terms and conditions. The total consideration for the transactions contemplated under this Agreement and the Radisson Belgium Trademark Assignment Agreement shall be the aggregate of the Purchase Price and the Trademark Price.

2.3	Payment of Purchase Price

The Purchase Price shall be paid in the manner set forth in this Section 2.3.

(a)	At the Closing, the Purchaser will pay to the Seller, a sum equal to the Base Consideration adjusted by the Disclosed Leakage pursuant to Section 3.2.

(b)

Payments made by the Purchaser in accordance with Section 2.3(a) shall constitute discharge in full of the Purchaser’s obligation to pay the Purchase Price pursuant to this Agreement, other than adjustments under Article 3.

2.4	Closing

Subject to the satisfaction or waiver of all of the conditions set forth in Article 7, the closing of the transaction contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of documents and signatures, on the fifth (5th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as the Purchaser and the Seller may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Unless the Seller and the Purchaser agree otherwise in writing, the Closing shall be deemed effective as of 11:59:59 p.m. eastern standard time on the day immediately preceding the Closing Date (the “Effective Time”).

2.5	Closing deliveries

(a)	At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i)

certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank in form reasonably satisfactory to the Purchaser for transfer, with all appropriate stock transfer tax stamps affixed;

(ii)	a certificate in an agreed form, dated as of the Closing Date, duly executed by the Sellers confirming the satisfaction of the conditions specified in Section 7.2(a) through Section 7.2(b);

(iii)	an IRS Form W-9 with respect to Seller, duly executed by an authorized officer thereof;

(iv)	Section 338 Forms duly executed by Sellers pursuant to Section 6.15;

(v)

evidence reasonably satisfactory to the Purchaser with respect to the resignation of all directors (other than the Company’s Security Director) and to the extent requested by Purchaser at least five (5) Business Days prior to the anticipated Closing Date, each executive officer of the Acquired Companies, unless otherwise specified in writing by the Purchaser effective as of the Closing;

(vi)	evidence reasonably satisfactory to the Purchaser of termination of all Affiliate Agreements;

(vii)

executed copies of payoff letters and releases of all Encumbrances with respect to all Indebtedness for borrowed money (including the PPP Loan) except as set forth in Section 2.5(a)(x), each in form and substance reasonably satisfactory to the Purchaser;

(viii)	the JJ Terminations;

(ix)	documentary evidence reasonably satisfactory to Purchaser that the Transfer Requirements have been satisfied;

(x)

copies of (A) the balance sheets of the Company as of January 1, 2020, December 31, 2020 and December 31, 2021, statements of income, cash flows and equity of the Company for the fiscal years ended December 31, 2020 and December 31, 2021 and the related notes thereto, prepared in accordance with GAAP and audited by the Company’s auditor in accordance with AICPA auditing standards, and (B) the unaudited balance sheets, statements of income, cash flows and equity, and the related notes thereto, as of and for (x) if the Closing Date is prior to August 8, 2022, the three (3) month period ending March 31, 2021 and March 31, 2022 and (y) if the Closing Date is on or after August 8, 2022, the six (6) month period ending June 30, 2021 and June 30, 2022, prepared in accordance with GAAP and reviewed by the Company’s auditor in accordance with AICPA standards, (C) a forecasted balance sheet as of the anticipated Closing Date, and (D) forecasted income statements for the periods covering (x) if the Closing Date is prior to August 8, 2022, April 1, 2022 to the anticipated Closing Date and (y) if the Closing Date is on or after August 8, 2022, July 1, 2022 to the anticipated Closing Date, and income statements covering the same periods from the 2021 calendar year (the “Enhanced Financial Statements”);

(xi)	the Radisson Belgium Trademark Assignment Agreement duly executed by the Seller, Radisson Belgium and/or the Acquired Companies, as applicable; and

(xii)	a reasonably current certificate of good standing with respect to the Company issued by the Secretary of State of Minnesota.

(b)	At the Closing, the Purchaser will deliver or cause to be delivered to the Seller or the Seller Companies designated by the Seller:

(i)	the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser no later than two (2) Business Days prior to the Closing Date;

(ii)	a certificate in an agreed form, dated as of the Closing Date, duly executed by the Purchaser confirming the satisfaction of the conditions specified in Section 7.3(a) and Section 7.3(b);

(iii)	the Radisson Belgium Trademark Assignment Agreement duly executed by the Purchaser or an Affiliate thereof; and

(iv)	the Trademark Price by wire transfer of immediately available funds to an account designated in writing by Radisson Belgium to Purchaser no later than two (2) Business Days prior to the Closing Date.

2.6	Withholding rights

The Purchaser and any Acquired Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law, provided, however, that Purchaser provide ten (10) days’ notice to Seller prior to withholding (except with respect to any employment, payroll or similar tax withholding) to give Seller an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding. If the Purchaser or an Acquired Company withholds any such amounts, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such withholding was imposed to the extent such withheld amounts are remitted by Purchaser or Acquired Company, as applicable, to the applicable Tax Authority within the time and in the manner required by applicable Law.

ARTICLE 3

LOCKED BOX

3.1	Leakage Covenant

(a)

The Seller warrants and undertakes to, and covenants with the Purchaser that, except for Permitted Leakage and accruals under Section 6.12, in the period from (and excluding) the Locked Box Date up to (and including) the Closing Date:

(i)

no management charge or fee has been levied by the Seller or its Affiliates (excluding for these purposes the Company or its Subsidiaries) or its or their respective directors, officers, employees or other service providers (together, the “Leakage Parties”) against any Acquired Company and there has been no payment of any management, service or other fees or compensation from any Acquired Company to, or for the benefit of, any Leakage Party;

(ii)	no share or loan capital or other Equity Interest of any Acquired Company has been issued, redeemed, repurchased, returned or repaid to, or for the benefit of, any Leakage Party;

(iii)

no payments (whether in cash or in kind), offsetting of any principal, interest or other amount under any Indebtedness of the Company, loans or financial benefits have been made or granted and no assets, rights or other interests have been transferred to, or for the benefit of, any Leakage Party by any Acquired Company;

(iv)

no dividend, cancellation or other distribution of profits or assets (whether in cash or in kind), or any bonus or other payment of any nature, has been or will be paid or declared or made by an Acquired Company to or in favor of, any Leakage Party;

(v)	no transaction has been or will be made between an Acquired Company, on the one hand or any Seller Company or a Leakage Party on the other hand;

(vi)	no amounts owed to an Acquired Company by any Leakage Party have been or will be waived or forgiven;

(vii)

no assets, rights or other benefits have been or will be transferred, hypothecated or pledged by an Acquired Company to any Leakage Party and no Encumbrance has been or will be created over any of the assets of the Acquired Companies in favor of a Leakage Party;

(viii)

no incentive payments of any kind payable in connection with this Agreement and any other Ancillary Agreement or the transactions contemplated hereby and thereby have been paid or granted by any Acquired Company to, or for the benefit of, any Leakage Party;

(ix)

no Liabilities have been (or have agreed to be) assumed, guaranteed, indemnified, or incurred by, and no Encumbrance has been created over any asset, right or interest of any Acquired Company in favor of, or for the benefit of, any Leakage Party;

(x)

no counter-indemnity or other similar undertaking has been given in respect of any guarantee, indemnity, bond, letter of credit or other similar instrument by any Acquired Company for the benefit of any Leakage Party;

(xi)	no Acquired Company has amended to the detriment of the Company or any other Acquired Company the terms of its borrowing or Indebtedness owed by it to any Leakage Party;

(xii)

no professional, third-party or out-of-pocket fees, expenses or other costs have been paid or incurred in connection with the negotiation of, entering into or consummation of this Agreement and any Ancillary Agreement, the transactions contemplated hereby and thereby or in connection with the sales process, in each case by any Acquired Company, including for the avoidance of doubt, any Transaction Expenses;

(xiii)	no intercompany payables and/or receivables have been exchanged or paid between the Leakage Parties on the one side and the Acquired Companies on the other side;

(xiv)	no Acquired Company has paid or accrued any Seller Tax Liabilities;

(xv)	no Acquired Company has waived of, released, discounted, failed or delayed in enforcing a claim of any kind or any Proceeding against any Leakage Party; and

(xvi)

no Acquired Company will acquire or be subject to any Liability for any Taxes which arise as a result of any of the matters set out in this Section 3.1(a) (whether or not actually received by the applicable Persons or in respect of which such Persons have benefited).

(b)

The Seller warrants and undertakes to, and covenants with the Purchaser that, except for the circumstances as set out in Sections 3.2, 3.3 or 6.12, neither it, nor any other Seller Company or any Acquired Company has agreed or committed prior to the Closing Date that any of the matters set out in Section 3.1(a) shall occur following the Locked Box Date.

(c)

The Seller shall promptly notify the Purchaser in writing if it becomes aware of a payment or transaction that constitutes or, if made, will constitute Leakage and shall provide reasonable details of the nature, timing and amount of such Leakage.

3.2	Disclosed Leakage

(a)

No later than five (5) Business Days prior to the Closing, the Seller will deliver to the Purchaser a draft statement, prepared in good faith, that shall (a) confirm whether there has been any Leakage between the Locked Box Date and the Closing Date, (b) set forth whether there has been any transaction, circumstance or matter which would otherwise constitute Leakage, but where the amount of that Leakage is repaid or reimbursed to the Acquired Companies prior to the Closing, with reasonable details of that Leakage and the amount of actual repayment or reimbursement, and (c) set forth whether there has been any Leakage, with reasonable details (including amount) of each instance of Leakage and the aggregate amount of all such Leakage (“Disclosed Leakage”). The Purchaser upon review of the draft statement may request the Seller to clarify any question that the Purchaser may have in relation to the statement. The Seller shall promptly upon receipt of such request provide clarification to the reasonable satisfaction of the Purchaser and shall take into account in good faith any comments made by Purchaser regarding the amount of the Disclosed Leakage, provided, that, in the event of any disagreement, Seller’s position shall be used for the certificate contemplated by Section 3.2(b); provided further that the Purchaser does not waive any right to consent, disagree or otherwise bring a claim with respect to the Disclosed Leakage pursuant to the terms hereunder.

(b)

No later than 5:00 pm, New York time, on the day prior to Closing Date, the Seller will deliver to the Purchaser a final certificate setting forth the matters described in Section 3.2(a) and the final aggregate amount of the Disclosed Leakage. At the Closing, such aggregate amount of the Disclosed Leakage as set forth in such certificate shall reduce the Purchase Price paid under Section 2.3(a).

3.3	Leakage Claim

(a)

If the Purchaser becomes aware of any matter that gives or may give rise to a claim for Leakage (other than Permitted Leakage and Disclosed Leakage that has been paid out) (“Leakage Claim”), it shall give notice of the Leakage Claim (“Leakage Claim Notice”) to the Seller promptly upon it becoming aware of the matter to which the Leakage Claim relates. The notice of the Leakage shall set out (i) reasonable details of the matter to which the Leakage Claim relates; (ii) the basis for the claim; (iii) if reasonably practicable, an estimate of the amount of the Leakage Claim, accompanied with any supporting information and documentation; and (iv) a demand for payment for the Leakage Claim subject to Section 3.3(f). Failure to provide timely notice shall not have an effect on the Purchaser’s ability to recover hereunder, unless Seller is materially prejudiced by such failure.

(b)	Within thirty (30) days after delivery of a Leakage Claim Notice, the Seller shall deliver to the Purchaser a written response in which the Seller will either:

(i)	agree that the Purchaser is entitled to make the Leakage Claim; or

(ii)

dispute the Purchaser’s entitlement to make the Leakage Claim by delivering to the Purchaser a written notice of objection (a “Leakage Objection Notice”) setting forth in reasonable detail (A) each disputed item and (B) the basis for each disputed item and certifying that all such disputed items are being disputed in good faith.

(c)

If the Seller (i) delivers to the Purchaser a written response agreeing that the Purchaser are entitled to make the Leakage Claim or (ii) fails to respond to the Purchaser within thirty (30) days after delivery of the Leakage Claim Notice, the Seller will be deemed to have irrevocably accepted the Leakage Claim Notice and irrevocably agreed to pay for the Leakage Claim.

(d)

If the Seller delivers a Leakage Objection Notice to the Purchaser within thirty (30) days after delivery of the Leakage Claim Notice, then the Dispute may be resolved in accordance with the provisions of Section 11.10.

(e)

All costs and expenses incurred by the Purchaser or the Seller in connection with bringing and disputing the Leakage Claim (the “Leakage Dispute Costs”) shall ultimately be borne, upon the final resolution of the Dispute in accordance with the provisions of Section 11.10, in proportion to the allocation made by relevant arbitral tribunal of disputed items weighted in relation to the claims made by the Purchaser or the Seller, such that the prevailing party pays the lesser proportion of the Leakage Dispute Costs. For example, if the Purchaser claims that the amount of the Leakage is $1,000 greater than the amount of the Leakage contained in Seller’s Leakage Objection Notice in accordance with Section 3.2(b) and if the arbitral tribunal, in accordance with Section 11.10, ultimately resolves the dispute by awarding to the Purchaser $300 of the $1,000 contested, then the Leakage Dispute Costs will be allocated 30% (i.e., 300 ÷ 1,000) to the Purchaser and 70% (i.e., 700 ÷ 1,000) to the Seller.

(f)

Without prejudice to Section 10.3(f), any amount payable by the Seller under this Section 3.3 shall be satisfied directly by the Seller, by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser within five (5) Business Days of the determination of such amount in accordance with the procedures in Section 10.3(e).

(g)

The Liability of the Seller pursuant to Section 3.1 and Section 3.3 shall terminate on the date falling twelve (12) months following the Closing Date, unless prior to that date any Leakage Claim has been duly notified by the Purchaser in compliance with Section 3.3(a), in which case, the Seller will remain liable until that Leakage Claim has been satisfied, settled, withdrawn or otherwise discharged. Except under this Section 3.3(f), the Seller’s payment obligations under Section 3.2 and Section 3.3 are not qualified by any other limitation provided in this Agreement.

3.4	Adjustment to Purchase Price

To the extent permitted by applicable Law, any payment made by the Seller to the Purchaser pursuant to Section 3.3 will be treated as an adjustment to the Purchase Price, save that the Purchase Price shall not be treated as less than zero in consequence of the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller (and solely with respect to the Belgium IP Provisions, Radisson Belgium) represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth in the disclosure schedule as set forth in Exhibit 6 (the “Seller Disclosure Schedule”); provided, that no representations and warranties are made as to the operations of the Acquired Companies outside the Territory to the extent that the assets and Liabilities related to such operations were assigned out of such Acquired Companies:

4.1	Incorporation, qualification and authority of the Seller, the Company and Radisson Belgium

(a)

The Seller is duly incorporated, formed or organized, validly existing and in good standing under the Laws of the State of Minnesota and has all necessary corporate power to enter into and consummate the transaction contemplated by, and carry out its obligations under this Agreement to be executed by it (or any of its Affiliates). The execution and delivery by the Seller of this Agreement and the consummation by it of the transaction contemplated by, and the performance by it of its obligations under, this Agreement have been duly authorized by all requisite corporate action on its part. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law) (the “Insolvency and Equity Exceptions”).

(b)	The Company is a company duly formed or organized, validly existing and in good standing under the Laws of the State of Minnesota, USA.

(c)

The Guarantor is duly incorporated, formed or organized, validly existing and in good standing under the Laws of Sweden and has all necessary corporate power to enter into and consummate the transaction contemplated by, and carry out its obligations under this Agreement to be executed by it (or any of its Affiliates). The execution and delivery by the Guarantor of this Agreement and the consummation by it of the transaction contemplated by, and the performance by it of its obligations under, this Agreement have been duly authorized by all requisite corporate action on its part. This Agreement has been duly executed and delivered by the Guarantor, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to Insolvency and Equity Exceptions.

(d)

Radisson Belgium is duly incorporated, formed or organized, validly existing and in good standing under the Laws of Belgium and, has all necessary corporate power to enter into and consummate the transaction contemplated by, and carry out its obligations under this Agreement and the Radisson Belgium Trademark Assignment Agreement and the transactions contemplated hereby and thereby. The execution and delivery of Radisson Belgium of this Agreement and the consummation by it of the transaction contemplated by, and the performance by it of its obligations under, this Agreement and the Radisson Belgium Trademark Assignment Agreement have been duly authorized by all requisite corporate action on its part.

4.2	Incorporation; authority of the Acquired Companies

(a)

Each of the Acquired Companies is a corporation or other organization duly incorporated, formed or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.

(b)

Section 4.2(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of the jurisdiction of incorporation or formation of each of the Acquired Companies and the jurisdictions in which it is authorized to do business. No Acquired Company is in material violation of any provision of its certificate of incorporation, bylaws, articles of association or other comparable organizational documents.

4.3	Title to Shares; capital structure of the Acquired Companies

(a)

The Seller directly legally and beneficially owns the Shares together with all accrued rights and benefits attached thereto free and clear of all Encumbrances (other than restrictions on transfer that arise solely under applicable Securities Laws or this Agreement), and the Seller has the corporate or other applicable organizational power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement.

(b)

Section 4.3(b) of the Seller Disclosure Schedule sets forth the capitalization of each of the Acquired Companies and the issued and outstanding Equity Interests of each of Acquired Companies. All of the outstanding shares of each of the Acquired Companies have been duly authorized and validly issued, are fully paid (or deemed fully paid) and nonassessable (to the extent such concept is applicable) and were not issued in material violation of any preemptive rights. All of the outstanding Equity Interests of each Subsidiary of the Company are owned by the Company or by a Subsidiary of the Company free and clear of all Encumbrances (other than restrictions on transfer that arise under applicable Securities Laws).

(c)

Other than Equity Interests of the Acquired Companies and except as set on forth Section 4.3(c) of the Seller Disclosure Schedule, the Company does not directly or indirectly own any Equity Interests of any other Person. All Equity Interests set forth in Section 4.3(c) of the Seller Disclosure Schedule are owned by the applicable Acquired Company, free and clear of all Encumbrances (other than restrictions on transfer that arise under applicable Securities Laws).

4.4	No conflict

(a)

Subject to all of the conditions precedent set forth in Article 7 being satisfied, the execution, delivery and performance by the Seller, the Company and the Guarantor of this Agreement and the Ancillary Agreements and the consummation by the Seller, the Company and the Guarantor of the transaction contemplated hereby and thereby do not and will not: (i) violate or conflict with the certificate of incorporation, bylaws, articles of association or other organizational documents of any of the Seller, the Company, the Guarantor, or any Acquired Company, or (ii) conflict with or violate in any material respect any applicable Law, Judgment, Privacy Policy or any Governmental Authorization applicable to any of the Seller, the Company, the Guarantor, or any Acquired Company. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under or give rise to a right of acceleration, termination, Loss of benefits or rights or cancellation, require novation or the consent of or provision of notice to any third party or result in any Encumbrance on any of the Equity Interests or assets of the Acquired Companies, give rise to any additional payment by, or obligation of, the Acquired Companies, or trigger the right of any Person to acquire all or any part of the Shares pursuant to a preferential right, preemptive right, right of first refusal or offer, buy-sell arrangement or otherwise under any permit or authorization or Contract to which the Seller, Guarantor or any of the Acquired Companies is a party or by which the Seller, Guarantor or any of the Acquired Companies is bound, except where the conflict, violation, breach, default, acceleration, termination, Loss of benefits or rights, cancellation, novation, notice or Encumbrance would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

(b)

Subject to all of the conditions precedent set forth in Article 7 being satisfied, the execution, delivery and performance by Radisson Belgium of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Radisson Belgium of the transaction contemplated hereby and thereby do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws, articles of association or other organizational documents of Radisson Belgium, or (b) conflict with or violate in any material respect any applicable Law, Judgment, Privacy Policy or any Governmental Authorization applicable to Radisson Belgium. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under or give rise to a right of acceleration, termination, Loss of benefits or rights or cancellation, require novation or the consent of or provision of notice to any third party or result in any Encumbrance on any of the Equity Interests or assets of Radisson Belgium, give rise to any additional payment by, or obligation of, Radisson Belgium, or trigger the right of any Person to acquire all or any part of the Shares pursuant to a preferential right, preemptive right, right of first refusal or offer, buy-sell arrangement or otherwise under any permit or authorization or Contract to which Radisson Belgium is a party or by which Radisson Belgium is bound, except where the conflict, violation, breach, default, acceleration, termination, Loss of benefits or rights, cancellation, novation, notice or

Encumbrance would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

4.5	Consents and approvals

(a)

For the execution of this Agreement and the consummation of the transaction hereunder, the execution and delivery by the Seller, the Company and the Guarantor of this Agreement do not, and the performance and consummation of the transaction contemplated hereby will not, require any Consent, approval, authorization filing with or to any Governmental Authority, except (a) in connection, or in compliance, with the Required Regulatory Approvals or (b) where the failure to obtain such Consent, approval or authorization, or to make such filing or notification, would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

(b)

For the execution of this Agreement and the consummation of the transaction hereunder, the execution and delivery by Radisson Belgium of this Agreement does not, and the performance and consummation of the transaction contemplated hereby will not, require any Consent, approval, authorization filing with or to any Governmental Authority, except (a) in connection, or in compliance, with the Required Regulatory Approvals or (b) where the failure to obtain such Consent, approval or authorization, or to make such filing or notification, would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

4.6	Financial information; absence of undisclosed Liabilities and accounts receivable

(a)

Section 4.6(a) of the Seller Disclosure Schedule sets forth (i) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2021 and the related audited statements of income and cash flows of the Acquired Companies for the twelve months ended December 31, 2021 (the “Locked Box Statements”), (ii) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2020 and December 31, 2019 and the related audited statements of income and cash flows of the Acquired Companies for the fiscal years ended December 31, 2020 and December 31, 2019 (the “Audited Statements”) and (iii) the unaudited consolidated balance sheet of the Acquired Companies as of March 31, 2022 and the related unaudited statements of income and cash flows of the Acquired Company for the three months ended March 31, 2022 (the “Unaudited Statements”, and together with the Audited Statements and Locked Box Statements, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout all of the periods covered by the Company Financial Statements, subject to, in the case of the Unaudited Statements, the absence of explanatory footnote disclosures that are not material, (ii) in the case of the Locked Box Statements, give a true and fair view of the assets and Liabilities of the Company and the Acquired Companies taken as a whole as at the Locked Box Date. No financial statements of any Person other than the Acquired Companies are included (or required by GAAP to be included) in the Company Financial Statements and (iii) have been prepared from the underlying books and records that have been provided to the Purchaser.

(b)

There are no Liabilities or obligations of the Company or the Acquired Companies of any nature, asserted or unasserted, matured or unmatured, whether or not accrued or otherwise, contingent or otherwise that would be material to the Business, other than those that (i) are disclosed or reserved against in the Company Financial Statements (including in the notes and schedules to the corresponding the Company Financial Statement) or (ii) that constitute immaterial Liabilities that have been incurred in the ordinary course of business of the Acquired Companies since the Locked Box Date and do not result from the breach or violation of any Law or Contract.

(c)

Except as set forth in Section 4.6(c) of the Seller Disclosure Schedule, there are no off-balance sheet arrangements, within the meaning of Item 303 of Regulation S-K of the United States Securities and Exchange Commission to which any Acquired Company is a party or bound.

(d)	Section 4.6(d) of the Seller Disclosure Schedule sets forth a true and accurate schedule of the Indebtedness as of the Locked Box Date.

4.7	No Material Adverse Effect; Absence of Changes

From the Locked Box Date through the date of this Agreement, (i) the Company and the Acquired Companies have conducted their businesses in the ordinary course of business consistent with past practice, (ii) no Material Adverse Effect has occurred, and (iii) none of the Company or any of the Acquired Companies has taken any action which, if taken after the execution and delivery of this Agreement, would have required the consent of the Purchaser pursuant to Section 6.2(b) hereof, or has entered into any agreement, commitment or transaction with respect to any of the foregoing (other than, with respect to Section 6.2(b)(xvi), actions in the ordinary course of business).

4.8	Absence of litigation

(a)

Except as set forth in Section 4.8 of the Seller Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Seller, threatened in writing, against any of the Company, the Acquired Companies, or any of their respective officers or directors (or similar party) or to which any of the Company, the Acquired Companies, or any of their respective officers or directors (or similar party) is a party that would, if decided against the Company or the Acquired Company, be reasonably likely to individually or in the aggregate, be material to the Business taken as a whole or interfere with, prevent, or materially delay the ability of the Seller to consummate the transaction contemplated by, or perform its obligations under, this Agreement. None of the Company, any of the Acquired Companies, or any of their respective directors or officers (or similar party) is a party to or subject to, or in default under, any Judgment, order or decree of any Governmental Authority (“Order”) to which the Company or any of the Acquired Companies is a party or to which it is subject that is material to the Business taken as a whole.

(b)

Except as set forth in Section 4.8 of the Seller Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Seller, threatened in writing, against Radisson Belgium or any of its officers or directors (or similar party) or to which Radisson Belgium or any of its respective officers or directors (or similar party) is a party that would, if decided against Radisson Belgium, be reasonably likely to individually or in the aggregate, be material to the Business taken as a whole or interfere with, prevent, or materially delay the ability of the Seller to consummate the transaction contemplated by, or perform its obligations under, this Agreement. Neither Radisson Belgium nor any of its directors or officers (or similar party) is a party to or subject to, or in default under, any Order to which the Company or any of the Acquired Companies is a party or to which it is subject that is material to the Business, taken as a whole.

4.9	Compliance with Laws

(a)

The Company and each of the Acquired Companies is in compliance with all Laws applicable to them or the Business, properties or assets, except where the failure to be in compliance would not, individually or in the aggregate be material to the Acquired Companies, taken as a whole.

(b)

Solely with respect to the Americas Intellectual Property, Radisson Belgium is in compliance with all Laws applicable to them or the Business, properties or assets, except where the failure to be in compliance would not, individually or in the aggregate be material to the Acquired Companies, taken as a whole.

(c)

The Company, Acquired Companies and, all of the Acquired Companies’ respective Affiliates and Business Employees acting on their behalf, are, and have been since the Prior Transaction Date, in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption or anti-bribery Laws or regulations as of the date hereof (collectively, the “Anti-Corruption Laws”).

(d)

The Company and each of the Acquired Companies, and to the Seller’s Knowledge, all of the respective Affiliates and Business Employees acting on their behalf, are, and have been in the past three years, in material compliance with all Global Trade Laws. Neither the Company, nor the Acquired Companies or, to the Seller’s Knowledge, any of the respective Affiliates or Business Employees acting on their behalf, are or have previously been a Restricted Party. The Company and its Subsidiaries and, to the Company’s Knowledge, the Company’s and its Subsidiaries’ respective Affiliates and Business Employees acting on their behalf, are not, and have not, directly or knowingly indirectly engaged in any business with, or used any corporate funds to contribute to or finance the activities of, any Restricted Party or in any Country or territory subject to Sanctions (including those countries subject to comprehensive US Sanctions, i.e., Cuba, Crimea, Luhansk and Donetsk Regions of Ukraine, Iran, North Korea, and Syria).

(e)

(i) In the past three years, neither the Company, nor the Acquired Companies, or, to the Seller’s Knowledge, any of the Company’s and Acquired Companies’ respective Affiliates or Business Employees acting on their behalf, have been the subjects of any investigations, reviews, audits, or inquiries by a Governmental Authority related to Anti-Corruption Laws or Global Trade Laws and (ii) no investigation, review, audit, or inquiry by any Governmental Authority with respect to Anti-Corruption Laws or Global Trade Laws is pending or, to the Seller’s Knowledge, threatened.

(f)

The Company and each of the Acquired Companies, and to the Seller’s Knowledge, all of the respective Affiliates and Business Employees acting on their behalf, (i) have not been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), (ii) are not under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws, and (iii) have not been assessed civil penalties under any Anti-Money Laundering Laws.

4.10	Governmental Authorizations

Except as set forth on Section 4.10 of the Seller Disclosure Schedule, or as has not or would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of the Acquired Companies possess all Governmental Authorizations required under applicable Laws to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and (ii) as of the date hereof, there is no Proceeding by or before any Governmental Authority pending or, to the Seller’s Knowledge, threatened regarding the revocation of any such Governmental Authorization or a declaration of any such Governmental Authorization as invalid. No fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a breach, violation or default under such Governmental Authorization or give any Governmental Authority grounds to suspend, revoke or terminate any such Governmental Authorization except as has not or would not reasonably be expected to be, individually or in the aggregate, material to the Business.

4.11	Intellectual Property

(a)

The Acquired Companies own or otherwise possess valid and legally enforceable rights to use all material Intellectual Property owned, created, acquired, licensed or used by any Acquired Company in connection with the Business immediately prior to the Closing Date (collectively, the “Americas Intellectual Property”). Except as disclosed in Section 4.11(a) to the Seller Disclosure Schedule, the Transferred Intellectual Property constitutes all Intellectual Property owned or purported to be owned by Radisson Belgium that is used in connection with the

Business. Section 4.11(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all the registered Intellectual Property, including all patents, registered copyrights, registered Trademarks, and any applications for the foregoing, together with any domain names and social media accounts and identifiers, which constitute Owned Intellectual Property (the “Owned Registered Intellectual Property”), and identifying for each of the foregoing (i) the owner of such registered Intellectual Property, (ii) the applicable jurisdiction in which such registered Intellectual Property was registered or applied for, and (iii) the applicable registration number, serial number or application number, and also an accurate and complete list of all material unregistered Trademarks and Software which constitute Owned Intellectual Property. Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, the Acquired Companies or Radisson Belgium are the sole and exclusive owners of all right, title and interest in the Owned Intellectual Property (including ownership of pending and accrued causes of action for infringement and misappropriation and the sole and exclusive right to bring actions for infringement and misappropriation), free of all payment obligations and other Encumbrances, other than Permitted Encumbrances and Encumbrances related to Indebtedness that will be fully released at Closing, and are not subject to any Judgments on use or otherwise. Immediately after the Closing, the Acquired Companies or Purchaser, as applicable, will be the sole and exclusive owners of, and will have valid title to, except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, all Owned Intellectual Property, and will otherwise have the valid and legally enforceable right to use the other Americas Intellectual Property on terms no less favorable than that which the Acquired Companies had immediately prior to the Closing. Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, immediately after Closing, none of Seller, its then-existing Affiliates, Radisson Belgium and Guarantor will own or control any Owned Intellectual Property.

(b)

Except as disclosed in Section 4.11(b) of the Seller Disclosure Schedule, as of the date hereof, (i) all Contracts under which any third party has licensed or sublicensed to any Acquired Company or otherwise authorized or granted rights to any Acquired Company to use any material Intellectual Property (the “Third Party Intellectual Property”), is the subject of written or electronic agreements, valid and binding upon the parties thereto, each of which has not been terminated or repudiated, and to the Knowledge of the Seller, is enforceable in accordance with the terms thereof, (ii) each Acquired Company is and has been in full compliance with all applicable material terms and requirements thereof, including any payments of royalties thereunder, (iii) to the Knowledge of the Seller, there has occurred no event that, with notice or the passage of time or otherwise, would constitute a material default thereunder or grounds for termination or modification thereof or for the imposition of any charge or penalty thereunder, (iv) no written notice of a default has been received by any Acquired Company thereunder, and (v) the execution, delivery, or performance of Seller’s obligations hereunder will not result in such a default, or otherwise impair each Acquired Company’s rights under such Third Party Intellectual Property.

(c)

The Owned Intellectual Property are solely and exclusively owned by an Acquired Company or Radisson Belgium, free of all payment obligations and other Encumbrances, other than Permitted Encumbrances and Encumbrances related to Indebtedness that will be fully released at Closing, and are not subject to any Judgments on use or otherwise.

(d)

All Owned Registered Intellectual Property is subsisting and, to the Knowledge of the Seller, valid, and enforceable under applicable Law for those respective categories of Intellectual Property. All Owned Registered Intellectual Property have been duly filed, registered, issued and maintained with appropriate Governmental Authority in appropriate jurisdictions, and each such filing, registration and issuance (i) remains substituting, unexpired and, to the Knowledge of the Seller, valid and binding and (ii) has not been cancelled, abandoned, or otherwise terminated, except with respect to those applications or registrations that have been allowed to lapse in the ordinary course upon exercise of reasonable business judgment. All registration, maintenance and renewal fees in connection with each item of Owned Registered Intellectual Property have been made and all necessary documents, fees and certificates have been filed with the relevant Governmental Authority for purposes of maintaining such Intellectual Property. Except as set forth in Section 4.11(d) of the Seller Disclosure Schedule, immediately after the Closing, the Acquired Companies will have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Owned Intellectual Property.

(e)

Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, to the Knowledge of the Seller, within the three years ending on the date of this Agreement, no Person has materially infringed or misappropriated or is currently materially infringing or misappropriating any of the Owned Intellectual Property. Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, immediately after the Closing, the Acquired Companies will have sole rights to bring actions for infringement or misappropriation of the Owned Intellectual Property. Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, no Acquired Company or Radisson Belgium has commenced or threatened any Proceeding, or asserted any written allegation or claim, against any Person for material infringement or material misappropriation of the Owned Intellectual Property or material breach of any Contract involving the Owned Intellectual Property since the Prior Transaction Date, and to the Knowledge of the Seller there is no factual basis for such a Proceeding or claim.

(f)

Neither the conduct of the Business, the products or services of the Acquired Companies, nor any Acquired Company’s creation, use, license or other transfer, as the case may be, of the Owned Intellectual Property materially violates, infringes, misappropriates, misuses, or otherwise conflicts with, or has materially violated, infringed, misappropriated, misused, or otherwise conflicted with, any other Person’s Intellectual Property (including without limitation any right of privacy or publicity), provided that, with respect to patents, the foregoing representation is being made to the Seller’s Knowledge. Except as set forth in Section 4.11(f) of the Seller Disclosure Schedule, since the Prior Transaction Date to the date hereof, (i) no Acquired Company or Radisson Belgium has received any written notice, threat, offer to license, allegation or claim from any Person alleging that any Acquired Company or the Business, violates, infringes, misappropriates, misuses, or otherwise conflicts with or has violated, infringed, misappropriated, misused, or otherwise conflicted with, any Person’s Intellectual Property, and (ii) there are no pending or threatened in writing material disputes of any kind between any Acquired Company or Radisson Belgium and any other Person relating to material Owned Intellectual Property.

(g)

Since the Prior Transaction Date, each Acquired Company has taken commercially reasonable steps necessary to protect, preserve and maintain the confidentiality of all trade secrets and material confidential business information included in the Owned Intellectual Property, and there has been no misappropriation or unauthorized use, access or disclosure of same. Since the Prior Transaction Date, each Acquired Company has taken commercially reasonable steps necessary to comply with all duties of such Acquired Company to protect the confidentiality of information provided to such Acquired Company by any other Person. All developers, creators, inventors, and authors of material Intellectual Property by or the Business have irrevocably and presently assigned in writing all of their rights, title, and interest to such Intellectual Property to the Acquired Companies that do not vest initially in the Acquired Companies by operation of Law.

(h)

Since the Prior Transaction Date, each Acquired Company has taken commercially reasonable steps to assure that Software and data residing on or processed by or as part of its computer networks or licensed or otherwise distributed to customers, licenses or Franchisees is free of viruses and other disruptive technological means. To the Knowledge of the Seller, none of the Company Systems contain any computer code or other mechanism of any kind designed to (A) disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or (B) misuse, gain unauthorized access to or misappropriate any business information or Personal Information, including worms, bombs, backdoors, clocks, timers, or other disabling device codes, or designs or routines that cause Software or information to be erased (other than deletions in the ordinary course of business), inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command. The Acquired Companies have implemented commercially reasonable back-up and disaster recovery plans, procedures and facilities that are consistent with applicable Law and that are designed to ensure the continued operation of the Business in the event of a disaster or business interruption.

4.12	Environmental matters

Except as set forth in Section 4.12 of the Seller Disclosure Schedule or any matter that would not be material to the Business taken as a whole: (a) as of the date of this Agreement, the Company and the Acquired Companies are in compliance with and, since the Prior Transaction Date, have materially complied with, all applicable Environmental Laws, which compliance includes obtaining and maintaining all applicable licenses, except for noncompliance that would not result in an Acquired Company incurring material costs or Liabilities under any Environmental Laws; (b) no Acquired Company has placed any Hazardous Material on any of the Owned Real Property or Leased Real Property such that an Acquired Company would reasonably be expected to incur Liability as a result thereof or with respect thereto; (c) no Hazardous Material has been disposed of or released at, on, under or from any of the Owned Real Property or Leased Real Property or any other real property currently or formerly owned, operated or leased by a Acquired Company such that an Acquired Company would reasonably be expected to incur Liability as a result thereof or with respect thereto; (d) the Acquired Companies have not received as of the date hereof, in writing, (i) any request for information from any Governmental Authority under any Environmental Law or (ii) any notice or demand letter from any Person indicating that such Acquired Company may be in violation of or subject to Liability under any applicable Environmental Law; and (e) no Acquired Company has received any written notice, as of the date hereof, of any civil, criminal or administrative Proceedings against any Acquired Company relating to any violation, or alleged violation, of or Liability under any Environmental Law, and to the Knowledge of the Seller, no such Proceedings are threatened.

4.13	Material Contracts

(a)

Section 4.13(a) of the Seller Disclosure Schedule sets forth a list of all Contracts of the type described below (against the applicable subsection specified below) to which, as of the date of this Agreement, any Company or any of the Acquired Companies is a party or bound or by which any assets or properties of any Company or any of the Acquired Companies are bound (each Contract, a “Material Contract”):

(i)

Any Contract to which the Seller or any of its Affiliates (other than the Acquired Companies) are a party or by which the Seller or any of its Affiliates (other than the Acquired Companies) are bound, on the one hand, and to which the Company or an Acquired Company are a party or by which the Company or an Acquired Company are bound, on the other hand;

(ii)

any Contract (other than a Contract that is required to be disclosed pursuant to another clause of this Section 4.13(a)) for the purchase or sale by any Company or any of the Acquired Companies of materials, supplies, goods, services, equipment or assets that has a remaining term of more than one (1) year and is not terminable without penalty within ninety (90) days’ notice and, during the twelve (12) month period ended December 31, 2021, required payments by the Company or any of the Acquired Companies or to the Company or any of the Acquired Companies of USD $500,000 or more;

(iii)

any master franchise agreement to which the Company or an Acquired Company is party as the franchisor or licensor in Territory, master development agreement or hotel management agreement to which the Company or an Acquired Company is party as the manager;

(iv)

any franchise or license agreement (including any master franchise or license agreement) to which the Company or an Acquired Company is party as the franchisor or licensor in Territory (collectively, the “Franchise Agreements”), in each case the payments of recurring fees received by the Company or any of the Acquired Companies during the twelve (12) month period ended December 31, 2021 were in excess of USD $500,000;

(v)

any Contract with a third party distribution intermediary (e.g., online travel agencies, consortia, travel management companies or global distribution systems) that produced more than 300,000 room nights for the Acquired Companies during the twelve (12) month period ended December 31, 2021;

(vi)

any Contract that contains restrictive covenants that prohibit or materially restrict any of the Company or any of the Acquired Companies from freely engaging in any business or in any geographic territory or market or in any business activity (other than the solicitation, hiring or engagement of any Person but including the solicitation of any customer);

(vii)	any Contract containing covenants or other obligations granting or containing any current or future obligations regarding exclusive rights;

(viii)	any Contract containing a most favored nation provision with respect to pricing and/or payment terms;

(ix)

any mortgage, indenture, note, bond, credit agreement, loan agreement, financing agreement or other agreement relating to Indebtedness incurred by the Acquired Companies (other than Indebtedness owed to any other Acquired Company) with an outstanding principal amount or undrawn commitment in excess of USD $100,000;

(x)	any Contract for a partnership, joint venture, strategic alliance or other similar equity investment agreement with any Person other than the Company or any of the Acquired Companies;

(xi)

any Contract for the acquisition of any real property, Person or any business unit thereof or the disposition of any assets of the Acquired Companies entered since the Prior Transaction Date (other than in the ordinary course), in each case (A) involving payments in excess of USD $3,000,000; (B) providing for earn-out, deferred or contingent purchase price or similar contingent payment obligations on the part of any Acquired Company in excess of USD $500,000 that have not been paid prior to the date of this Agreement; or (C) contain non-competition or non-solicitation obligations (or other comparable obligations that would materially restrict the operation of the Business) that continue to be in effect as of the date of this Agreement;

(xii)

any Contract relating to any employment or similar agreement requiring payment by the Company or any of the Acquired Companies of annual base compensation in excess of USD $200,000 for any officer, employee, or other individual service provider of any of the Acquired Companies;

(xiii)	any Contract to which a member of the board of directors, or similar governing body, of the Company or an Acquired Company is a party or to which he/she is bound;

(xiv)

any Contract or benefit plan that provides for a payment, benefit or accelerated vesting upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by this Agreement;

(xv)

any Contract providing for payment of severance upon the termination of employment or service with any officer, individual employee, or other individual service provider on a full-time, part-time, consulting or other basis;

(xvi)

each Real Property Lease and each other lease, guaranty, sublease, license, sublicense and other occupancy agreement for the leasing, subleasing, licensing, sublicensing, use, or occupancy of, or otherwise granting a right in, any real property (excluding franchise agreements), including the Leased Real Property, including all amendments, supplements, modifications, replacements and restatements of the foregoing;

(xvii)	any Collective Bargaining Agreement;

(xviii)

any Contract that prohibits the payment of dividends or distributions in respect of the Equity Interests of any Acquired Company, prohibits the pledging of the Equity Interests of any Acquired Company or prohibits the issuance of guarantees by any Acquired Company;

(xix)

any (A) Contract that is a settlement or similar agreement with any Governmental Authority, or (B) a Governmental Authorization or Consent of a Governmental Authority to which any Company or any of the Acquired Companies is currently subject, in each case involving material performance by the Company or any of the Acquired Companies;

(xx)

any Contract pursuant to which any Acquired Company has an obligation to make an investment in or loan to any other Person (which, for the avoidance of doubt, does not include provision of key money to any Person) in excess of USD $250,000;

(xxi)

any settlement agreement under which the Acquired Companies are required to make payments in excess of USD $100,000 or that contain material non-monetary obligations that were entered into in the past three (3) years;

(xxii)	any Contract with a Governmental Authority;

(xxiii)

license agreements, covenants not to sue, coexistence agreements and other Contracts (other than franchise agreements) through which any of the Acquired Companies (or, solely with respect to any Transferred Intellectual Property, Radisson Belgium) grants or receives rights to use any material Intellectual Property, excluding any contract under which Shrinkwrap Software is licensed or made available to the Acquired Companies; and

(xxiv)	any Contract for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges.

(b)

The Seller has made or will make available to the Purchaser true, accurate and complete copies of all Material Contracts. Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Seller and any Acquired Company, as applicable. Neither the Seller nor, to the Knowledge of the Seller, any other party to any Material Contract, has materially breached or defaulted under, or has improperly terminated, revoked or accelerated, any Material Contract, and, there exists no condition or event which, after notice, lapse of time or both, would constitute any such material breach, default, termination, revocation or acceleration. The Seller has not received written notice of material breach or default under any Material Contract or any written notice of intention to terminate any Material Contract.

4.14	Franchise Agreements

(a)

Section 4.14(a) of the Seller Disclosure Schedule sets forth each Franchise Agreement that is effective as of the date hereof, together with, the opening date of each property operating under each such Franchise Agreement that has opened as of the date hereof (and, with respect to any property that has not yet opened as of the date hereof, noting the anticipated opening date of each such property, to the extent such opening date is reasonably available), along with the name, address and phone number (as available) of each Franchisee.

(b)	In connection with the franchise registration and disclosure obligations of the Acquired Companies and their franchise offers and sales since the Prior Transaction Date:

(i)

Section 4.14(b) of the Seller Disclosure Schedule sets forth a true and correct list of all currently effective state franchise registrations, state franchise exemption filings, state business opportunity law exemption filings obtained by the Acquired Companies. The Acquired Companies have made all required filings to be registered under (or to be deemed exempt from) the Federal Trade Commission Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” as amended, 16 C.F.R., Part 436 (the “FTC Rule”), and all applicable Laws of the jurisdictions comprising the Territory, or other Governmental Authority, regulating the offer and sale of franchises in the Territory (collectively, including the FTC Rule, the “Franchise Laws”), have obtained registration or qualified for exemption under such Franchise Laws before engaging in making any offer or sale of franchises in any jurisdiction in the Territory where such registration or exemption is required, and have made on a timely and accurate basis all required additional filings under the Franchise Laws, including, filings with respect to material changes, advertising, salespersons, amendments and renewals.

(ii)

With respect to the franchises sold since the Prior Transaction Date, the offer and sale thereof complied at the time such offer and sale was made, in all material respects with all Franchise Laws applicable in the jurisdiction in the Territory in which such franchise is or will be located.

(iii)

Each franchise disclosure document (“Franchise Disclosure Document”) as set forth on Section 4.14(b)(iii) of Seller Disclosure Schedule of the Acquired Companies delivered since the Prior Transaction Date, was prepared in material compliance with the Franchise Laws applicable in the jurisdiction in the Territory in which such franchise is or will be located. The Company has made available to Purchaser correct and complete copies of each Franchise Disclosure Document.

(iv)

The Acquired Companies have not been notified or, to the Seller’s Knowledge, are not subject to a violation of the Franchise Laws, and the Acquired Companies are not now the subject of any cease and desist order, stop order or other Proceeding issued by a Governmental Authority in any jurisdiction in the Territory regarding any Acquired Company’s franchising activities, and there is no such Order or Proceeding threatened in writing that would prohibit or impede the Acquired Companies’ ability to offer and enter into Franchise Agreements in any material respect.

(v)

Except pursuant to Franchise Agreements, no Acquired Company has offered or sold, or otherwise granted rights, to any party, conferring upon that party area representative, master franchise, subfranchise or other multi-unit or multi-level rights in the Territory.

(c)

The Seller has made available to Purchaser correct and complete copies of all material correspondence with Governmental Authorities in the Territory concerning compliance with the Franchise Laws, the Franchise Disclosure Documents and Franchise Agreements with current and past Franchisees in the Territory, in all cases since the Prior Transaction Date. Since the Prior Transaction Date, the Acquired Companies have not, in any of the Franchise Disclosure Documents or franchise filings with the Governmental Authorities in the Territory, made any untrue statement of a material fact, or omitted to state any material fact necessary to make the statements made by any Acquired Company in the Franchise Disclosure Documents or franchise filings, taken as a whole, not materially misleading, in connection with the offer or sale of any franchise or business opportunity.

(d)

Since the Prior Transaction Date, no Acquired Company has authorized their officers, salespersons and/or other representatives to furnish to prospective Franchisees any materials or information outside of the Franchise Disclosure Documents that could be construed as “earnings claim” information or a “financial performance representation” in violation of the requirements specified in the applicable Franchise Laws; and to the Knowledge of the Seller, no such financial performance representation outside of the Franchise Disclosure Documents in violation of applicable Franchise Laws has ever been made to any prospective Franchisee by any Acquired Company or any of their officers, salespersons or representatives.

(e)

Since the Prior Transaction Date, no provision regarding the calculation and payment of royalty fees in any Franchise Agreement still in effect has been waived, altered or modified in any respect (other than as negotiated in the ordinary course) materially adverse to any Acquired Company other than in the ordinary course of business; no right of rescission, set-off, counterclaim or defense has been asserted in writing, or to the Knowledge of the Seller, is threatened, with respect to any Franchise Agreement.

(f)

Since the Prior Transaction Date and except as set forth on Section 4.14(f) of the Seller Disclosure Schedule, there is no current or pending, or, to the Knowledge of the Seller, threatened, Proceeding by any Governmental Authority against any Acquired Company regarding its offer and sale of franchises, its franchise network, or otherwise related to the Acquired Companies’ compliance with any Franchise Laws.

(g)

Since the Prior Transaction Date and except as set forth on Section 4.14(g) of the Seller Disclosure Schedule, as of the date hereof, the Acquired Companies have received no written notice from any Franchisee setting forth any grounds for a dispute which is reasonably likely to be material, and, to the Knowledge of the Seller, there is no reasonable basis for any such dispute. To the Knowledge of the Seller, there is no Proceeding either pending or threatened against any Franchisee which is reasonably likely to be material to any Acquired Company.

(h)

Since the Prior Transaction Date, all collections with respect to any advertising funds or advertising cooperatives in the Territory maintained by any Acquired Company have been collected in accordance with the terms and conditions of each Franchise Agreement in all material respects. Since the Prior Transaction Date, the Acquired Companies have properly accounted for all payments made by each Franchisee with respect to any such fund or cooperative. There are no loans owed to or owing from any such fund or cooperative in the Territory. There have been no written allegations that any of the expenditures from any such fund or cooperative have been improperly collected, accounted for, maintained, used or applied.

(i)	Except as described in a Franchise Disclosure Document, no franchise association in the Territory, whether independent or sponsored by any Acquired Company, currently exists.

(j)

Neither the Company nor Radisson Belgium has granted any Franchisee any protected territory, exclusive territory or option with respect to any Trademark, trade name, service mark, service name, brand, trade dress, logo or other proprietary right that is part of the Owned Intellectual Property.

(k)

Except as set forth on Section 4.14(k) of the Seller Disclosure Schedule, since the Prior Transaction Date, the Company has not used brokers or finders in connection with the offer and sale of the Company franchises.

(l)	With respect to all operations manuals, reference manuals, design manuals and other system and/or brand standards, manuals, directions, and all similar Contracts setting out the standards,

methods, procedures, techniques, and specifications of the systems that are the subject of the Franchise Agreement (collectively, “Manuals”), the Company has provided or given access to up-to-date versions (as of the date hereof) of such Manuals to Purchaser and any Franchisee to a Franchise Agreement.

(m)

(i) The Company has not received written notice from any Franchisee (whether current or former) contesting the assertion of any liquidated damages or other damages payable to the Company in connection with any termination of any Franchise Agreement, which has not been finally adjudicated or otherwise finally settled and (ii) no Franchisee (whether current or former) has failed or refused to pay any liquidated damages or other damages to the Company, to the extent claimed by the Company, in connection with any termination of any Franchise Agreement, which has not been finally adjudicated or otherwise finally settled.

4.15	Real Property

(a)

Section 4.15(a) of the Seller Disclosure Schedule identifies each parcel of real property (including the tax parcel number) owned by any of the Acquired Companies as of the date hereof (the “Owned Real Property”) and sets forth the Person owning such Owned Real Property. Except as set forth in Section 4.15(a) of the Seller Disclosure Schedule, with respect to each Owned Real Property, (i) the applicable Acquired Companies have good and marketable fee title or (local equivalent) to such Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances, (ii) other than the rights of the Purchaser pursuant to this Agreement, neither Seller, its Affiliates nor any of the Acquired Companies have granted any outstanding options, rights of first offer or first negotiation, rights of first refusal or any other contractual right to purchase, acquire, sell or dispose of any Owned Real Property or any portion thereof or interest therein, in favor of any other party, and no Acquired Company has received notice, and Seller has no Knowledge, of any claim of any Person to the contrary, (iii) no Person other than the Acquired Companies holds a present or future right to occupy any portion of the Owned Real Property, whether pursuant to a lease, license, or other occupancy agreement (expressly excluding pursuant to any management agreement), (iv) the Acquired Companies have not received as of the date hereof written notice that any of the buildings or improvements with respect to the Owned Real Property is in violation of applicable setback requirements or applicable Laws relating to urban planning or zoning or encroaches on any easement, or the land thereof serves any adjoining property for any purpose inconsistent with the use of the land, (v) as of the date hereof, none of the Acquired Companies has received any written notice of any threatened, rezoning proceedings or similar actions with respect to any portion of such Owned Real Property and (vi) neither the Seller nor any Acquired Company has received as of the date hereof written notice of, any condemnation or eminent domain Proceeding or proposed action or agreement for taking in lieu of condemnation, nor to the Knowledge of the Seller, is any such Proceeding, action or agreement pending or threatened in writing, with respect to any portion of such Owned Real Property. To the Seller’s Knowledge (A) no Acquired Company has received written notice of any default under any easements or restrictive covenants affecting the Owned Real Property which default has not yet been cured, and (B) no Acquired Company has received written notice of any condition or event that with the lapse of time or the giving of notice, or both, would constitute such a breach or default under any easements or restrictive covenants affecting the Owned Real Property.

(b)

Section 4.15(b) of the Seller Disclosure Schedule sets forth a true and complete list (including the names of landlord, tenant and any other occupant, and street addresses) of all leases, subleases, licenses, sublicenses, occupancy agreements or other agreements to which any Acquired Company is a party that are in effect on the date hereof (a “Real Property Lease”) for the use or occupancy of real property, including all amendments, supplements, modifications, guaranties, waivers, side letters, exhibits, schedules, addenda, restatements and extensions thereof and thereto (the “Leased Real Property”). Seller has furnished to

Purchaser true and complete copies of each such Real Property Lease. Except as set forth in Section 4.15 (b) of the Seller Disclosure Schedule, as the date hereof, (i) the applicable Acquired Company has a valid leasehold or other real property interest in each Real Property Lease to which it is a party, free and clear of all Encumbrances except for Permitted Encumbrances, (ii) each Real Property Lease is a valid and binding agreement of the applicable Acquired Company, in full force and effect and is enforceable in accordance with its terms (subject to the Insolvency and Equity Exceptions) and subject to the Permitted Encumbrances, (iii) there are no material uncured defaults or breaches by the Acquired Companies or the counterparties under any Real Property Lease and no event or condition exists under any of the Real Property Leases which could give rise to a default thereunder or the termination thereof, (iv) as of the date hereof, (A) none of the Acquired Companies has received any written notice of, any threatened rezoning proceedings or similar actions with respect to any portion of such Leased Real Property and (B) neither the Seller nor any Acquired Company has received as of the date hereof written notice of, any condemnation or eminent domain Proceeding or proposed action or agreement for taking in lieu of condemnation, nor to the Knowledge of the Seller, is any such Proceeding, action or agreement pending or threatened in writing, with respect to any portion of such Leased Real Property, (v) to the Knowledge of Seller, no party to a Real Property Lease has commenced legal Proceedings to repudiate any provision thereof, (vi) except as set forth in Section 4.15(b), there are no leases, subleases, licenses, lease guaranties, assignments, occupancy agreements, purchase option, right of first offer, right of first refusal or other Contract granting to any Person the right of use or occupancy of any Leased Real Property, whether as lessor, lessee, sublessor, sublessee, licensor or licensee, and (vii) no rent or other sums and charges payable by the Company as tenant under any of the Real Property Leases is past due beyond applicable notice, cure, and grace periods, and (viii) all material components (including plumbing, foundations, roofs, HVAC systems, electrical systems, gas or other fuel systems and security systems and any ancillary components related thereto) that are part of the improvements located on the Leased Real Property are in good condition and repair, ordinary wear and tear excepted, and are sufficient for the conduct of the business in all material respects.

(c)

The Owned Real Property and the Leased Real Property are being used in the operation of the business of the Acquired Companies as currently conducted and are suitable for same, and are the only real property being used or otherwise reasonably required to operate the business of the Acquired Companies as currently conducted or anticipated to be operated pursuant to the terms hereof after the Closing Date. The Acquired Companies have exclusive possession of each parcel of the Owned Real Property and the Leased Real Property. There is currently no ongoing construction work in, on, or about the Owned Real Property or the Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business.

(d)

Section 4.15(d) of the Seller Disclosure Schedule identifies each property (including by street address and hotel name) that is managed by any of the Acquired Companies as of the date hereof (the “Managed Real Property”), sets forth the Person owning such Managed Real Property, and sets forth a true and complete list of all management agreements other agreements relating thereto (including all amendments, supplements, modifications, guaranties, waivers, side letters, exhibits, schedules, addenda, restatements and extensions thereof and thereto) to which any Acquired Company is a party that are in effect on the date hereof (each, a “Management Agreement”) for the management and/or operation of the Managed Real Property. Seller has furnished to Purchaser true and complete copies of each Management Agreement. Except as set forth in Section 4.15(d) of the Seller Disclosure Schedule, as the date hereof, (i) each Management Agreement is a valid and binding agreement of the applicable Acquired Company, in full force and effect and is enforceable in accordance with its terms, (ii) there are no material uncured defaults or breaches by the Acquired Companies or, to the Knowledge of Seller, the counterparties under any Management Agreement and no event or condition exists under any of the Management Agreements which could give rise to a default thereunder or the termination thereof, (iii) to the Knowledge of Seller, no party to a Management Agreement has commenced legal Proceedings to repudiate any provision thereof, (iv) no Acquired Company acting in capacity as “manager” or “operator” pursuant to any Management Agreement has executed and delivered to Seller or any of the Acquired Companies any contract or agreement pursuant to which another Person is obligated to perform any of the obligations of the “manager” or “operator” under such Management Agreement, other than outsourcing certain services in a limited capacity, in the ordinary course of business consistent with past practice, (v) other than customary management fees or any other fees thereunder, no Acquired Company has an obligation to make any payment under any Management Agreement to the counterparty thereunder, (vi) the term of each Management Agreement has commenced and there are no conditions precedent to the commencement of the term thereunder that have not been satisfied, and (vii) each Managed Real Property is currently open for business and operating as a hotel.

(e)

Section 4.15(e) of the Seller Disclosure Schedule sets forth a true, complete, and correct list of all loans, financings, or other similar financial arrangements in effect as of the date hereof that are secured directly or indirectly by any Owned Real Property or any Leased Real Property (a “Real Estate Loan”), along with (i) the address of the applicable property so encumbered, (ii) the name of the current lender of the applicable Real Estate Loan, (iii) the name of the Acquired Company that is the borrower of the applicable Real Estate Loan, (iv) the outstanding principal balance of the applicable Real Estate Loan, and (v) the maturity date of the applicable Real Estate Loan. Seller has furnished to Purchaser true, complete, and correct copies of all documents, agreements, guaranties, and financing statements (including all amendments, supplements, modifications, waivers, side letters, exhibits, schedules, addenda, restatements and extensions thereof and thereto) to which any Acquired Company is a party that are in effect on the date hereof relating to any Real Estate Loan (the “Real Estate Loan Documents”), and Section 4.15(e) of the Seller Disclosure Schedule sets forth a true, complete, and correct list of all Real Estate Loan Documents. Except as may be set forth on Section 4.15(e) of the Seller Disclosure Schedule, the Real Estate Loan Documents have not been amended, modified, supplemented, terminated or assigned, and are in full force and effect. The applicable Acquired Company has paid or is paying in the ordinary course all amounts due and payable under the Real Estate Loan Documents (including all escrow and/or reserve account payments) as of the date hereof. There is no uncured default or breach by the Acquired Companies or, to Seller’s Knowledge, the counterparties under any Real Estate Loan Document, and no event or condition exists under any of the Real Estate Loan Document which could give rise to a default thereunder or the termination thereof.

4.16	Employment and employee benefits matters

(a)

Section 4.16(a)(i) of the Seller Disclosure Schedule forth a true, complete and correct list of each Company Plan sponsored, maintained, contributed to, or required to be contributed to by Seller or any of its Subsidiaries (other than the Acquired Companies), each of which Company Plans shall be retained by Seller or any of its Subsidiaries following the Closing (each, a “Seller Plan”), and Section 4.16(a)(ii) of the Seller Disclosure Schedule sets forth a true, complete and correct list of the Company Plans that are sponsored, maintained, contributed to, or required to be contributed to by any Acquired Company on a stand-alone basis or under which the Company or any of its Subsidiaries has contractual obligations (each such Company Plan, an “Acquired Company Plan”). With respect to each Company Plan, the Seller has made available or caused to be made available to the Purchaser an accurate and complete copy of, if applicable, (i) each writing constituting a part, or that sets forth the terms, of each such Company Plan in effect as of the date of this Agreement and all amendments thereto, including plan documents, plan amendments, any related trusts, the most recent summary plan descriptions together with any summary of material modifications thereto, if any is required under ERISA or applicable Law and other material descriptions furnished to participants and beneficiaries, (ii) a written description of the material terms of any material Company Plan in effect as of the date of this

Agreement that is not otherwise in writing, (iii) the Form 5500 filed for the three most recent plan years with respect to any Company Plan in effect as of the date of this Agreement, including all schedules thereto, financial statements and the opinions of independent accountants, (iv) with respect to any Company Plan in effect as of the date of this Agreement that purports to meet the requirements of Section 401(a) of the Code, the most recent determination or opinion letter issued by the IRS for each such Company Plan, (v) all material written correspondence to or from any Governmental Authority during the past three (3) years, and (vi) the most recent written results of all required non-discrimination testing.

(b)

The Acquired Companies have timely paid all payments as required to be made by any of the Acquired Companies under, or with respect to, any Company Plan or by applicable Law (including all contributions, distributions, reimbursements, insurance premiums or intercompany charges) in respect of any directors, officers and Business Employees or other service providers of any Acquired Company with respect to all prior periods, or any such payment obligations that are not yet due have been properly accrued for and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Company Plans, applicable Law and GAAP, as applicable.

(c)

None of the Company Plans is, and none of the Acquired Companies have or expect to have any Liability with respect to (including on account of an ERISA Affiliate) (i) a multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”), (ii) a plan subject to Title IV of ERISA, (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) a trust described in Section 501(c)(17) of the Code, (v) a welfare benefit fund as defined in Section 419(e) of the Code, or (vi) an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA. None of the Acquired Companies or any ERISA Affiliate has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied. No event has occurred and no condition exists that would subject any of the Acquired Companies by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than any of the Acquired Companies).

(d)

Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or any other applicable law and at the expense of the participant or the participant’s beneficiary, none of the Company Plans provide, and none of the Acquired Companies are otherwise obligated to provide, medical, health, life or other welfare benefits for any former employee or other service provider of any Acquired Company, or their beneficiaries or dependents, nor is any Acquired Company obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service. None of the Acquired Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Liability, Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Sections 4980B or 4980H of the Code.

(e)

Each Company Plan (and each related trust, insurance Contract or fund) is and has been established, maintained, operated, funded and administered, in each case, in accordance with the express terms of such Company Plan and in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(f)	Each Company Plan that is subject to the Affordable Care Act has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act.

(g)

Neither the Acquired Companies, nor to the Knowledge of the Seller, any “party in interest” or “disqualified person” with respect to a Company Plan has engaged in non-exempt “prohibited transaction” under Section 4975 of the Code and Section 406 of ERISA that would reasonably be expected to subject an Acquired Company to any Liability. Other than routine claims for benefits submitted by participants or beneficiaries, there are no pending or, to the Knowledge of the Seller, threatened, claims or actions against, or Proceedings involving or relating to, any Company Plan, the assets of any of the trusts under such Company Plan or the plan sponsor or the plan administrator, or any fiduciary thereof with respect to the operation of such Company Plan which could reasonably be expected to result in any Liability, direct or indirect (by indemnification or otherwise) of any Acquired Company. To the Knowledge of the Seller, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Plan with respect to the administration or investment of the assets of any Company Plan.

(h)

With respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code, such Company Plan, and its related trust, has received a current favorable determination or opinion letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS and on which the Acquired Companies can rely that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and no event has occurred with respect to the operation of any such Company Plan, nor, to the Knowledge of the Seller, does any circumstance exist, in either case, since the date of such determination or opinion letter, that could reasonably be expected to cause the disqualification or Loss of Tax-exempt status of any such Company Plan or trust.

(i)

No Acquired Company has any obligation to, “gross up” or otherwise compensate any individual because of the imposition of any Tax required by Section 409A or Section 4999 of the Code on such individual.

(j)

No Company Plan is under an audit or investigation (nor has written notice been received of a potential audit or examination) by the IRS, Department of Labor or any other Governmental Authority. There is not now, nor, to the Knowledge of the Seller, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of any of the Acquired Companies under ERISA or the Code.

(k)

Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance in all material respects with, and has been administered in all material respects in compliance with, Section 409A of the Code.

(l)

Neither the execution and delivery of this Agreement nor consummation of the transaction contemplated by this Agreement will (either alone, or in conjunction with any other event, where such other event would not alone have an effect described in this sentence), (i) entitle any current or former employee or officer (or other service provider) of any Acquired Company to severance pay or benefits or any other compensatory payment (other than payment of ordinary course compensation to current employees or other individual service providers, in each case, for services performed in the ordinary course of business) from Seller, the Company or any of their Affiliates, or any increase in severance pay or benefits or any other compensatory payment from Seller, the Company or any of their Affiliates, (ii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount of compensation or benefits due under, any Company Plan, or (iii) increase the amount of any compensation or benefits due, or otherwise result in any compensatory payment becoming due, to any current or former employee or other service provider of any Acquired Company or with respect to any Company Plan.

(m)

Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(n)

Other than current or former employees of the Acquired Companies (or their covered dependents), no other individuals are eligible to participate in any Acquired Company Plan under which the eligibility requirements based on the terms thereof are limited to current or former employees.

(o)	No Company Plans are subject to the Laws of any jurisdiction other than the United States or any political subdivision thereof.

(p)

Section 4.16(p) of the Seller Disclosure Schedule lists each collective bargaining agreement, labor contract or other agreement that an Acquired Company is a party to, or is otherwise bound by, with any union, works council, collective bargaining agent or similar employee organization (the “Collective Bargaining Agreements”) applicable to any Business Employee. The Seller has provided the Purchaser or its counsel with a true and complete copy of each Collective Bargaining Agreement listed on Section 4.16(p) of the Seller Disclosure Schedule.

(q)

Prior to the date of this Agreement, the Seller has provided the Purchaser or its counsel with a true, complete and correct list, as of June 8, 2022, of each Business Employee (anonymized to the extent required by applicable Law), including such employee’s position or title, hire date, work location (country and applicable state or province), employing entity, union affiliation, full-time or part-time status, current leave status (including whether such employee is on long-term disability leave), annual salary or base hourly wage rate, current annual target cash bonus opportunity (and any commission plan in which such individual participates), accrued vacation, paid time off and sick leave, whether such employee is classified as exempt or non-exempt for wage and hour purposes and whether such employee is on an employer-sponsored visa.

(r)

Since the Prior Transaction Date, no material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar adverse labor activity has occurred, or, to the Knowledge of the Seller, been threatened against or affecting any Acquired Company or with respect to any Business Employee. There is no representation petition pending or, to the Knowledge of the Seller, threatened with respect to any Business Employee. There is no material unfair labor practice charge or complaint against any of the Acquired Companies pending or, to the Knowledge of the Seller, threatened to be brought before the National Labor Relations Board or any similar state or local agency relating to an alleged violation or breach of any Laws related to employment and employment practices. Each of the Acquired Companies has complied in all material respect with all applicable Laws relating to employment and employment practices, including provisions thereof relating to workers’ compensation, unemployment compensation, terms and conditions of employment, worker safety and health, wages and hours, the collection and payment of withholding and/or social security Taxes, worker classification (including the proper classification of workers as contingent workers, independent contractors, and consultants), classification of exempt and non-exempt employees, civil rights, harassment, discrimination, retaliation, affirmative action, immigration, work authorization, collective bargaining, privacy, records and files, plant closing or layoff, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder (the “WARN Act”).

(s)

None of the Acquired Companies has conducted, since the Prior Transaction Date, a “mass layoff” or “plant closing” as defined by the WARN Act, or any similar applicable state or local law that requires advance notice of group personnel or employment actions, without fully complying with all applicable Laws.

(t)

Except as set forth in Section 4.16(t) of the Seller Disclosure Schedule, there is no Proceeding pending or to the Knowledge of the Seller, threatened against any of the Acquired Companies concerning employment-related matters, any of the Business Employees or violation of any Laws related to employment and employment practices or breach of any contractual obligations with respect to any Business Employee, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole.

(u)

None of the Acquired Companies is delinquent in any material payment to any of its current or former directors, officers, employees, consultants or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other individual service providers or in payments owned upon any termination of such person’s employment or service.

(v)

Any individual who performs or performed services for any of the Acquired Companies and who is not treated as an employee for federal income tax purposes by the Acquired Company is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Company Plan purposes and none of the Acquired Companies has any material liability by reason of any individual who performs or performed services for any of the Acquired Companies, in any capacity, being improperly excluded from participating in any Company Plan. In all material respects, the employees of the Acquired Companies have been properly classified as “exempt” or “non-exempt” under applicable Law.

(w)

To the Knowledge of Seller, since the Prior Transaction Date, (i) no allegations of sexual harassment or other misconduct have been made against any director or officer of any Acquired Company and (ii) none of the Acquired Companies has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee of any Acquired Company.

(x)

Except as set forth on Section 4.16(x) of the Seller Disclosure Schedule, there is no requirement to consult with, or obtain the approval of, any union, works council, collective bargaining agent or similar employee organization or employee representative body in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements.

4.17	Title to assets; sufficiency of assets

Each Acquired Company has good and marketable title to, valid leasehold interests in, or a valid license to use or occupy, all assets and properties (including real estate) of such Acquired Company reflected on the Locked Box Statements or acquired after the Locked Box Date (other than immaterial assets or properties disposed of in the ordinary course of business), in each case, free and clear of all Encumbrances other than Permitted Encumbrances. The assets, properties and rights owned by the Acquired Companies, taken together with those assets, properties, rights and services to be provided pursuant to the terms of this Agreement, the Radisson Belgium Trademark Assignment Agreement or the Brand Collaboration Memorandum, are sufficient for the conduct of the business of the Acquired Companies immediately following the Closing in substantially the same manner as currently conducted.

4.18	Taxes

(a)	Except as disclosed in Section 4.18 of the Seller Disclosure Schedule:

(i)

(A) All Tax Returns required to be filed by or with respect to Seller and each of the Acquired Companies have been filed on a timely basis (taking into account automatic extensions), (B) all such Tax Returns are true, correct and complete in all material respects, (C) all Taxes required to be paid by or with respect to Seller and Acquired Companies or to which the Acquired Companies may be liable under Treasury Regulations Section 1.1502-6 (or analogous state, local or foreign Law) by virtue of having been a member of any Consolidated Tax Group, whether or not shown to be due on such Tax Returns have been timely paid, and (D) any liability for Taxes (whether or not reflected on such Tax Returns) not due and payable of or with respect to Seller and any Acquired Company for periods through the Closing Date do not exceed the amount shown on the face of the Locked Box Statements (disregarding timing differences) as adjusted for the period thereafter through the Closing Date assuming the Business is operated in the ordinary course.

(ii)

Seller and each Acquired Company has complied with all applicable Laws relating to the withholding of Taxes and has duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Tax Authority or, if not due, properly set aside in accounts for such purpose until payment is due.

(iii)

There is no Proceeding, audit or Tax Claim that is presently in progress or threatened in writing against, or with respect to, Seller or any Acquired Company in respect of any Tax, Tax Return, or assessment, nor has any claim for Tax or assessment been asserted in writing by any Tax Authority. No deficiency or adjustment has been proposed, asserted, assessed or threatened in writing by any Tax Authority against or with respect to Seller or any Acquired Company.

(iv)

No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations, the period of assessment or collection of any Taxes, or the due date for filing of any Tax Return (other than automatic extensions) relating to the Seller or any of the Acquired Companies has been requested, filed or entered into with any Tax Authority. No power of attorney with respect to any Tax Return of an Acquired Company has been granted to any person that remains outstanding as of the Closing Date.

(v)

None of Seller or any of the Acquired Companies (i) is a party to or bound by or has any obligation under any Tax indemnification, sharing or similar agreement or arrangement, (ii) is or has been a member of any Consolidated Tax Group for purposes of filing Tax Returns or paying Taxes (other than a group of which Seller is the common parent corporation), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of foreign, state or local law or (iv) has any Liability for the payment of Taxes of any person by Contract, as a successor or transferee, by operation of Law, or otherwise.

(vi)	none of Seller or any of the Acquired Companies has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vii)

None of Seller or any of the Acquired Companies will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in accounting method for a taxable period ending on or before the Closing Date (including pursuant to Section 481(a) of the Code); (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing Date; or (C) installment sale or open transaction disposition made on or before the Closing Date.

(viii)

Within the three years ending on the date of this Agreement, none of Seller or any of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.

(ix)	There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any properties or assets of any of Seller or any of the Acquired Companies.

(x)

To the Knowledge of the Seller, the Acquired Companies have collected all required sales and use Taxes or have obtained and retained the appropriate exemption certificates to exempt the Acquired Companies from collecting any sales or use Tax that would otherwise be due.

(xi)

None of Seller or any of the Acquired Companies is or has been subject to Tax in any jurisdiction other than the country of its incorporation or formation by virtue of having a permanent establishment or a fixed place of business in that jurisdiction or otherwise.

(xii)

None of Seller or any of the Acquired Companies is required to, and will be required to, include in “subpart F income” any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect thereto including pursuant to Section 965(h) of the Code.

(xiii)

No Acquired Company is a party to or bound by any closing agreement, private letter rulings, technical advance memoranda, offer in compromise, or any other agreement or arrangement with any Tax Authority, nor is there any outstanding request for such rulings or agreements.

(xiv)

The Acquired Companies have made available to the Purchaser for inspection complete and correct copies of all Income Tax Returns of the Acquired Companies for all taxable periods for which the relevant statute of limitations has not expired.

(xv)

No Acquired Company has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, or (ii) otherwise claimed any Tax credit or deferral (including the employee portion of any payroll Taxes), delayed any payment of any Tax, claimed any other Tax benefit or changed any material Tax practice or filed an amended Tax Return under, or in response to any, COVID-19 Measure.

(xvi)

Section 4.18(a)(xvi) of the Seller Disclosure Schedule sets forth (i) the US federal and state Income Tax classification of each of the Acquired Companies and such classification has not changed (and no election has been made to change such classification) since the formation of each such Acquired Company, (ii) any Acquired Companies for which an election under Section 338(h)(10) of the Code cannot be made in connection with the sale of the Shares pursuant to this Agreement (the Acquired Companies, other than those listed on Section 4.18(a)(xvi)(ii) of the Seller Disclosure Schedule, the “338(h)(10) Companies”).

(xvii)	Each Acquired Company that is treated as a partnership for US federal Income Tax purposes has a valid election in effect pursuant to Section 754 of the Code.

(xviii)

Seller is the common parent of a Consolidated Tax Group of corporations eligible to file US consolidated federal Income Tax Returns, of which all of the Acquired Companies set forth on Section 4.18(xvi) of the Seller Disclosure Schedule (“Affiliated Acquired Companies”) are members. From January 1, 2022 through the Closing Date, Seller has properly included (or, with respect to the taxable year ending on the Closing Date, will include) each Affiliated Acquired Company in its US consolidated federal Income Tax Return as a member of the Consolidated Tax Group of which Seller is the common parent.

(xix)	No Acquired Company has any “section 197 intangibles” within the meaning of Section 197 of the Code that would be subject to the anti-churning rules of Section 197(f)(9) of the Code.

The Seller makes no representations or warranties in respect of the existence, amount, usability or any other aspect of any Tax attributes of the Acquired Companies, including, but not limited to, net operating Losses, capital Loss carryforwards, foreign tax credit carryforwards, asset bases and depreciation periods.

4.19	Transactions with Affiliates

Section 4.19 of the Seller Disclosure Schedule sets forth a list of all existing Contracts or other business relationships (other than employment) between the Acquired Companies, on the one hand, and any of the Seller, or its Affiliates or its or their respective officers, directors, equityholders thereof or any of such officer’s, executive director’s, or equityholder’s Affiliates (collectively, “Affiliated Persons”), on the other hand, other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable business expenses incurred on behalf of Seller or any Acquired Company or (c) payments or benefits due under the terms of any Company Plan as in effect on the date hereof (“Affiliate Agreements”). No executive officer, director, equityholder (including the Seller) or Affiliate of any Acquired Companies, or, to the Knowledge of the Seller, any entity in which any such Person or any of such Person’s immediate family owns any beneficial interest, is a party to any Contract with any Acquired Company (other than a Contract related to ordinary course of employment and benefits arrangements) or has any material interest in any property or right, tangible or intangible, used by any Acquired Company. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, no Acquired Company is indebted or otherwise obligated to any Affiliated Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses incurred in the ordinary course of business.

4.20	Brokers

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or any of its Affiliates in connection with the transaction contemplated by this Agreement, other than any broker, finder or financial advisor the fees and expenses of which are due only from the Seller or any Seller Company nor, is any Acquired Company responsible any indemnification or other contractual obligations to any such broker, firm or financial advisor.

4.21	Privacy and data security

(a)

Each Acquired Company is in compliance with, and has at all times complied with, all applicable Information Protection Requirements except where the failure to be in compliance would not, individually or in the aggregate, be material to the Business of, each Acquired Company.

(b)

Within the past three (3) years, none of the Acquired Companies has experienced any material failures, crashes, data security breaches, or other incidents involving the unauthorized access, modification, acquisition, use or disclosure of any Personal Information and/or business data and Company Systems owned, used, stored, received, or controlled by or on behalf of any Acquired Company.

(c)

None of the Acquired Companies has received any notices, subpoenas, demands, or audit requests from a Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violations of any Information Protection Requirement. No Proceeding of any kind, nor any notice of the same, has been served on, or initiated against, any of the Acquired Companies or any of its officers, directors, or employees (in their capacity as such) by any private party or Governmental Authority, foreign or domestic, under any Information Protection Requirement.

(d)

Each Acquired Company established and maintains, and has maintained, a commercially reasonable information security program that includes appropriate administrative, technical and physical security measures and policies, compliant with applicable Information Protection Requirements, that: (i) identify and remediate internal and external risks to the security, confidentiality, integrity, and availability of Personal Information and/or business data and Company Systems; (ii) protect the confidentiality, integrity, security, and availability of the Company Systems that are involved in the collection and/or processing of Personal Information and/or material business data; and (iii) maintain notification procedures in compliance with applicable Information Protection Requirements in the case of any breach of security compromising Personal Information and/or business data and Company Systems that may trigger a notification requirement under applicable Information Protection Requirements.

(e)	The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Information Protection Requirement.

4.22	Insurance

Seller has delivered or caused to be delivered correct and complete copies of all Policies to Purchaser. The Acquired Companies maintain, and at all times in the prior three (3) years have maintained, in full force and effect, Policies in such amounts and for such risks, casualties and contingencies as is customary for the industry in which the Acquired Companies participate and reasonably adequate to insure the Acquired Companies against insurable Losses, damages, claims and risks to or in connection with or relating to their respective businesses, properties, assets and operations. The Acquired Companies are not in material breach or default, and the Acquired Companies have not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. In the prior three (3) years, (a) no written notice of cancellation or termination has been received by an Acquired Company with respect to any of the Policies and to the Knowledge of the Seller, there has been no threatened cancellation or non-renewal of any of the Policies and (b) there have been no claims under any of the Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice for claims where the insurer subsequently accepted coverage) and all such claims have been satisfied or are pending with an insurance carrier. Except as set forth on Section 4.22 of the Seller Disclosure Schedule, no insurance policies that are used in the Business are maintained by any Person other than an Acquired Company. Except as set forth on Section 4.22 of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the termination or cancellation of, or default under, any of the Policies.

4.23	Suppliers/service providers

Section 4.23 of the Seller Disclosure Schedule sets forth a complete and accurate list of the twenty largest suppliers of materials, products or services to the Company and Acquired Companies (measured by the aggregate amount paid by the Company) (the “Material Suppliers”) of the Company and Acquired Companies, taken as a whole, during (a) the fiscal year ended on December 31, 2021 and (b) the three month period ended on March 31, 2022. No Material Supplier has cancelled, terminated or otherwise materially altered its commercial relationship with the Company or the Acquired Companies to the detriment of the Company or the Acquired Companies or notified the Company or the Acquired Companies in writing of any intention to do any of the foregoing.

4.24	Guarantees.

There are no guarantees or any other financial support agreements by any of the Acquired Companies of an obligation in favor of or on behalf of Seller, its owners or any of their respective Affiliates.

4.25	No other representations and warranties

EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 4 (IN EACH CASE AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE AND AS MODIFIED BY THE QUALIFICATIONS AND LIMITATIONS IN THIS AGREEMENT AND IN THE SELLER DISCLOSURE SCHEDULE), SET FORTH IN ANY CLOSING CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NEITHER SELLER NOR ANY

OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO SELLER OR THEIR AFFILIATES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY AND OF ITS AFFILIATES OR ANY OF ITS THEIR REPRESENTATIVES.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article 5 are true and correct.

5.1	Organization and good standing

The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

5.2	Authority and enforceability

The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transaction contemplated by, and to carry out its obligations hereunder and thereunder, subject only to the Required Regulatory Approvals. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Purchaser is a party and the Brand Collaboration Memorandum, and the consummation of the transaction contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is a party. This Agreement constitutes the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by the Insolvency and Equity Exceptions.

5.3	No conflict

Subject to all of the conditions precedent set forth in Article 7 being satisfied and except as may result from any facts or circumstances relating to the Seller, the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transaction contemplated hereby and thereby do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws, articles of association or other organizational documents of the Purchaser, and (b) conflict with or violate in any material respect any applicable Law, Judgment or any Governmental Authorization applicable to any of the Purchaser, except that in each of the foregoing (a) and (b), where the violation, breach, conflict, default, acceleration or failure to give notice would not prevent or materially delay the consummation by the Purchaser of the transaction contemplated by this Agreement.

5.4	Consents and approvals

The execution and delivery by the Purchaser of this Agreement do not, and the performance and consummation by the Purchaser of the transaction contemplated hereby will not, require any Consent, approval, authorization, filing with or notification to any Governmental Authority, except (a) in connection, or in compliance, with the Required Regulatory Approvals or (b) where the failure to obtain such Consent, approval or authorization, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transaction contemplated by this Agreement.

5.5	Legal Proceedings

There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, or preventing or materially delaying the consummation by the Purchaser of the transaction contemplated by this Agreement.

5.6	Investment intent

The Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933 (as amended, the “Securities Act”). The Purchaser is capable of bearing the economic risks of its investment in the Shares, including a complete Loss of its investment in the Shares. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state or provincial Securities Laws and understands and agrees that it may not sell or dispose of any of the Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Laws.

5.7	Brokers or finders

Except for Credit Suisse Group, neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement or any Ancillary Agreements.

5.8	Adequacy of funds

The Purchaser has, or will have immediately prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement including the obligation to pay the Purchase Price in accordance with this Agreement.

5.9	Acknowledgments by Purchaser

The Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of the Acquired Companies and their respective business, assets, financial condition, results of operations and prospects. The Purchaser acknowledges that it is an informed and sophisticated purchaser, and has engaged expert advisors and representatives, experienced in the evaluation and purchase of companies, property and assets such as the Acquired Companies, and their businesses, properties and assets. The Purchaser acknowledges that it has relied solely upon its own investigation and the express representations and warranties set forth in this Agreement and the Ancillary Agreements.

5.10	Merchantability

The Purchaser acknowledges and agrees that none of the Seller, the Acquired Companies, their Affiliates or any other Person acting on behalf of them (i) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any assets of or held by the Acquired Companies (including information, documents or material made available to the Purchaser, whether orally or in writing, in data rooms, management presentations, break-out discussions or in response to questions submitted by or on behalf of the Purchaser in connection with the transaction contemplated hereby), or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies, in each case except as expressly set forth in this Agreement or any Ancillary Agreement (it being agreed and understood that all such other representations and warranties are hereby expressly disclaimed).

5.11	No other representations and warranties

EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 5, SET FORTH IN ANY CLOSING CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NEITHER PURCHASER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO PURCHASER OR ITS AFFILIATES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, AND PURCHASER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY AND OF ITS AFFILIATES OR ANY OF ITS THEIR REPRESENTATIVES.

ARTICLE 6

COVENANTS

6.1	Access and historical record maintenance

(a)

Information access. Until the Closing and upon reasonable advance notice from the Purchaser, the Company and the Sellers will, and will cause each Acquired Company to, allow the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the properties, assets, personnel, books, Contracts, Governmental Authorizations, reports and records relating to any Acquired Company, as the Purchaser may reasonably request; provided, that the Purchaser will not unreasonably interfere with the normal operations of any of the Acquired Companies. Nothing in this Section 6.1 shall require the Company to provide access to or to disclose information to the extent such access or disclosure would reasonably be expected to: (A) contravene any applicable Laws or any contractual obligations or (B) result in the Loss of any attorney work-product protections, attorney-client privileges or similar protections and privileges; provided, that each party shall and shall cause each of its Affiliates to use its respective reasonable best efforts to allow for alternative access or disclosure (or as much of it as possible) in such a manner that does not result in the contravention of any Law, contractual obligations or the Loss of any such protection or privilege.

(b)

Historical Record Maintenance. To the extent permitted by Law, Acquired Companies shall, and Purchaser shall procure Acquired Companies to, keep and maintain all data, documents, records, paper or digital information in their lawful possession as required by the applicable Law after the Closing.

6.2	Operation of the businesses of the Acquired Companies.

(a)

Affirmative Covenants. From the date of this Agreement until Closing, except as expressly consented to in advance by the Purchaser in writing (not to be unreasonably withheld, conditioned or delayed) and subject always to the restrictions set out in Section 3.1, the Company will, and the Company and the Seller will cause each Acquired Company to:

(i)

conduct its business only in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve and protect its business organization, employment relationships, and relationships with customers, Franchisees, licensees, strategic partners, suppliers, distributors, landlords and others having dealings with it;

(i)	pay its accounts payable and other obligations when they become due and payable in the ordinary course of business;

(ii)

use commercially reasonable efforts to perform all of its obligations under all Contracts to which it is a party, by which it or any of its properties or assets is bound or affected or pursuant to which it is an obligor or beneficiary, and comply with all Laws, Judgments and Governmental Authorizations applicable to it or its Business, properties or assets; and

(iii)	maintain its books and records consistent with its past custom and practice.

(b)

Negative Covenants. From the date of this Agreement until Closing, except as expressly permitted by this Agreement, as required by the applicable Laws or as otherwise expressly consented to in advance by the Purchaser in writing (which Consent shall not be unreasonably withheld, conditioned or delayed by the Purchaser), the Company will not, and the Company and the Seller will cause none of the Acquired Companies to:

(i)	amend the articles of association, bylaws or similar or any other organizational documents of the Acquired Companies;

(ii)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property) in respect of its Equity Interests;

(iii)

split, combine, recapitalize or reclassify any of its Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Equity Interests;

(iv)

liquidate, merge, dissolve, restructure, recapitalize or otherwise reorganize or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law with respect to any Acquired Company or consent to the filing of any bankruptcy petition against any Acquired Company under any similar Law;

(v)

transfer, issue, sell or dispose of any Equity Interests, in whole or in part, of any Acquired Company (or any option, warrant or other right to acquire the same) to any Person who is not an Acquired Company;

(vi)

except for Permitted Encumbrances or in the ordinary course of business consistent with past practice, (A) sell, transfer, lease, offer to sell, abandon, exclusively license, dedicate to the public or make any other disposition of material assets (including Intellectual Property) or property of the Acquired Companies or (B) grant any Encumbrance on any material assets (including Intellectual Property) or property of any Acquired Company (other than to another Acquired Company);

(vii)

(A) purchase any other business or Person (whether by merger, consolidation, share exchange, business combination, recapitalization, asset or equity acquisition, business Contracts purchase, division purchase or otherwise) or (B) except with respect to capital expenditures (which shall be governed by clause (x)), enter into any transaction for or acquire any assets (other than in the ordinary course of business), rights (other than in the ordinary course of business), securities or other properties (other than in the ordinary course of business) of any other Person;

(viii)

enter into, amend or terminate any Contract that is or would constitute a Material Contract if in effect on the date hereof, other than (w) amendments or terminations in the ordinary course of business, (x) renewals (on substantially the same terms, consistent with past practice) of existing Contracts with expiring terms, (y) Contracts that pertain to the subject matter of another clause of this Section 6.2(b), for which such other clause shall govern or (z) the Contracts set forth on Section 6.2(b)(viii) of the Seller Disclosure Schedule attached hereto; provided, for purposes of this clause (viii), the numerical thresholds reflected in each clause of Section 4.13 shall be revised to be $250,000;

(ix)	sell or acquire any real property;

(x)

authorize capital expenditures other than (A) for amounts reflected in a budget attached hereto as Section 6.2(b)(x) of the Seller Disclosure Schedule, (B) for key money, which shall be governed by clause (xxi), (C) capital expenditures required pursuant to Contracts in existence on the date hereof and made available to Purchaser and (D) expenditures required due to emergencies or to address potential circumstances involving health or safety;

(xi)

incur, assume or guarantee any Indebtedness for borrowed money, other than Indebtedness incurred, assumed or guaranteed (A) in connection with the receipt of any funds loaned or advanced by another Acquired Company in accordance with subsection (xii) below; (B) that will be repaid at Closing or (C) that relate to short-term borrowings such as credit cards or ordinary course seller advances consistent with past practice;

(xii)

advance or loan any funds to any Person (which, for the avoidance of doubt, does not include (A) provision of key money to any Person, (B) the generation of trade accounts payable arising in the ordinary course of business, other than to another Acquired Company or (C) advancement of expenses to employees and other service providers in the ordinary course of business consistent with past practice);

(xiii)

make any change in any method of financial accounting or financial accounting practice or policy used by the Acquired Companies in the preparation of their consolidated financial statements, other than such changes as are consistent with the changes required by GAAP or other than as required by applicable accounting or auditing standards or applicable Law;

(xiv)

make, change or revoke any material Tax election, change any method of Tax accounting, adopt or change any taxable year or period, enter into any closing agreement with respect to Taxes, file any amended Tax Return, file for or seek an extension for the filing of any Tax Return (other than automatic extensions), fail to pay material Taxes when due, settle or compromise any Tax Claim or assessment, make or surrender any claim for a refund of Taxes, or take any other action outside of the ordinary course of business that could materially increase the Taxes payable by or with respect to an Acquired Company or the Purchaser after the Closing Date;

(xv)

settle, compromise, assign, release, waive or abandon any pending or threatened Proceeding other than any Proceeding solely involving money damages or involving non-monetary relief that is immaterial to the Business;

(xvi)

except (A) as required by the terms of any Company Plan existing on the date of this Agreement, (B) for the purpose of complying with any Collective Bargaining Agreement, (C) as required by applicable Law or (D) salary increases for on-property employees of the Acquired Companies at the Managed Real Property and Owned Real Property, in the ordinary course of business, that are compensated on an hourly basis, limited to employees that have an annual base compensation less than $75,000, with such increases in amount not to exceed the amounts set forth in the annual operating budget in place with the applicable property owners and which increases shall not exceed 10% per individual employee, (1) grant any increase in the compensation or benefits payable or provided to any current or former director, officer, employee or other individual service provider of any of the Acquired Companies, (2) adopt or amend (or commit to institute, adopt or amend) or terminate any Company Plan (or any compensation or benefit plan, policy, program or arrangement that would be a Company Plan if in effect on the date hereof) or any agreement, plan, policy or arrangement that would constitute a Company Plan if it were in existence on the date hereof, or Collective Bargaining Agreement applicable to any such employee, (3) terminate (other than for cause), promote or change the title of any employee or other individual service provider of any of the Acquired Companies with an annual base salary or base fee in excess of $200,000; or (4) hire or make an offer to hire any new employee, officer, director, or other individual service provider of any of the Acquired Companies with an annual base salary or base fee in excess of $200,000;

(xvii)

enter (or commit to enter) into, amend, terminate or extend any collective bargaining agreement or agreement with a works council or other union, including the Collective Bargaining Agreements (or enter into negotiations to do any of the foregoing);

(xviii)	permit any Acquired Company to enter into any Contract with an Affiliated Person;

(xix)	permit any Acquired Company to abandon, modify, waive, terminate, fail to renew or allow to lapse or permit any other change to any material license;

(xx)	waive or forgive any amounts owed to an Acquired Company, outside the ordinary course of business;

(xxi)	with respect to the Company’s Franchisees (including prospective Franchisees):

(A)

pay or commit to pay key money in excess of (x) the lesser of (A) $1,000,000 and (B) the expected royalty fees through the first permitted termination under the applicable Contract divided by 1.25, per individual location;

(B)	engage in any promotional sales, discount activity or deferred revenue activity outside the ordinary course of business or consistent with prevailing industry practices in the relevant jurisdiction;

(C)

grant any discounted fees or royalties to Franchisees (including prospective Franchisees) outside the ordinary course of business or consistent with prevailing industry standards in the relevant jurisdiction;

(D)

other than in the ordinary course of business or consistent with prevailing industry standards in the relevant jurisdiction, and including any routinely negotiated concessions, make any material change to the terms of the Company’s generally applicable policies or procedures with respect to its relationships with any group or segment of its Franchisees, including any material change to the terms of policies relating to Franchisee rent, royalty or advertising funds or any new material program or plan or any material modification to any existing program or plan providing any Franchisee incentives or Franchisee economic assistance; or

(xxii)	agree, authorize or commit, whether in writing or otherwise, binding or not, to do any of the foregoing.

(c)

With respect to the matters set forth in the following clauses of Section 6.2(b): (vii)(B) (purchase of assets), (viii) (Material Contracts), (x) (capital expenditures), (xvi) (employment matters), and (xxi) (Franchisee matters), Purchaser shall respond to any request for Consent within three (3) Business Days, provided that if Purchaser fails to respond, positively, negatively or with a request for more information, during such three (3) Business Day period, Purchaser shall be deemed to have consented to such request; provided further that such request shall provide in reasonable detail the material terms of the action requested to be taken. For purposes of this Section 6.2(c), all requests by the Company to obtain the Purchaser’s written consent should be sent jointly to Raul Ramirez Sanchez at Raul.RamirezSanchez@choicehotels.com and Stacey Werner Shapiro at Stacey.Werner@choicehotels.com.

(d)

From the date of this Agreement until Closing, except as expressly permitted by this Agreement, as required by the applicable Laws or as otherwise expressly consented to by the Purchaser in advance in writing, the Seller and the Company will not, and Radisson Belgium will not, sell, transfer, lease, offer to sell, abandon, allow to lapse or expire, license, dedicate to the public or make any other disposition of, or grant any Encumbrance on, any Owned Intellectual Property.

6.3	Regulatory Approvals.

(a)

The parties hereto shall cooperate with each other in good faith and each party hereto shall use its reasonable best efforts to ensure that the Required Regulatory Approvals are obtained or cleared promptly after the date hereof and in any event prior to the End Date, including taking all steps (including making notifications and filings) necessary to satisfy all conditions required for obtaining or clearing Required Regulatory Approvals (the “Approval Conditions”). Without prejudice to the generality of this Section 6.3(a), in order to satisfy the Approval Conditions, the parties hereto shall in any event:

(i)

cooperate in good faith to obtain all Consents, approvals or actions of any Governmental Authority which are required for obtaining or clearing Required Regulatory Approvals and take all steps reasonably necessary for that purpose, including making appropriate draft or final submissions, notifications and filings, in consultation with each Party’s legal advisor, within ten (10) Business Days after the date hereof;

(ii)	make and progress all such notifications and filings with the relevant Governmental Authority with all due diligence and in accordance with any and all applicable time limits;

(iii)	provide promptly all information which is requested or required by the relevant Governmental Authority and in any event in accordance with any applicable time limits;

(iv)	promptly notify the other party’s legal counsel (and provide copies or, in the case of non-written communications, details) of any material communications with or from any Governmental Authority; and

(v)

to the extent reasonably practicable, provide the other party’s legal counsel with a draft of all material submissions, notifications, filings and other communications to be submitted to any Governmental Authority and permit the other party’s legal counsel to review and discuss in advance (and to consider in good faith any comments made by the other party’s legal counsel) on such drafts prior to their submission;

(b)

The Purchaser undertakes that it will not make any filing with any Governmental Authority in relation to the transaction hereunder without obtaining the prior written Consent of the Seller (not to be unreasonably withheld, conditioned or delayed) to the making of it and its form and content.

(c)

Each party hereto shall promptly provide the other party hereto and any Governmental Authority with any information and documents reasonably required by the other party to assist such party in fulfilling the Approval Conditions.

(d)

In furtherance and not in limitation of the other covenants in this Section 6.3, to the extent reasonably necessary to obtain the Required Regulatory Approvals set forth in Exhibit 5 (but not Exhibit 9), the Purchaser shall cooperate in good faith with any Governmental Authority and undertake any and all action required to complete the transactions contemplated by this Agreement expeditiously and lawfully, including, but not limited to:

(i)

selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of any of Acquired Companies or the Purchaser or their respective Subsidiaries;

(ii)	terminating existing relationships, contractual rights or obligations of any of the Acquired Company or the Purchaser or their respective Subsidiaries;

(iii)	terminating any venture or other arrangement;

(iv)	creating any relationship, contractual rights or obligations of any of the Acquired Company or the Purchaser or their respective Subsidiaries; or

(v)

effecting any other change or restructuring of any of the Acquired Companies or the Purchaser or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an Order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of Proceedings by or with respect to any Acquired Company or its businesses or assets, by consenting to such Proceeding by the Acquired Company and provided that any such Proceeding may, at the discretion of the Seller, be conditioned upon consummation of this Agreement).

(e)

Without limiting the generality of the foregoing, if a Proceeding is threatened or instituted by any Governmental Authority or any other entity challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Purchaser shall use its best efforts to avoid, resist, resolve or, if necessary, defend such Proceeding and shall afford the Seller a reasonable opportunity to participate therein. The Purchaser shall diligently assist and cooperate with the Seller in preparing and filing any and all written communications that are to be submitted to any Governmental Authority in connection with the transactions contemplated hereby and in obtaining any governmental or third party consents, waivers, authorizations or approvals that may be required to be obtained by any Acquired Company in connection with the transactions contemplated hereby.

(f)

The Purchaser shall have primary responsibility for directing and implementing the general strategy for obtaining all Required Regulatory Approvals to consummate the Transactions; provided, that prior to implementing any such proposed general strategy, the Purchaser shall consult in good faith with the Seller in connection with the proposed general strategy for obtaining such Required Regulatory Approvals.

(g)

The Seller and the Purchaser shall each notify the other promptly upon, and in any event within two (2) Business Days of, becoming aware that the Approval Conditions have been fulfilled, at which time the Purchaser shall deliver or make available to the Sellers evidence that the Approval Conditions have been fulfilled.

(h)

Any and all filing fees associated with the Required Regulatory Approval shall be paid by Purchaser. Notwithstanding any provision in this Agreement to the contrary, each party hereto shall bear its own expenses arising out or in connection with the matters contemplated under this Section 6.3.

6.4	Notification

Until the Closing, the Company and the Seller will give prompt notice to the Purchaser of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate such that the condition in Section 7.2(a) would not be satisfied, in each case at any time from and after the date of this Agreement until the Closing, (b) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by the Seller or the Company under this Agreement such that the condition in Section 7.2(b) would not be satisfied, (c) the failure of any condition precedent to the Purchaser’s obligations under this Agreement, (d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 7.1 and 7.2 impossible or unlikely, and (e) any notice or other communication from any Governmental Authority in connection with the consummation of the transaction contemplated by this Agreement. No notification pursuant to this Section 6.4 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to Article 8 or Article 10.

6.5	No negotiation

Until the Closing, the Company and the Seller will not, and will cause the Acquired Companies and its and their respective Affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives not to, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, participate in any negotiations with, or discuss with any Person (other than with the Purchaser) regarding any business combination transaction involving any Acquired Company or any other transaction to acquire all or any part of the Business, properties or assets of any Acquired Company or any amount of the Equity Interests of any Acquired Company (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, lease, license or otherwise or otherwise enter into or consummate such a transaction. The Company and the Seller agrees that any such negotiations in progress as of the date of this Agreement will be terminated or suspended during the period preceding the Closing. The Company and the Seller agree to assign any confidentiality agreements in effect entered into concerning any business combination transaction involving the Acquired Companies shall be assigned to the Company prior to or simultaneously with the Closing.

6.6	Confidentiality

(a)

From and after the Closing, the Seller will, and will cause their respective directors, officers, stockholders, employees, affiliates, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information of Purchaser and its Affiliates (including the Acquired Companies).

(b)

From and after the Closing, the Purchaser will, and will cause its Restricted Persons to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information of the Seller and its Affiliates (other than the Acquired Companies).

(c)

Except as contemplated by Section 6.7, neither the Purchaser nor the Seller will, and the Purchaser and the Seller will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, the Ancillary Agreements, or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement and (iii) as permitted in accordance with Section 6.6(d). Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 6.6(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(d)

If a party or any of its respective Restricted Persons becomes legally compelled or required to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (unless prohibited by applicable Law or regulation): (i) give the other party prompt written notice of such requirement, (ii) consult with and reasonably assist the other party (at such party’s expense) in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective Order or other reliable assurance that confidential treatment will be accorded to any information so disclosed.

6.7	Public announcements

Any public announcement or similar publicity with respect to this Agreement, the Ancillary Agreements, or the transactions contemplated by this Agreement or the Ancillary Agreements will be issued at such time and in such manner as mutually agreed by the Purchaser and the Seller, except to the extent required by Law. The Purchaser and the Seller will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement or the Ancillary Agreements; provided, that the Purchaser shall be permitted to make a limited disclosure of the transaction to the Purchaser’s employees. In the event any such press release, public announcement or filing is required by applicable Law, regulation or security exchange, Purchaser and the Seller will use commercially reasonable efforts to allow the other parties reasonable time to comment on such press release, public announcement or filing in advance of its issuance. The parties shall cooperate in good faith to agree upon a mutual press release to be issued upon the execution of this Agreement.

6.8	Non-solicitation

For a period of two (2) years from and after the date hereof, the Seller and its Affiliates will not directly or indirectly:

(a)

cause, solicit, induce, encourage or assist any Continuing Business Employees as of the date hereof (each, a “Restricted Employee”) to leave such employment or hire, employ or otherwise engage any such individual; provided that the foregoing restrictions shall not (A) apply to general solicitations through media advertisements or employment search firms that are not specifically targeted at the Restricted Employees (and the subsequent hiring of any employee who responds to such general solicitations) or the Acquired Companies, (B) prohibit the solicitation and hiring of any Restricted Employee whose employment is terminated by the Purchaser or any Acquired Company after the Closing Date; or

(b)

take any action with the intent to cause, induce or encourage any current client, customer, supplier, licensor, licensee, Franchisee or other business partner of any of the Acquired Companies as of the Closing to terminate or reduce any such relationship, or otherwise interfere with any such relationship in a way that adversely affects the relationship, in any respect.

Notwithstanding anything to the contrary contained herein, in the event of an alleged breach or violation of this Section 6.8, the restricted period set forth in the first sentence of this Section 6.8 shall be tolled with respect to the Restricted Employee or other Person that is the subject of the alleged breach until such alleged breach or violation is resolved.

6.9	Change of Control Consents

As promptly as reasonably practicable, the Seller will, and will cause each of the relevant Acquired Companies to, use their reasonable best efforts to give notice to and obtain written Consent from the parties (other than any Acquired Company) to any Material Contract set forth in Section 4.13(a) of the Seller Disclosure Schedule which notice or Consent is required thereunder to be given or obtained for the transaction as contemplated by this Agreement set forth on Section 6.9 of the Seller Disclosure Schedule, provided, that (a) nothing in this Section 6.9 shall obligate the Company to obtain any Consent that is conditioned upon any material payment or incurrence of material Liability or waiver of any material right by the Seller and (b) the Seller shall not agree to any Consent that is conditioned upon any material payment or incurrence of material Liability or waiver of any material right by any Acquired Company unless such material payment or incurrence of material Liability or waiver of any material right is (i) conditioned upon both the consummation of the transaction as contemplated by this Agreement, and (ii) consented in writing by the Purchaser prior to the Seller agreeing to the conditionality of such Consent.

6.10	Further assurances

(a)

Subject to the other express provisions of this Agreement, the Parties, including Radisson Belgium, shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (i) to furnish, or cause to be furnished, upon reasonable request to each other such further information, including as may be relevant to evaluating any claims with respect to, remediating, responding to, or otherwise addressing any failures, crashes, data security breaches, or other incidents involving the unauthorized access, modification, acquisition, use or disclosure of any Personal Information and/or business data and Company Systems owned, used, stored, received, or controlled by or on behalf of any Acquired Company (ii) to execute and deliver, or cause to be executed and delivered, to each other such other documents and (iii) to do, or cause to be done, such other acts and things, all as the requesting party may reasonably request for the purpose of carrying out the intent of this Agreement and the transaction contemplated by this Agreement and the Ancillary Agreements.

(b)

Prior to Closing, the Seller and the Purchaser shall cooperate reasonably with each other and with their respective representatives in connection with negotiating in good faith the terms and conditions of a transition services agreement to be entered into as of the Closing (the “Transition Services Agreement”) pursuant to which employees of the Company shall prepare and cause to be filed all Tax Returns required to be filed by Seller in respect of or that include any Acquired Company after the Closing Date and provide support for any required audits in exchange for consideration equal to Purchaser’s costs in providing such services (including out-of-pocket expenses and an appropriate allocation of internal overhead costs).

(c)

After the Closing, the Seller and the Purchaser shall cooperate reasonably with each other and with their respective representatives in connection with (i) negotiating in good faith the terms and conditions of a domain name services agreement (“Domain Name Services Agreement”) to replace the Radisson Hotel Group Domain Name Services Agreement, dated as of January 1, 2021, by and between Radisson Belgium and the Company (the “Existing Domain Name Services Agreement”), which shall be terminated at Closing; provided that prior to the execution of the Domain Name Services Agreement, the Seller and the Purchaser will continue to comply in all material respects with the mutual protection principles with respect to domain names that existed under the Existing Domain Name Services Agreement, (ii) the registration by Purchaser or its designee of the RADISSON Trademark in Anguilla, with Radisson Belgium surrendering the Anguilla registration for the mark RADISSON (Reg. No. 2391) owned by Radisson Belgium, and (iii) negotiating in good faith a license to Purchaser or its designee under French trademark registrations covering the operation of the Business in French Overseas Departments and Territories. After the Closing, and following the recordation of certain Trademark registrations that were assigned to Radisson Hospitality Belgium under Project Eagle but which such assignments have not yet been officially been recorded with the applicable local governmental authorities, Radisson Hospitality Belgium will assign such marks to Buyer or its designee pursuant to the terms of the Radisson Belgium Trademark Assignment Agreement. The Parties to agree to reasonable amendments to the Schedules of the Radisson Belgium Trademark Assignment Agreement prior to Closing to accurately reflect the “Excluded Marks” and “Assigned Registered Marks.”

(d)

After the Closing, the Parties shall use their reasonable best efforts to negotiate with the appropriate Governmental Authorities for the termination of the CFIUS Agreement as soon as reasonably practicable.

6.11	Employee matters

(a)

For a period of one (1) year following the Closing Date (or if earlier, the date the applicable Continuing Business Employee’s termination of employment), Purchaser shall, or shall cause the Acquired Companies to, provide for each of the employees of the Acquired Companies who is not a member of a labor union and who continues in the employ of Purchaser or any of the Acquired Companies following the Closing Date (collectively, the “Continuing Business Employees”) (i) salary or wage level that is no less than the salary or wage level provided to such Continuing Business Employee immediately prior to the Closing; (ii) except as otherwise provided in clause (iii) of this Section 6.11(a) or in Section 6.11(b), employee welfare and retirement benefits (excluding any change in control arrangements, equity or equity-based compensation, deferred compensation arrangements, defined benefit pension, or post-retirement health or welfare benefits) that are either, at the sole discretion of Purchaser and as determined on an individual basis (x) no less favorable in the aggregate than those employee welfare and retirement benefits provided to such Continuing Business Employee immediately prior to the Closing or (y) no less favorable in the aggregate than those employee welfare and retirement benefits provided by Purchaser and its Affiliates (other than the Acquired Companies) to similarly-situated employees of Purchaser and its Affiliates (other than the Acquired Companies) from time to time; and (iii) annual target short-term and long-term incentive opportunities that are, in the aggregate, no less than either, at the sole discretion of Purchaser and as determined on an individual basis (x) the annual target short-term and long-term incentive opportunities provided to the Continuing Business Employee immediately prior to the Closing or (y) the annual target short-term and long-term incentive opportunities provided to similarly-situated employees of Purchaser and its Affiliates (other than the Acquired Companies) from time to time.

(b)

Without limiting the scope of Section 6.11(a), for a period of eighteen (18) months following the Closing Date, Purchaser shall, or shall cause its Affiliates to, provide to any Continuing Business Employee whose employment is terminated during the eighteen (18) month period following the Closing pursuant to a “qualifying termination”, severance benefits that are no less favorable in the aggregate on an individual basis than the level of severance benefits as in effect under the applicable Company Plan that applied to such Continuing Business Employee immediately prior to the Closing taking into account each such Continuing Business Employee’s additional period of service and rate of base pay or wages with Purchaser or any of its Affiliates following the Closing, subject to such Continuing Business Employee’s execution, delivery and non-revocation of a general release of claims in favor of Purchaser and its Affiliates, where, for such purpose, “qualifying termination” shall mean any termination of employment that would have resulted in payment of severance under such applicable Company Plan if such termination had occurred immediately prior to the Closing.

(c)

From and after the Closing, Purchaser shall, or shall cause the applicable Acquired Company to, give each Continuing Business Employee full credit for purposes of eligibility to participate, level of benefits under any vacation and severance plans, and vesting (other than for purposes of any new equity or equity-based compensation plan, program, agreement or arrangement) under any comparable employee benefit plans, arrangements, and employment-related entitlements provided, sponsored, maintained or contributed to by Purchaser or any of its Affiliates (including the Acquired Companies after Closing) on or after the Closing Date (“Purchaser Plans”) for such Continuing Business Employee’s service with the Acquired Companies, and with any predecessor employer, prior to the Closing Date to the same extent that such service was recognized by the Acquired Companies immediately prior to the Closing, except (w) to the extent such credit would result in the duplication of benefits for the same period of service, (x) to the extent that such service was not recognized under the corresponding Company Plan immediately prior to Closing, (y) to the extent that such service is not recognized under such Purchaser Plan for other similarly situated employees of Purchaser and its Affiliates, or (z) for purposes of benefit accruals under any defined benefit pension plan or post-retirement retiree health or welfare plan or arrangement. Notwithstanding the foregoing, to the extent permitted under applicable Law, Purchaser shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Purchaser that is a defined benefit pension plan.

(d)

In the event of any change in the welfare benefits provided to Continuing Business Employees for the plan year in which the Closing Date occurs, Purchaser shall, or shall cause its Affiliates to use commercially reasonable efforts to: (a) waive for each Continuing Business Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under such new welfare benefit plans applicable to such Continuing Business Employee, and (b) give full credit under such new welfare benefit plans applicable to each Continuing Business Employee and his or her dependents for all co-payments and deductibles satisfied prior to such change.

(e)

If permitted by applicable Law and except as would result in duplication of benefits, Purchaser shall provide each Continuing Business Employee with credit for the same number of vacation and sickness benefit days such Continuing Business Employee has accrued but not used in the calendar year in which the Closing Date occurs, provided that, to the extent required by applicable Law, such amount shall be paid by Purchaser in cash.

(f)

Following the Closing Date, to the extent required by Treasury Regulations Section 54.4980B-9, Purchaser and its Affiliates shall be solely responsible for satisfying the continuation coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9 with respect to the transactions contemplated hereby.

(g)

Purchaser agrees to provide any required notice under the WARN Act and any similar state or foreign statute, and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act), or group termination or similar event affecting Continuing Business Employees (including as a result of the consummation of the transaction contemplated by this Agreement) and occurring on or after the Closing Date. Subject to Article X, Purchaser shall indemnify and hold harmless Seller and its Affiliates with respect to any Liability incurred by Seller and its Affiliates under the WARN Act or similar statute with respect to Continuing Business Employees arising from the actions of Purchaser on or after the Closing Date, except to the extent any such Liability arises from the failure of the Seller to deliver to Purchaser accurate information on the number of employees terminated or furloughed within ninety (90) days prior to the Closing Date as required by the last sentence in this Section 6.11(g). Seller and its Affiliates agree to provide any required notice under the WARN Act and any similar state or foreign statute, and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act), or group termination or similar event affecting Continuing Business Employees and occurring prior to the Closing Date. On or as soon as commercially practicable after the Closing Date, Seller shall provide to Purchaser the number of employees terminated by Seller and its Affiliates within ninety (90) days prior to the Closing Date at each site of employment and the number of employees who remain active but who have been on furlough within ninety (90) days prior to the Closing Date at each site of employment (which shall include the date(s) on which the employees were terminated or went on furlough).

(h)

Following the Closing Date and until such Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereto (but in no event following such time when Purchaser no longer owns or controls the applicable Acquired Company), Purchaser agrees to cause the applicable Acquired Company to honor the terms of each Collective Bargaining Agreement that covers employees of the Acquired Companies who are members of a labor union, and to continue to apply the applicable Collective Bargaining Agreement to each of the employees of the Acquired Companies who are members of a labor union and continue in the employ of the Acquired Companies following the Closing Date.

(i)

Within thirty (30) days following the Closing Date, Purchaser shall, or shall cause its Affiliates to, pay each Business Employee any bonuses under the Short Term Incentive Plans and long term incentive plans, in each case, identified in Section 6.11(i) of the Seller Disclosure Schedule that are applicable to such Business Employee for the fiscal year in which the Closing Date occurs, with each such bonus calculated based upon the assumption that:

(A) with respect to the Management Incentive Plan, all applicable performance goals for the 2022 fiscal year will be deemed achieved at their target levels and the payout will be prorated based on the number of days that have elapsed in such fiscal year as of the Closing Date; and

(B) with respect to the long term incentive plans, (x) any portion of such bonus attributed to performance goals for any fiscal year prior to 2022 shall be determined based on actual performance for such fiscal year and (y) any portion of such bonus attributed to performance goals for the 2022 fiscal year or any fiscal year thereafter will be deemed achieved at their target levels, and, in each case, the payout will be prorated based on the number of days that have elapsed during the applicable performance period as of the Closing Date;

provided, that any Short Term Incentive Plan that constitutes a plan covering employees of managed hotels (other than corporate department employees) shall remain in effect in accordance with the terms thereof for the remainder of the 2022 fiscal year following the Closing Date and any payout thereunder will be calculated based upon the actual performance for the applicable period in 2022;

provided, further, that with respect to any Short Term Incentive Plan that constitutes (x) a sales incentive plan, any earned amounts, based on achievement against prorated quarterly production goals for the respective period in which the Closing occurs, shall be payable to each participating Business Employee in full within thirty (30) days following the Closing Date and (y) a commission or development-based plan, any unpaid amounts attributable to a participant thereunder in respect of development contracts of an Acquired Company that were executed prior to the Closing Date shall become payable if and when such amounts become due pursuant to the terms of such contracts (for the avoidance doubt, subject to satisfying all relevant payment conditions) after taking into account any existing continued employment or qualifying termination of employment requirements under such development-based plan as a condition to payment, provided, however, the aggregate amount payable under clause (y) shall not exceed $396,000 for all Short Term Incentive Plan covered by clause (y).

(j)

During the period from the date of this Agreement until the Closing Date, Seller shall, and shall cause its Affiliates to, reasonably cooperate with Purchaser and its Affiliates and provide reasonable assistance to Purchaser and its Affiliates (including providing reasonable access to the Business Employees during normal business hours) in connection with (i) Purchaser or its Affiliate’s extending to certain Business Employees new offers of employment effective as of and contingent upon the Closing Date and (ii) communicating to the Business Employees the relevant terms and conditions of their employment following the Closing Date. All communications during such period between Seller or its Affiliates and the Business Employees pertaining to post-Closing Date employment, compensation or benefits matters or otherwise related to the Business Employees’ relationship with Purchaser and its Affiliates shall be subject to Purchaser’s prior approval.

(k)

Notwithstanding anything in this Section 6.11 to the contrary, nothing contained herein, whether express or implied, shall be construed to (i) establish, amend or modify any Company Plan, other compensation or benefit plan, program, agreement, or arrangement, or any employee benefit plan, program, agreement, or arrangement of Purchaser or any of its Affiliates, (ii) limit the right of Purchaser or any of its Affiliates (including the Acquired Companies) to amend, terminate or otherwise modify any Company Plan, other compensation or benefit plan, program, agreement, or arrangement, or any employee benefit plan, program, agreement, or arrangement of Purchaser or any of its Affiliates, or (iii) prohibit Purchaser or any of its Affiliates (including the Acquired Companies) from reducing, adjusting or otherwise changing the base salary, hourly wage rate or other compensation payable to any Person if such reduction, adjustment or other change applied to similarly-situated employees of Purchaser or any of its Affiliates (including the Acquired Companies) as a result of or in connection with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Proceeding, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 or any other pandemic or disease outbreak. The Parties acknowledge and agree that all provisions contained in this Section 6.11 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights, benefits, obligations, or remedies of any nature whatsoever under or by reason of this Section 6.11 (a) in any other Person, including any Continuing Business Employees, any other employees or former employees of the Acquired Companies, any participant in any Company Plan or employee benefit plan of Purchaser or any of its Affiliates, or any dependent or beneficiary thereof, or (b) to continued employment or service with Purchaser or any of its Affiliates (including the Acquired Companies).

6.12	Intercompany payables and receivables; Affiliate Agreements; certain shared agreements.

(a)

The Parties agree that all intercompany payables, receivables and other intercompany arrangement between Seller Companies on the one side and the Acquired Companies on the other side as set forth in Exhibit 7 will continue to accrue on the financial accounts of the Seller Companies and Acquired Companies from the Locked Box Date to the Closing Date but shall be canceled or otherwise terminated on or before Closing without actual settlement in accordance with the procedures set forth on Section 6.12(a) of the Seller Disclosure Schedule, and such accruals as well as their cancellation or termination shall not have any impact on the Purchase Price (the “Intercompany Cancellation”). Any net intercompany receivables of the Acquired Companies for which a Seller Company will remain the obligor after the Closing Date but which are not canceled or otherwise terminated on or before Closing shall be distributed by the respective Acquired Companies to Seller before the Closing Date with such distribution treated as Permitted Leakage.

(b)

Prior to the Closing, Seller shall, and shall cause the Acquired Companies to, take such action as may be necessary so that, effective as of the Closing, all agreements with an Affiliated Person including those set forth on Section 4.19 of the Seller Disclosure Schedule, in each case including any Liabilities and obligations of an Acquired Company, on the one hand, and Seller, their owners and each of their Affiliates (other than the Company) on the other hand, shall be terminated in their entirety effective as of the Closing without any Liability to the Purchaser or the Company and without further actions by the parties and thereby be deemed cancelled and discharged in their entirety irrespective of any contrary terms in any such agreement, in each case, other than any indemnities or similar rights that may be applicable to the parties thereto.

6.13	Representations and Warranties Insurance

Prior to the Effective Time, the Purchaser shall use its commercially reasonable efforts to obtain a buyer’s representation and warranty insurance policy with a reputable insurance company providing for Loss coverage for any Losses that may arise with respect to any breaches of or inaccuracies in this Agreement (the “R&W Insurance Policy”) in form and substance reasonably acceptable to the Seller and effective as of the Closing Date. The Purchaser shall pay all of the premium payments, underwriting fees and other applicable Taxes, fees, expenses and surcharges for which the insured is responsible under the R&W Insurance Policy. Prior to the Closing, the Seller shall provide to the Purchaser such cooperation reasonably requested by the Purchaser that is necessary to obtain a R&W Insurance Policy, including by assisting the Purchaser in providing information as may reasonably be requested by any insurance broker or insurance carrier.

6.14	Guarantee and Radisson Belgium

Guarantor shall cause Seller and Radisson Belgium, as applicable, to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Seller or Radisson Belgium, as applicable, in accordance with the terms of this Agreement and the transactions contemplated by this Agreement. As a material inducement to the Purchaser’s willingness to enter into this Agreement and perform its obligations hereunder, Guarantor hereby irrevocably and unconditionally guarantees the full and timely performance and discharge by Seller and Radisson Belgium of each of the covenants, obligations and undertakings required to be performed by Seller and Radisson Belgium under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Seller or Radisson Belgium shall also be deemed to be a breach or default of Guarantor, and, subject to the terms and limitations of this Agreement, the Purchaser shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against any or all of Guarantor, Seller and Radisson Belgium in the first instance. The guarantee in this Section 6.14 is a continuing guarantee which will remain in force until all of the obligations of the Seller and Radisson Belgium under this Agreement have been fulfilled, notwithstanding any change, restructuring, bankruptcy, insolvency or termination of the corporate structure or existence of the Seller, Radisson Belgium or the Guarantor. Upon the dissolution of Seller or Radisson Belgium, Guarantor shall assume all rights, benefits, and Liabilities of Seller or Radisson Belgium, as applicable. The Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of this Agreement or any Ancillary Agreement, any failure to enforce the provisions of this Agreement, any Ancillary Agreement, or any waiver, modification, Consent or indulgence granted with respect thereto by the Purchaser, the recovery of any Judgment against Seller or Radisson Belgium or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of Seller or Radisson Belgium, any right to require a Proceeding first against Seller or Radisson Belgium, protest or notice with respect to any obligations guaranteed pursuant to this Section 6.14 and all demands whatsoever.

Notwithstanding anything to the contrary in this Section 6.14 and other provisions under this Agreement, any Ancillary Agreements or the Brand Collaboration Memorandum, all limitations, exceptions, and restrictions to Seller’s obligations or Liabilities under this Agreement, the Ancillary Agreements and the Brand Collaboration Memorandum shall be applicable to Guarantor and Radisson Belgium as well, and Guarantor or Radisson Belgium will not be responsible or liable for any obligation, undertaking, commitment, breach or default of Seller or Guarantor itself or Radisson Belgium itself to the extent that such obligation, undertaking, commitment, breach or default is subject to any disclaimer, waiver, carve-out or limitations, including the limitations on Liabilities as set out in Article 10.

Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, all Parties acknowledge and agree that all liabilities and obligations of Radisson Belgium under this Agreement are solely relevant to Belgium IP Provisions (including the provisions of Article 10 relating thereto), and in no circumstance shall Radisson Belgium be liable, either jointly or severally, for any liabilities or obligations of any other Party to this Agreement.

6.15	Code Section 338(h)(10) Election

Purchaser and Seller shall join in making a valid, timely election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign Law, collectively, a “Section 338(h)(10) Election”) with respect to the Purchaser’s acquisition of each of the 338(h)(10) Companies in accordance with applicable statutes, rules and regulations, including IRS Form 8023 and Treasury Regulation Section 1.338(h)(10)-1. Purchaser shall be responsible for the preparation of all Section 338 Forms in accordance with applicable Law and the terms of this Agreement and Seller shall promptly provide Purchaser with such information as Purchaser reasonably requests in order to prepare the Section 338 Forms. Seller shall deliver or cause to be delivered to Purchaser at Closing, or promptly after its receipt of such Section 338 Forms from Purchaser and prior to the due date therefor, the Section 338 Forms as prepared by Purchaser, properly and fully executed and completed with respect to Purchaser’s acquisition of each 338(h)(10) Company, and shall take any other actions reasonably requested by the Purchaser to effectuate each Section 338(h)(10) Election under applicable Law. Purchaser and Seller agree to report the transfers under this Agreement in a manner consistent with such Section 338(h)(10) Election and shall take no position contrary thereto unless required pursuant to a “determination” as defined in Section 1313(a) of the Code. Notwithstanding any other provision of this Agreement to the contrary, the Sellers agree and acknowledge that any income and gain recognized as a result of, and in accordance with, the making of the Section 338(h)(10) Election will be included on the Seller’s Tax Returns and Seller shall pay and be solely responsible for all Taxes resulting the Section 338(h)(10) Election. Purchaser and Seller agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338(h)(10) Election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules.

6.16	Purchase Price Allocation

Seller and Purchaser agree to (and agree to cause their respective Affiliates to) allocate the Purchase Price and any assumed Liabilities treated as amount realized, for Tax purposes, among the assets and shares deemed sold for US federal Income Tax purposes in accordance with Exhibit 8 attached hereto (the “Purchase Price Allocation”). Within one hundred twenty (120) days after the Closing Date or as soon as practicable thereafter, Purchaser shall deliver to Seller a proposed allocation of the Purchase Price (and other relevant amounts) as of the Closing Date, which allocation shall incorporate, reflect and be consistent with the Purchase Price Allocation and be determined in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchaser’s Allocation”). If Seller disagrees with Purchaser’s Allocation, Seller may, within sixty (60) days after delivery of Purchaser’s Allocation, deliver a notice (the “Seller’s Allocation Notice”) to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation of the Purchase Price (and other relevant amounts). If the Seller’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (and other relevant amounts), which allocation shall incorporate, reflect and be consistent with the Purchase Price Allocation. If Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause a reputable independent accounting firm agreed to by the Parties (the “Accounting Firm”) to resolve any remaining disputes. Any allocation of the Purchase Price (and other relevant amounts) determined pursuant to the decision of the Accounting Firm shall incorporate, reflect and be consistent with the Purchase Price Allocation. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be borne equally by Seller, on the one hand, and Purchaser, on the other hand. The allocation of the Purchase Price (and other relevant amounts), as prepared by Purchaser if no Seller’s Allocation Notice has been given, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Accounting Firm (the “Allocation”) shall be conclusive and binding on all Parties. The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price pursuant to this Agreement. Seller and Purchaser agree (and agree to cause their respective Affiliates) to prepare and file all relevant federal, state, local and foreign Tax Returns (including, but not limited to, IRS Forms 8883 and 8594) in accordance with the Allocation. Seller, Purchaser or any of their respective Affiliates shall not take any position inconsistent with the Allocation on any Tax Return or in any Proceeding before a Tax Authority related to Taxes (a “Tax Proceeding”), in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).

6.17	D&O Indemnification and Insurance Matters

(a)

From and after the Closing, for six (6) years following the Closing, the Purchaser will cause the Acquired Companies to fulfill and honor in all respects the obligations of the Acquired Companies pursuant to any indemnification provision or exculpation provision set forth in the certificate of incorporation, bylaws, articles of association or other comparable organizational documents of each of the Acquired Companies, as in effect on the date hereof, with respect to any acts or omissions of their respective equityholders, members, directors, managers or officers, occurring or existing at any time prior to the Closing.

(b)

On or prior to the Closing, Seller shall obtain a six (6) year tail insurance policy (the “D&O Tail Policy”) with respect to officers’ and directors’ Liability insurance covering the Persons who are presently covered by the Company’s (or a parent company’s) officers’ and directors’ Liability insurance policy, with respect to actions and omissions occurring prior to the Closing, on terms consistent in all material respects with the Company’s existing policy in effect on the date hereof.

6.18	Release

Effective as of the Closing Date, except for (a) any rights or obligations under this Agreement or the other Ancillary Agreements, (b) accrued but unpaid compensation, perquisites or other benefits due to an employee of, or vendor or independent contractor to, the Seller Releasing Parties by the Company, or (c) any rights of any of the Seller, its affiliates and each of its and their respective current and former officers, directors, employees, partners, managers, members, advisors, financial advisors, lenders, successors and assigns to indemnification, insurance or exculpation by the Company, Radisson Belgium, on behalf of itself and each of its current and former officers, directors, employees, partners, members, advisors, equityholders, successors and assigns (in their capacity as such) (collectively, the “Radisson Belgium Releasing Parties”) and Seller, on behalf of itself and each of the Seller Companies and each of its and their respective current and former officers, directors, employees, partners, members, advisors, equityholders, successors and assigns (in their capacity as such) (collectively and together with the Radisson Belgium Releasing Parties, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Acquired Companies, their respective affiliates and each of their and such affiliates’ respective current and former officers, directors, employees, partners, managers, members, advisors, financial advisors, lenders, successors and assigns (collectively, the “Released Parties”) of and from any and all Proceedings, Orders, duties, debts, dues, accounts, bonds, Contracts and claims and demands whatsoever whether in Law or in equity which the Seller Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to actions of the Released Parties on or prior to the Closing Date relating to the Seller Releasing Parties’ (x) ownership or purported ownership or voting rights in respect of any Shares of the Acquired Companies and (y) in the case of the Radisson Belgium Releasing Parties, ownership or purported ownership in respect of any Owned Intellectual Property (collectively, the “Seller Released Claims”).

6.19	Non-competition

For a period of three (3) years from and after the Closing Date, unless otherwise agreed under this Agreement or any Ancillary Agreement, the Seller and its Affiliates will not directly or indirectly:

(a)	participate or engage, whether as an licensor, licensee, stockholder, partner, joint venture partner or investor, in the Restricted Business anywhere in the Territory.

(b)	For purposes of this Section 6.19, “Restricted Business” shall mean the use or exploitation of any hotel brands that are part of the Owned Intellectual Property.

(c)

Notwithstanding anything herein to the contrary, this Section 6.19 shall not prevent Seller from acquiring as investment securities representing not more than five percent (5%) of the voting securities of any corporation where such securities are listed on a nationally recognized stock exchange.

Notwithstanding anything to the contrary contained herein, in the event of an alleged breach or violation of this Section 6.19, the restricted period set forth in the first sentence of this Section 6.19 shall be tolled with respect to activity that is the subject of the alleged breach until such alleged breach or violation is resolved. Seller acknowledges and agrees that (A) the agreements and covenants contained in this Section 6.19 and Section 6.8 above are (x) reasonable and valid in geographical and temporal scope and in all other respects, and (y) essential to protect the value of the Business and assets of the Acquired Companies and (B) Seller has obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Acquired Companies and to the substantial detriment of the Company. Seller also acknowledges that the Purchaser has agreed to purchase the Shares in reliance on the covenants made by Seller in Sections 6.8 and 6.19 and that the Purchaser would not have agreed to purchase the Shares in the absence of the covenants made by the Seller in Sections 6.8 and 6.19. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6.19 unenforceable, the other provisions of Sections 6.8 and 6.19 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by Law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

6.20	Brand Collaboration Memorandum

The parties hereto agree that the post-Closing relationship and actions of the parties shall be governed by and subject to, the terms and conditions of the Brand Collaboration Memorandum, which the parties intend to be legally binding and enforceable. Article 11 of this Agreement shall apply to the Brand Collaboration Memorandum mutatis mutandis.

6.21	Real Estate Matters.

(a)

JJ Mortgage. As of the date hereof, the Owned Real Property identified on Section 4.15(a) of the Seller Disclosure Schedule as the “Fee Mortgaged Property” is encumbered by that certain Mortgage by Business Entity dated as of January 12, 2021 (as the same may have been, and may hereinafter be, amended, supplemented, or modified, the “JJ Mortgage”) given by Bloomington CIS, LP (“Fee Mortgagor”) to Jin Jiang International Holdings Co., Ltd. (the “JJ Mortgagee”) (which JJ Mortgage has been recorded in the Office of the Registrar of Titles of Hennepin County, Minnesota, as document number 5802992), and the Fee Mortgagor has executed and delivered that certain Limited Recourse Guaranty dated as of January 12, 2021 (as the same may have been amended, supplemented, or modified, the “JJ Guaranty”), which JJ Mortgage and JJ Guaranty, individually and collectively, secure that certain Parent Standby Letter of Credit for the benefit of the JJ Mortgagee. Seller, at Seller’s sole cost and expense and without the payment of any amount by an Acquired Company (excluding professional services fees required to assist any Acquired Company in completing the tasks provided in this Section 6.21(a)), shall, at or prior to the Closing, pursuant to documentation in form and substance reasonably acceptable to Purchaser, (i) terminate (or cause the termination of) the JJ Guaranty and any and all other agreements, documents, or guaranties relating thereto executed and delivered by the Company or any Acquired Company (and provide evidence of such termination(s) to Purchaser), and (ii) terminate (or cause the termination of) and remove (or cause the removal) of record from the applicable real property records the JJ Mortgage (and provide evidence of such termination and removal to Purchaser) (the documentation to be executed and delivered (and, as applicable, recorded) pursuant to the foregoing clauses (i) and (ii), the “JJ Terminations”).

(b)

VCA Loan Matters. As of the date hereof, the Leased Real Property identified on Section 4.15(b) of the Seller Disclosure Schedule as the “Leasehold Mortgaged Property” is encumbered by that certain Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement dated as of July 29, 2021 (as the same may have been amended, supplemented, or modified, the “VCA Mortgage”), given by Radisson Blu MOA, LLC (“VCA Borrower”) in favor of VCA Lender LLC (“VCA Lender”), which VCA Mortgage secures a loan in the aggregate principal amount of $53,500,000.00 (the “VCA Loan”) evidenced by that certain Loan Agreement, dated July 29, 2021, between VCA Borrower and VCA Lender (as the same may have been, and may hereinafter be, amended, supplemented, or modified, the “VCA Loan Agreement”). Pursuant to Section 9.6 of the VCA Loan Agreement, the purchase and acquisition of the Shares and the transactions contemplated pursuant to this Agreement (the “Transaction”) will require the consent of VCA Lender, unless the Transaction constitutes a Permitted Transfer, and the parties hereto acknowledge that in order for the Transaction to constitute a Permitted Transfer, certain conditions must be satisfied and certain requirements must be met; in particular, and without derogating from the generality of the foregoing, (i) VCA Lender shall have approved in its reasonable discretion the proposed transferee of the Transaction, based on VCA Lender’s applicable “know-your-customer” program (the “KYC Approval”), and (ii) VCA Borrower must give VCA Lender notice of the Transaction ten (10) days prior to the Transaction (the “Transfer Notice”) (and shall deliver copies of all instruments effectuating the Transfer upon request of VCA Lender) (the “Notice Requirement”, and together with the KYC Approval and any other approval or consent required under the Loan Documents in order to ensure that the Transaction constitutes a Permitted Transfer thereunder, collectively, the “Transfer Requirements”). Seller shall use commercially reasonable efforts to satisfy all Transfer Requirements. Promptly following the execution and delivery of this Agreement (but in no event later than the fourth (4th) business day after the execution and delivery of this Agreement), Seller shall (and/or shall cause the VCA Borrower to) provide the Transfer Notice to VCA Lender, which Transfer Notice shall (x) provide VCA Lender with all reasonably necessary information regarding the Transaction, the Parties, and the identity of the Purchaser, and (y) request that VCA Lender provide Seller and Purchaser with any additional information VCA Lender will require in order to provide the KYC Approval. Seller shall (and/or shall cause VCA Borrower to) (i) continuously and regularly follow up with VCA Lender regarding the KYC Approval and the Transfer Requirements, (ii) not in limitation of the generality of the provisions of this Section 6.21(b), diligently seek to obtain and/or provide all information and documentation required to satisfy the Transfer Requirements, and (iii) provide regular updates to Purchaser regarding the status of the satisfaction of the Transfer Requirements (which updates may be via email and may be provided by counsel to Seller and/or VCA Borrower to counsel to Purchaser). The Seller shall not (and shall not permit any Acquired Company to) (i) amend, supplement, or modify the VCA Mortgage, the VCA Loan Agreement, or the Loan Documents (as defined in the VCA Loan Agreement), or (ii) waive any material right or privilege under the VCA Mortgage, the VCA Loan Agreement, or the Loan Documents, in each case, without the Purchaser’s prior written consent.

6.22	Right of First Offer/Refusal

(a)

If either Purchaser or its Subsidiaries, on the one hand, or Seller or Guarantor or its respective Affiliates, on the other hand (in each case, a “Transferor”) proposes to transfer, directly or indirectly, whether by asset sale, stock sale, merger, or otherwise, any or all of its legal or beneficial ownership in one or more Hotel Brands, in any or all of the territory in which Transferor possesses the right to operate such Hotel Brands (such ownership interests, the “ROFO Interest”) to any unaffiliated third party other than in an Excluded Transaction, it must first deliver a notice indicating its intention to sell with an indicative offer stating its proposed initial price and material transaction terms for selling the ROFO Interest (“ROFO Selling Notice”) to the other party (“Offeree Party”). “Hotel Brand” means, (A) with respect to Seller or Guarantor, the intellectual property and related contracts (i.e., franchise agreements, master franchise agreements, and licenses) associated with any hotel brand owned by Guarantor, Radisson Belgium or other Subsidiary of Guarantor as of the date of this Agreement that is listed as a “Radisson Mark” pursuant to the Radisson Belgium Trademark Assignment Agreement, and (B) with respect to Purchaser, the intellectual property and related contracts (i.e., franchise agreements, master franchise agreements, and licenses) associated with any hotel brand that is acquired pursuant to the Radisson Belgium Trademark Assignment Agreement.

(b)

The Offeree Party may exercise its right to acquire all (but not less than all) of the ROFO Interest by delivering to the Transferor an acceptance letter stating its interest to acquire the ROFO Interest (“ROFO Response Letter”) within thirty (30) days upon its receipt of the ROFO Selling Notice (“ROFO Election Period”).

(c)

If the Offeree Party has not elected to purchase all of the ROFO Interest before the end of the ROFO Election Period, the Transferor shall have the right, for a period of one (1) year after the end of the ROFO Election Period (plus a sufficient number of days to obtain required Authorizations in connection with such transaction), to transfer all (but not less than all) of the ROFO Interest to any third party at a price that is equal to or higher than the price specified in the ROFO Selling Notice and on non-economic terms and conditions not materially more favorable to the proposed third-party transferee than those terms and conditions set out in the ROFO Selling Notice.

(d)

If the Offeree Party has delivered the aforesaid ROFO Acceptance Letter within the ROFO Election Period, within six (6) months following the end of the ROFO Election Period, the Offeree Party and Transferor shall work together to complete the transfer of the ROFO Interest (“ROFO End Date”).

(e)

If the Offeree Party and Transferor fail to complete the transfer of ROFO Interest on or before the ROFO End Date, then the Transferor shall have the right, for a period of one (1) year after the ROFO End Date (plus a sufficient number of days to obtain required Authorizations in connection with such transaction) to transfer the ROFO Interest to any independent third party (“Potential Third Party Buyer”); provided that Offeree Party shall be entitled to receive a notice from the Transferor containing the final terms and conditions negotiated between Transferor and Potential Third Party Buyer (“Final Third Party Terms”) prior to the execution of any definitive agreement in relation to the ROFO Interest with such Potential Third Party Buyer. Within thirty (30) days upon receipt of the Final Third Party Terms, the Offeree Party shall have the right to accept the transfer of the ROFO Interest from the Transferor under the terms and conditions substantially similar to Final Third Party Terms, which on which the Transferor shall enter into a definitive agreement with Offeree Party in relation to ROFO Interest.

(f)

Notwithstanding anything to the contrary herein, this Section 6.22 shall not apply to: (i) a transaction by Purchaser or Guarantor’s shareholders that involves (a) a change of control of Purchaser or Guarantor’s shareholders (so long as the Hotel Brands remain within the ultimate voting and economic control of JJ International Holdings), (b) a sale of all or substantially all assets of Purchaser or Guarantor’s shareholders (so long as the Hotel Brands remain within the ultimate voting and economic control of JJ International Holdings), or (c) involves the sale of any other hotel brands owned by Purchaser, Guarantor’s shareholders or their respective Affiliates (in addition to one or more Hotel Brands), where the value of such other hotel brands is a material portion of the overall value of the transaction, (ii) a transaction by Seller that involves (a) transfer of Guarantor’s interest that does not result in a change in control situation of Guarantor, (b) transfer of interests among existing shareholders or Affiliates of Guarantor (so long as the Hotel Brands remain within the ultimate voting and economic control of JJ International Holdings), (c) any internal reorganization involving Guarantor or any of its Affiliates (including any sale-and-leaseback transaction or any other reorganization so long as the Hotel Brands remain within the ultimate voting and economic control of JJ International Holdings), or transfer of interest in Guarantor or any of its Affiliates into any listed company controlled by Guarantor’s shareholders or (d) a transaction involving a specified territory with a counterparty that is already a master franchisee within that territory (so long as the Hotel Brands remain within the ultimate voting and economic control of JJ International Holdings), or (iii) any bona fide pledge or granting of a security interest (including the right to foreclose thereon) to any Person who provides debt financing to a Transferor or its Affiliates, and (iv) any initial public offering or other bona fide public or private equity or debt offering transaction for financing purposes (each, an “Excluded Transaction”). For the avoidance of doubt, this Section 6.22 shall be binding on any Affiliate of a Transferor to which any ROFO Interest is transferred.

(g)	This Section 6.22 shall expire and be of no further force or effect on December 31, 2042.

6.23	Shared Contracts

With respect to each Shared Contract, Radisson Belgium and Purchaser shall:

(a)

during the period ending on the Closing Date, (i) discuss each relevant Party’s anticipated desire to utilize each Shared Contract after the Closing Date (the “Continuing Party”), (ii) with respect to any Shared Contract that the other Party does not desire to utilize following the Closing, but which the Continuing Party desires to continue to utilize, the Parties shall use their respective commercially reasonable efforts to obtain the applicable counter-party’s written consent to a novation of such Shared Contract(s) to the Continuing Party effective as of the

Closing Date and (iii) with respect to any Shared Contract that both Parties desire to utilize following the Closing, the Parties shall use their respective commercially reasonable efforts to obtain the applicable counter-party’s written consent to a partial assignment or novation of the applicable provisions of such Shared Contract(s) to Radisson Belgium or Purchaser. as applicable, effective as of the Closing Date; and

(b)

during the period beginning on the Closing Date, with respect to each Shared Contract to which an Acquired Company or Radisson Belgium, as applicable, remains party to as of the Closing Date (the “Remaining Party”), Purchaser or Radisson Belgium, as applicable, shall use its commercially reasonable efforts to provide the other Party (which, in case of the Purchaser, may constitute the relevant Acquired Company) (the “Recipient Party”) with the rights and benefits of continuing participation under any such Shared Contract consistent with such historical practices including the Recipient Party’s obligations to promptly reimburse the Remaining Party for its activity under such Shared Contract while such Shared Contract remains in effect and shall indemnify and hold the Remaining Party and its Affiliates (including, for the avoidance of doubt, (x) in case the Remaining Party is an Acquired Company, the Purchaser, and (y) in case the Remaining Party is Radisson Belgium, the Seller) harmless from any costs, expenses, damages or other losses resulting from any failure by the Recipient Party or any of its Affiliates to pay, perform and otherwise discharge any such obligation or liability. Nothing in this Section 6.23 shall require or be deemed to require the Remaining Party to either (a) renew or extend a Shared Contract upon expiration by its terms, or refrain from exercising any right to opt out of any contractually-based automatic renewal under a Shared Contract or (b) refrain from exercising any other permissive termination right afforded to the Remaining Party under a Shared Contract; provided, that with respect to any termination under clause (b), the Remaining Party agrees to provide the Recipient Party with at least 90 days’ advance notice of the Remaining Party’s intention to terminate any such Shared Contract, in which case, upon request of the Recipient Party, during such 90-day termination notice period, the Parties shall use their respective commercially reasonable efforts to obtain the applicable counter-party’s written consent to a novation of such Shared Contract(s) to the Recipient Party.

6.24	Termination Costs

(a)

If any Acquired Company (i) has entered into, prior to the date hereof, a Contract which would be a Material Contract, and such Contract was not disclosed to Purchaser in the Seller Disclosure Schedule, or (ii) enters, after the date hereof and prior to the Closing, into a Material Contract without the consent of Purchaser (whether or not such consent is required by Section 6.2(b)), and, in each case, Purchaser notifies Seller no later than the earlier of (i) within twenty (20) Business Days of the discovery by Purchaser of the existence and terms of such Material Contract or (ii) twelve (12) months after the Closing that it desires to terminate such contract, then, all of the following shall be deemed a “Termination Cost”: (x) any contractually specified early-termination payments or penalties, (y) any non- contractually specified early-termination payments or penalties consented to by Seller (such consent not to be unreasonably withheld, conditioned or delayed), and (z) other Losses payable to the contractual counterparty in any Proceeding brought in connection with such early termination, together with any out-of-pocket legal costs associated with such Proceeding.

(b)

Without limitation of the foregoing, the parties agree that Purchaser intends to terminate the Contracts set forth on Section 6.24 of the Seller Disclosure Schedule, which Contracts were entered into by an Acquired Company following the Locked Box Date (such Contracts, the “Scheduled New Agreements”), and the provisions of subsection (a) shall apply with respect to the termination of such Scheduled New Agreements.

6.25	Code Section 280G

To the extent necessary to avoid the application of Section 280G of the Code and the applicable final Treasury regulations and rulings thereunder, the Seller and the Company shall, as soon as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, (a) use commercially reasonable efforts to obtain from any Person who is a “disqualified individual”, as defined in Section 280G of the Code, and who has a right to any payments and/or benefits or potential right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement and other transactions contemplated herein that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments and/or benefits applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” pursuant to Section 280G of the Code (to the extent waived, the “Waived 280G Benefits”) and (b) following the execution of the waivers described in clause (a), submit for approval by the stockholders of the Company (the “Stockholders”) of the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. The Company shall not pay any of the Waived 280G Benefits if such Waived 280G Benefits are not approved by the Stockholders as contemplated above. The Company and the Purchaser shall reasonably coordinate in advance with respect to the documentation and procedures relating to the waivers and stockholder approval under Section 280G of the Code, including the Purchaser’s provision to the Company of any information or documentation regarding payments and/or benefits that may be payable or provided by the Purchaser or an Affiliate thereof that could separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the regulations promulgated thereunder. Within a reasonable time prior to, and in no event later than five (5) Business Days prior to, delivery to the “disqualified individuals” and the stockholders of the Company of such waiver and stockholder approval materials, the Company shall provide drafts of such waivers and such stockholder approval materials (including disclosure statement) to Purchaser and its representative for its review and approval (such approval not to be unreasonably withheld or delayed) and the Company shall reflect in such disclosure statement and waiver any changes reasonably requested by Purchaser or its representative. As soon as practicable following the date hereof and no later than fifteen (15) Business Days prior to the Closing Date, the Company shall provide the Purchaser with the calculations and related documentation required to determine whether the vote described in this Section 6.25 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. If applicable, prior to the Closing Date, the Company shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser that a vote of the Stockholders was solicited in accordance with the foregoing provisions of this Section 6.25 and Section 280G of the Code and the regulations thereunder, and that either (i) such requisite stockholder approval either has been obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

7.1	Conditions to obligations of the Purchaser and the Seller

The obligations of the Purchaser and the Seller to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of the following conditions (any of which may only be waived by the Purchaser and the Seller jointly):

(a)

Transaction injunction. There shall not be in effect any Law or any Judgment of a Governmental Authority of competent jurisdiction that prohibits (whether temporarily, preliminarily or permanently) the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)

Regulatory approvals. All Required Regulatory Approvals have been obtained or, with the lapse of the applicable waiting periods (and any extension thereof), been deemed as obtained, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority have expired or terminated.

(c)	Concurrent closing. The closing (including contemporaneous closing) of the transactions contemplated by the Radisson Belgium Trademark Assignment Agreement.

7.2	Conditions to the obligation of the Purchaser

The obligation of the Purchaser to consummate the transaction contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a)

Accuracy of representations and warranties. (i) the Seller Fundamental Representations shall be true and correct in all respects at the date of this Agreement and at and as of the Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) (other than any de minimis inaccuracies with respect to any representations and warranties concerning the Acquired Companies other than the Company) and (ii) the Seller Non-Fundamental Representations shall be true and correct in all respects, without giving effect to materiality, Material Adverse Effect or similar qualifications, at the date of this Agreement and as of the Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) except as would not reasonably be expected to have a Material Adverse Effect.

(b)

Performance of Covenants. All of the covenants and obligations of the Company, the Acquired Companies, or the Seller that are required to be performed on or before the Closing must have been duly performed and complied with in all material respects.

(c)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d)	Closing Deliverables. The Purchaser shall have received the items required to be delivered by Seller pursuant to Section 2.5(a).

(e)

Confirmation from Government Agencies. Certain provisions of CFIUS Agreement and the Security Plan, as defined in the CFIUS Agreement, shall have been waived or deemed inapplicable from Closing until termination of the CFIUS Agreement in order to allow Purchaser to control, operate, and integrate the Acquired Companies as specified in Exhibit 9.

(f)	Intercompany Receivables. The Intercompany Cancellation shall have occurred.

7.3	Conditions to the obligation of the Seller

The obligation of the Seller to consummate the transaction contemplated by this Agreement and is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a)

Accuracy of representations and warranties. The representations and warranties of the Purchaser in this Agreement must have been true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)

Performance of Covenants. All of the covenants and obligations that are required to be performed or complied by the Purchaser under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects.

(c)	Closing Deliverables. The Seller shall have received the items required to be delivered by Purchaser pursuant to Section 2.5(b).

ARTICLE 8

TERMINATION

8.1	Termination events

This Agreement may, by written notice given prior to the Closing, be terminated:

(a)	by mutual written Consent of the Purchaser and the Seller;

(b)	by the Purchaser, if:

(i)

any condition set forth in Section 7.2 (unless waived by the Purchaser) has not been satisfied by the End Date (other than conditions by their nature are to be satisfied until the Closing, in which case, these conditions are not capable of being satisfied if the Closing were to occur on the date of such termination); or

(ii)

(A) any of the representations and warranties of the Seller shall fail to be true and correct or (B) there shall be a breach by the Seller of any covenant or agreement of the Seller in this Agreement that, in either case, (1) would result in the failure of a condition set forth in Section 7.1 or Section 7.2 and (2) which is not curable or, if curable, is not cured prior to the thirtieth (30th) day after written notice thereof is given by the Purchaser to the Seller; provided, that the Purchaser may not terminate this Agreement pursuant to this Section 8.1(b)(ii) if the Purchaser is in material breach of this Agreement.

(c)	by the Seller if:

(i)

any condition set forth in Section 7.3 (unless waived by the Seller) has not been satisfied by the End Date (other than conditions by their nature are to be satisfied until the Closing, in which case, these conditions are not capable of being satisfied if the Closing were to occur on the date of such termination); or

(ii)

(A) any of the representations and warranties of the Purchaser shall fail to be true and correct or (B) there shall be a breach by the Purchaser of any covenant or agreement of the Seller in this Agreement that, in either case, (1) would result in the failure of a condition set forth in Section 7.1 or Section 7.3 and (2) which is not curable or, if curable, is not cured prior to the thirtieth (30th) day after written notice thereof is given by the Seller to the Purchaser; provided, that the Seller may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Seller is in material breach of this Agreement.

(d)	By either the Purchaser or the Seller, if:

(i)

any Governmental Authority shall have issued a governmental Order restraining or enjoining the transactions contemplated by this Agreement or any Ancillary Agreement, and such governmental Order shall have become final and non-appealable; or

(ii)

through no breach by the party seeking to terminate this Agreement of its material obligations under this Agreement, any of the conditions set forth in Section 7.1 is not satisfied on or before the End Date.

(iii)

For the avoidance of doubt, if the failure of the conditions set forth in Section 7.1 is caused by the breach by either party of its material obligations under this Agreement, such party shall not be entitled to terminate this Agreement.

8.2	Effect of termination

(a)

General Effect. Each party’s rights of termination under Section 8.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 8.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end and become void and no further force or effect without any Liability on the part of any Party hereto, other than Liability with respect to (i) fraud or (ii) willful breach, Notwithstanding the foregoing Section 6.6 (Confidentiality), Section 6.7 (Public Announcement), Article 11 (General Provisions) and this Section 8.2 will remain in full force and survive any termination of this Agreement. For the avoidance of doubt, the termination of this Agreement will not terminate the obligations of the parties under any non-disclosure agreement between the parties hereto or their respective Affiliates relating to the transaction contemplated by this Agreement.

ARTICLE 9

CERTAIN TAX MATTERS

9.1	Tax Returns

(a)

Seller shall prepare and file (or cause to be prepared and filed) on a timely basis (i) all Tax Returns of or with respect to the Acquired Companies for taxable periods ending on or before the Closing Date that are required to be filed prior to the Closing Date and (ii) all Income Tax Returns of any Seller Consolidated Tax Group in respect of any Tax period that ends on or prior to the Closing Date (the Tax Returns described in clauses (i) and (ii), “Seller Prepared Returns”). Seller Prepared Returns will be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of or with respect to the Acquired Companies to the extent permitted by applicable Law. Seller shall submit drafts of all such Seller Prepared Returns to Purchaser for Purchaser’s review and comment at least twenty (20) days prior to the due date for filing each such Tax Return. Seller shall incorporate all comments of Purchaser provided no later than five (5) days prior to the applicable due date with respect to all Seller Prepared Returns, provided that in the event that Seller disagrees with any comments provided by Purchaser, the dispute with respect to all such comments shall be resolved by the Accounting Firm in accordance with the procedures and fee payment arrangements described in Section 6.16, mutatis mutandis. Seller will, promptly after timely filing (or causing to be timely filed) all Seller Prepared Returns consistent with this Section 9.1, forward to the Purchaser an accurate and complete copy of such filed Seller Prepared Returns and proof of payment of the subject Taxes.

(b)

Prior to the Closing Date, Radisson Belgium shall complete and provide to the Company a Form W-8BEN-E properly evidencing its entitlement to a complete exemption from withholding tax on all royalty payments from the Company to Radisson Belgium pursuant to the income tax treaty between the United States and Belgium. Seller shall provide a copy of the Form W-8BEN-E to Purchaser at least five (5) days prior to Closing.

(c)

Prior to the Closing Date, Guarantor shall complete and provide to the Company a Form W-8BEN-E properly evidencing its entitlement to a reduced rate of withholding tax on and all dividend payments from Seller to Guarantor pursuant to the income tax treaty between the United States and Sweden. Seller shall provide a copy of the Form W-8BEN-E to Purchaser at least five (5) days prior to Closing.

9.2	Payment of Taxes

Seller shall pay any Seller Tax Liabilities prior to the due date for payment. To the extent any Seller Tax Liabilities are due after the Closing Date and required to be paid by Purchaser or its Affiliates (including the Acquired Companies), Purchaser shall certify to the Seller the amount of such Tax and inform Seller of any amounts due from the Seller at least five (5) days prior to the due date of the pertinent Tax Return and Seller will pay such amounts to the Purchaser in immediately available funds at least two Business Days prior to the payment due date. In the case of any Tax Returns filed by the Seller, the Seller will pay the amount of Taxes due with respect to such Tax Returns.

9.3	Tax apportionment

In the case of Taxes that are payable with respect to a taxable period that begins before a Reference Date and ends after such Reference Date, the portion of any such Tax that is allocable to the portion of the period ending on such Reference Date will be:

(a)

in the case of Taxes imposed on a periodic basis with respect to the assets of the Acquired Companies, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on such Reference Date and the denominator of which is the number of calendar days in the entire period; and

(b)

in the case of all other Taxes (including Income Taxes and similar Taxes) other than those described in Section 9.3(a), other than, in each case, any Transfer Taxes contemplated by Section 9.7, deemed equal to the amount which would be payable if the taxable period ended as of the close of business on such Reference Date.

9.4	Tax elections

Other than the Section 338(h)(10) Elections, the Seller will not, and will not cause or permit the Company or any of the Acquired Companies to, without the prior written Consent of the Purchaser (which Consent will not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to the Company or any of the Acquired Companies or the ownership of any Equity Interest of the Company or any of the Acquired Companies.

9.5	Tax Refunds

The Seller shall be entitled to retain or receive any refund or credit of Taxes that were paid with respect to any Tax period of an Acquired Company, or portion thereof, ending on or before the Locked Box Date except, in each case, to the extent any such refund or credit has been included as an asset in line items on the Locked Box Statements, and net of any expenses or Taxes incurred by an Acquired Company or the Purchaser in relation to the collection, determination, or receipt of such refund, and the Purchaser shall be entitled to retain or receive all other refunds or credits of Taxes, including those that (i) were paid with respect to any Tax period of an Acquired Company, or portion thereof, beginning on or after the Locked Box Date or (ii) have been included as an asset on the Locked Box Statements. Purchaser or Seller, as the case may be, shall pay the amount of any refunds or credits for Taxes payable to the other party pursuant to this Section 9.5 within fifteen (15) Business Days after actual receipt thereof or realization upon filing an applicable Tax Return. The Seller and Purchaser shall equitably apportion any refund or credit of Taxes paid with respect to a taxable period that begins before the Locked Box Date and ends after the Locked Box Date in a manner consistent with the principles set forth in Section 9.3. Purchaser and Seller agree to reasonably cooperate in order to request or pursue any refund or credit for Taxes with respect to any Tax period of an Acquired Company, or portion thereof. Notwithstanding anything to the contrary in this Section 9.5, Seller shall not have a right to review or comment on the Tax Returns of Purchaser or its Affiliates (including the Acquired Companies, except as specifically provided in Section 9.1) after the Closing.

9.6	Post-closing actions which affect Seller’s Liability or Taxes

Except as required by Law, the Acquired Companies shall not amend any Tax Return with respect to a Tax period ending on or prior to the Closing Date or extend the statute of limitations relating to a Tax Return with respect to a period ending on or prior to the Closing Date, if in each case such action could reasonably be expected to result in an increased Tax Liability to Seller in such period or give rise to an indemnity obligation for Seller under Section 10.1. Notwithstanding anything to the contrary in this Agreement, Purchaser may make or cause to be made an election pursuant to Section 338(g) of the Code (“Section 338(g) Election”) with respect to any Acquired Company, and Seller shall cooperate with respect to any such election.

9.7	Transactional Taxes

Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any Tax Authority (“Transfer Taxes”) in connection with the transaction contemplated by this Agreement will be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser. The relevant parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as required by applicable Law. The parties shall co-operate to ensure such Transfer Tax is settled promptly and such Tax Return is prepared and timely filed.

9.8	Tax Claims

(a)

If a written claim relating to any Tax audit, Tax litigation or other Tax Proceeding, adjustment, assessment, or examination shall be made with respect to any Acquired Company by any Tax Authority whether before or after the date of this Agreement (a “Tax Claim”), or either Party decides to pursue any voluntary disclosure arrangement or Proceeding or similar administrative process with respect to any Acquired Company, in each case which, if successful, would be reasonably likely to result in an indemnity payment to the Seller or Purchaser or any of their respective Affiliates pursuant to Article 10, the Indemnified Party shall promptly notify the other party of such Tax Claim no later than ten Business Days from the receipt of such notice by the Indemnified Party or after the Indemnified Party becomes aware of such claim; provided that the failure or delay to give such notice or failure to provide the information required under this Section 9.8 shall not relieve the Indemnifying Party from any indemnification obligation hereunder with respect to such Tax Claim except to the extent of the actual, material prejudice caused.

(b)

Following timely notification of a Tax Claim that relates to any Taxes for which Seller is liable in full hereunder, upon reasonable request, the Purchaser shall permit the Seller to participate in such Tax Claim, at its own expense, and the Purchaser shall not settle or otherwise compromise such Tax Claim without the Consent of the Seller (which Consent will not be unreasonably withheld, conditioned or delayed) if such settlement or compromise would give rise to any material indemnification claim pursuant to Section 10.1 with respect the Tax Liabilities of the Acquired Companies for any Tax period, or portion thereof.

9.9	Mutual cooperation

Purchaser and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, shall use commercially reasonable efforts to cooperate in paying any Taxes, filing any Tax Return and contesting any Tax Claim, except as set forth to the contrary in this Agreement, including by providing documents and data reasonably necessary for the preparation of any Tax Return and defending of any Tax Claim, and making employees and tax advisors possessing information with respect to the foregoing available on a mutually convenient basis upon reasonable request, in each case, subject to the Transition Services Agreement. On or prior to the Closing Date, Seller and its Affiliates (including, prior to the Closing, the Acquired Companies) shall provide to Purchaser copies of all Tax Returns, schedules with respect to Tax Returns, and work papers with respect to Tax Returns, that in each case relate to any Tax period for which the applicable statute of limitations has not expired as of the Closing Date (“Tax Documents”).

9.10	Tax Sharing Agreements

Prior to the Closing Date, Seller and the Acquired Companies shall cause all Tax indemnification, Tax sharing or similar agreements or arrangements of or with respect to any Acquired Company (other than (i) agreements solely between Acquired Companies and (ii) for Taxes imposed by operation of law under Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign Law as a result of the Seller and the Acquired Companies being members of the same Consolidated Tax Group prior to the Closing Date) to be terminated effective as of or prior to the Closing Date.

9.11	Maintenance of books and records

Until six (6) years after the Closing Date (including any a taxable period that begins before the Closing Date and ends after the Closing Date), each of the Seller and their Affiliates, on the one hand, and the Purchaser and its Affiliates, on the other hand, shall retain all Tax work papers and related materials in its possession and under its control that were used in the preparation of any such Tax Return. Each party will notify the other party sixty (60) days prior to disposing of any Tax Documents relating to periods up to and including the Closing Date (including any a taxable period that begins before the Closing Date and ends after the Closing Date) and will deliver to the other party any such records requested by the other party.

ARTICLE 10

INDEMNIFICATION

10.1	Indemnification by the Seller

Subject to the applicable limitations expressly set forth in Section 10.5 and Section 10.6, the Seller will indemnify and hold harmless the Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of or resulting from any of the following:

(a)

any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement, the Seller Disclosure Schedule or in any certificate delivered by or on behalf of the Seller pursuant to this Agreement;

(b)	any breach of any undertaking, covenant or commitment of the Seller contained in this Agreement;

(c)	claims with respect to any amounts owed to the Purchaser pursuant to Sections 3.2 and 3.3;

(d)

Seller Tax Liabilities; provided that the Seller shall not be obligated to indemnify the Purchaser for such Taxes to the extent attributable to any action outside of the ordinary course of business taken by Purchaser on the Closing Date after the Closing (other than any such action expressly required by applicable Law or contemplated by this Agreement (including any Section 338(h)(10) Election or Section 338(g) Election));

(e)

costs and expenses directly associated with the compliance with terms of the CFIUS Agreement, including the costs and expenses of the Security Director, Security Officer and Third Party Monitor, Third-Party Auditor, Cybersecurity Auditor, any related support staff of the foregoing, and preparation of Compliance Reports from and after the date that is six (6) weeks from the Closing Date; and

(f)	75% of any out-of-pocket Losses arising from the matters set forth on Section 10.1(f) of the Seller Disclosure Schedule.

provided, that any indemnification and hold harmless obligations with relation to the Belgium IP Provisions shall be by Radisson Belgium. For purposes of this Article 10, any references to “Seller” shall apply to Radisson Belgium (solely with respect to the Belgium IP Provisions) and any limitations of liability shall be measured on a cumulative basis (e.g., with Seller and Radisson Belgium treated as a single party).

10.2	Indemnification by the Purchaser

Subject to the limitations expressly set forth in Section 10.6, the Purchaser will indemnify and hold harmless the Seller from and against, and will pay to the Seller the monetary value of, any and all Losses incurred or suffered by the Seller arising out of or resulting from any inaccuracy in or breach of any representation, warranty, undertaking, covenant, commitment of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement.

10.3	Claim procedure

(a)

A party that seeks indemnity under this Article 10 (an “Indemnified Party”) will give written notice (an “Indemnity Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the claim to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b)	Within thirty (30) days after delivery of an Indemnity Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i)	agree that the Indemnified Party is entitled to indemnification for all of the Losses set forth in the Indemnity Claim Notice; or

(ii)

dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Indemnity Objection Notice”) setting forth in reasonable detail (i) each disputed item and (ii) the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)

If the Indemnifying Party (i) delivers to the Indemnified Party a written response agreeing that the Indemnified Party is entitled to indemnification of all of the Losses set forth in the Indemnity Claim Notice or (ii) fails to take either of the foregoing actions within thirty (30) days after delivery of the Indemnity Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Indemnity Claim Notice and irrevocably agreed to pay the Losses set forth in the Indemnity Claim Notice.

(d)

If the Indemnifying Party delivers an Indemnity Objection Notice to the Indemnified Party within thirty (30) days after delivery of the Indemnity Claim Notice, then the Dispute may be resolved in accordance with the provisions of Section 11.10. Provided, that the Parties may elect to defer any such dispute pending the outcome of any related Third Party Claims or pending insurance or third party recoveries.

(e)

Without prejudice to Section 3.3(e), any indemnification of the Purchaser Indemnified Parties pursuant to this Article 10 will be satisfied directly by the Seller, by wire transfer of immediately available funds from the Seller to an account designated by the Purchaser.

(f)

The foregoing indemnification payments will be made within five (5) Business Days after the date on which (A) the amount of such payments are determined by mutual agreement of the parties, (B) the amount of such payments are determined pursuant to Section 10.3(c), if an Indemnity Objection Notice has not been timely delivered in accordance with Section 10.3(b), or (C) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined pursuant to the procedures set forth in Section 11.10, if an Indemnity Objection Notice has been timely delivered in accordance with Section 10.3(b).

(g)

For purposes of this Section 10.3 and Section 10.4, (i) if the Seller comprises the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Seller and (ii) if the Seller comprises the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Seller.

10.4	Third Party Claims.

(a)

If the Indemnified Party seeks indemnification under this Article 10 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement or an Affiliate of such party (a “Third Party Claim”), then the Indemnified Party will include in the Indemnity Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim within thirty (30) days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual material Losses directly caused by the delay or other deficiency.

(b)

Within thirty (30) days after the Indemnified Party’s delivery of an Indemnity Claim Notice under this Section 10.4 and solely if the potential Liability of the Indemnifying Party is greater than the potential Liability of the Indemnified Party, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense; provided, that the Indemnifying Party further retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party; provided, further, that if the Seller is the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the portion of the defense of any Third Party Claim (A) involving criminal Liability or (B) in which any relief other than monetary damages is sought against the Indemnified Party or that is brought by a Governmental Authority.

(c)

If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 10.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. The party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof, discuss with the Noncontrolling Party any strategic decisions in such defense, and take into account in good faith any comments by the Noncontrolling Party. The Noncontrolling Party will, upon reasonable request by the Controlling Party use commercially reasonable efforts to furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise reasonably cooperate with and assist in the defense of the Third Party Claim, except to the extent such information would reasonably prejudice its rights versus the Controlling Party.

(d)

Neither party will agree to any compromise or settlement of the Third Party Claim without the prior written Consent of the other party, which Consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 10.4, no Tax Claim shall be subject to this Section 10.4. Tax Claims shall be governed solely by Section 9.8.

10.5	Survival

(a)

All representations and warranties of the Seller contained in this Agreement, the Seller Disclosure Schedule, or in any certificate, instrument or other document delivered pursuant to this Agreement will survive the Closing as follows: (i) the representations and warranties of the

Seller set forth in Sections 4.1(a) and 4.1(b), Section 4.2(a), Section 4.3 and Section 4.20 (collectively, the “Seller Fundamental Representations”) shall survive until two (2) months following the expiration of the applicable statute of limitations, (ii) the Tax Representations shall survive until thirty (30) days following the expiration of the applicable statute of limitations, and (iii) all other representations and warranties made by the Seller in this Agreement (and all related rights to indemnification hereunder) shall survive for twelve (12) months following the Closing Date. Notwithstanding anything to the contrary in this Agreement, the rights of the Purchaser Indemnified Parties and the Seller to make claims for indemnification or reimbursement based upon any covenant or agreement to be performed or complied with after the Closing Date will survive indefinitely.

(b)

All claims for indemnification under Section 10.1 or Section 10.1(d) must be asserted prior to the expiration of the applicable survival period set forth in Section 10.5(a); provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth in Section 10.5(a), then the applicable representation or warranty will survive until, but only for purposes of, the resolution and payment of the matter covered by such Indemnity Claim Notice. If the claim with respect to which such Indemnity Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

(c)

With respect to the indemnification under Section 10.1(f), all claims for indemnification thereunder must be asserted prior to the fifth (5th) year anniversary of the Closing Date, and Seller shall solely be responsible for any Losses actually paid, awarded or incurred prior to such fifth (5th) year anniversary, and shall not be liable for any Losses paid, awarded or incurred after such date.

10.6	Limitations on Liability

(a)

De Minimis and Basket. Neither the Seller nor the Purchaser shall be liable under Sections 10.1(a) and 10.1(b) or Section 10.2, respectively, except with respect to Tax Representations, unless and until (i) the amount of any individual Loss for which it, respectively, would otherwise be liable under this Agreement equals or exceeds $10,000 and such amount of Loss less than $10,000 will not be aggregated for purposes of calculating the aggregate amount of Losses in sub-clause (ii), and (ii) the aggregate amount of Losses for which it, respectively, would otherwise be liable under this Agreement exceeds the amount equal to USD $2,531,250.00 (at which point the Seller or the Purchaser, as applicable, shall be liable for the aggregate amount of Losses in excess of that sum).

(b)

Seller Liability Cap. The Seller shall not be liable (i) under Section 10.1(a) relating to a breach of the Seller Fundamental Representations or Tax Representations, or under Sections 10.1(b) and (d) for an aggregate amount of Losses exceeding the Base Consideration, (ii) a breach of the Seller Non-Fundamental Representations other than Tax Representations for an aggregate amount of Losses exceeding the amount equal to USD $5,062,500.00 or (iii) for any Losses under Section 10.1(f) in excess of $4,500,000.

(c)	Caveat. The limitations set forth in Section 10.6(a) and Section 10.6(b) do not apply to claims with respect to any amounts owed to the Purchaser pursuant to Section 10.1(c).

(d)	Anything to the contrary notwithstanding, nothing in this Agreement will limit the Liability of a party to another party for intentional fraud committed by such party.

(e)

No Liability shall attach to the Seller in respect of any claim to the extent that such claim would not have arisen but for an omission or a voluntary act (other than an omission or act carried out pursuant to a legally binding obligation created on or before Closing) of any member of the Purchaser Indemnified Parties occurring after Closing; provided that the limitation described in this Section 10.6(e) shall not apply with respect to any Seller Tax Liability.

(f)

The Purchaser shall not be entitled to bring any claim in respect of any act or omission whatsoever carried out at the written request of the Purchaser or its authorized agent or representative prior to the Closing Date or as expressly required by this Agreement.

(g)

No Liability shall attach to the Seller in respect of any claim to the extent that the claim is based upon a Liability which is contingent only unless and until such Liability ceases to be contingent and becomes an actual Liability; provided, that, the foregoing shall not impair Purchaser’s ability to submit an Indemnity Claim Notice in respect of any such contingent Liability.

(h)

No Liability shall attach to the Seller in respect of any claim to the extent that full allowance, provision or reserve in respect of the matter or thing giving rise to such claim has been made in the Locked Box Statements.

10.7	Mitigation.

Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, in each case to the extent required by applicable Law.

10.8	Offset for Insurance and Third Party Recovery.

The amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds actually received by such Indemnified Party (or any of its Affiliates) with respect to such Losses (other than under the R&W Insurance Policy), and (ii) any recoveries actually received by such Indemnified Party (or any of its Affiliates) from any other third party, in the case of each of clauses (i) and (ii), net of any deductibles, costs, expenses or increases in premiums and costs to replace eroded coverages incurred by such Indemnified Party in collecting such proceeds or recoveries. Each Indemnified Party shall exercise commercially reasonable efforts (or, in the case of Section 10.1(f), reasonable best efforts) to obtain such proceeds and recoveries (other than under the R&W Insurance Policy) with respect to any indemnifiable Loss hereunder. If any such proceeds or recoveries, net of any deductibles, costs, expenses or increases in premiums and costs to replace eroded coverages incurred by such Indemnified Party (or its Affiliate) in collecting such proceeds or recoveries, are actually received by such Indemnified Party (or any of its Affiliates) from a third party, with respect to any Losses after the Indemnifying Party has made a payment to such Indemnified Party with respect thereto, then such Indemnified Party (or such Affiliate) shall pay to such Indemnifying Party, an amount equal to (A) the amount of such payment received by the Indemnified Party (or such Affiliate) from the Indemnifying Party, plus the amount of any such proceeds and recoveries actually received by the Indemnified Party (or such Affiliate) from such third party, minus the amount of any such Loss suffered by such Indemnified Party (or its Affiliate), net of (B) any deductibles, costs, expenses or increases in premiums and costs to replace eroded coverages incurred by such Indemnified Party (or its Affiliate) in collecting such proceeds or recoveries.

10.9	Effect of Investigation.

Each Party is relying on the representations and warranties of the other Parties regardless of the knowledge obtained through its own investigation or otherwise. Thus, an Indemnified Party’s right to indemnification or any other remedy based on representations, warranties, covenants and agreements herein, or any of the Ancillary Agreements will not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

10.10	Materiality.

In determining whether there has been a breach of any representation or warranty in Article 4, and in determining the amount of any Losses arising out of, or resulting directly or indirectly from, or in connection with any such breach of, such determination will be made without giving effect to any qualifier as to “materiality” or “Material Adverse Effect” (or any other similar qualification) set forth in any such representation and warranty.

10.11	Exclusive Remedy.

Other than (a) in the case of fraud committed by the either Party in relation to the transactions contemplated by this Agreement, and (b) equitable remedies for specific performance set forth in Section 11.11, or (c) claims relating to any breach by either Party of any covenant, the indemnification rights of an Indemnified Party under this Article 10 shall be the exclusive remedy for any and all breaches by the Indemnifying Party in respect of the matter which gives rise to such Indemnified Party’s indemnification claim under Section 10.1 or Section 10.2, as applicable.

ARTICLE 11

GENERAL PROVISIONS

11.1	Notices

All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a Party may designate by notice to the other Parties):

If to the Purchaser:

1 Choice Hotels Circle

Rockville, Maryland 20850

Facsimile: (301)592-6783

E-mail: simone.wu@choicehotels.com

Attention: Simone Wu

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

E-mail: aturteltaub@willkie.com; jkubek@willkie.com

Attention: Adam M. Turteltaub; Jonathan Kubek

If to the Company:

Radisson Hospitality, Inc.

1601 Utica Avenue South, Suite 700

St. Louis Park, Minnesota 55416

Email: tanya.taylor@radissonhotelsamericas.com

Attention: Tanya Taylor

If to the Seller or Guarantor:

Jin Jiang International Holdings Co., Ltd.

20F, No. 100, Yan’an East Road Shanghai, 200002, PRC

zhouwei@jinjiang.com

Attention: Wei Zhou

SINO-CEEF Capital Management Company

No. 18 Dongping Road

Xuhui District

Shanghai, PRC

Attention: Hang Yuan

yuanhang@sinoceef.com

with a copy (which will not constitute notice) to:

Baker & McKenzie Shanghai

Unit 1601, Jin Mao Tower, 88 Century Avenue, Pudong, Shanghai PRC 200121

Email: Howard.Wu@bakermckenzie.com and Derek.Liu@bakermckenzie.com

Attention: Howard Wu and Derek Liu

with a copy (which will not constitute notice and for solely the period prior to the Closing) to:

Radisson Holdings, Inc.

1601 Utica Avenue South, Suite 700

St. Louis Park, Minnesota 55416

Email: tanya.taylor@radissonhotelsamericas.com

Attention: Tanya Taylor

If to Radisson Belgium:

RADISSON HOSPITALITY BELGIUM BV/SRL

Avenue du Bourget 44, B-1130 Brussels, Belgium

Email: eva-maria.erauw@radissonhotels.com

Attention: Eve-Maria Erauw

with a copy (which will not constitute notice) to:

Baker & McKenzie Shanghai

Unit 1601, Jin Mao Tower, 88 Century Avenue, Pudong, Shanghai PRC 200121

Email: Howard.Wu@bakermckenzie.com and Derek.Liu@bakermckenzie.com

Attention: Howard Wu and Derek Liu

11.2	Amendment

This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each Party to this Agreement.

11.3	Entire Agreement

This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing), the letter agreement by and between the Guarantor and the Purchaser and the Ancillary Agreements constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

11.4	Waiver and remedies

Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Parties, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in Law or in equity.

11.5	Assignment and successors and no third party rights

This Agreement binds and benefits the Parties and their respective heirs, executors, administrators, successors and assigns. No Party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of any of the Purchaser by written notice to the Seller but without the need to obtain the Seller’s Consent, so long as the Purchaser remains fully responsible for the performance of the delegated obligation and such assignment does not modify the Required Regulatory Approvals or adversely affect the process, timing or general ability of the Parties to obtain the Required Regulatory Approvals. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 11.5.

11.6	Severability

If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the Parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

11.7	Exhibits and schedules

The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 4, Article 5 and Article 6, as applicable. The disclosure in any section or paragraph of the Seller Disclosure Schedule qualifies other sections and paragraphs in this Agreement if it is reasonably apparent on its face that a given disclosure is applicable to such other sections and paragraphs.

11.8	Interpretation

In the negotiation of this Agreement, each Party has received advice from its own attorney. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any Party because that Party or its attorney drafted the provision.

11.9	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the conflict of Law principles thereof that might require in the application of the Laws of another jurisdiction.

11.10	Monetary Dispute resolution.

(a)

In the event of any dispute, controversy or claim involving solely money damages (whether based in Contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement or the transactions contemplated by this Agreement, including any dispute as to the construction, existence, validity, interpretation, enforceability, breach or termination of this Agreement, which arises between the Parties (“Monetary Dispute”), the Parties shall use their reasonable endeavors to negotiate promptly in good faith a mutually acceptable resolution of such Monetary Dispute.

(b)

A Party who desires to submit a Monetary Dispute for resolution which has not been promptly resolved as aforesaid shall commence the dispute resolution process by providing the other Party notice of the Monetary Dispute (“Notice of Dispute”). The Notice of Dispute shall contain a brief statement of the nature of the Monetary Dispute and the relief requested and shall request negotiations among senior representatives of each Party who have authority to negotiate the settlement of the Monetary Dispute (“Senior Representatives”). If a Notice of Dispute is given, the Parties shall first seek settlement of the Monetary Dispute by negotiation between Senior Representatives. Within thirty (30) days after the date of delivery of the Notice of Dispute, the Senior Representatives representing the Parties shall meet at a mutually acceptable date, time and place to exchange relevant information in an attempt to resolve the Monetary Dispute. If a Senior Representative intends to be accompanied at the meeting by a legal adviser, the other Party shall be given written notice of such intention and its Senior Representative may also be accompanied at the meeting by a legal adviser.

(c)

If the Monetary Dispute is not settled within thirty (30) days after the delivery of the Notice of Dispute, the Monetary Dispute shall be referred to and finally resolved by arbitration in New York, New York in accordance with the rules of the American Arbitration Association. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any Monetary Dispute. The award of the arbitral tribunal shall be final and binding on the Parties.

11.11	Specific performance; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that, in addition to any other remedy to which they are entitled by Law or in equity, the Parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each Party expressly waives any requirement that any other Party obtains any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

(b)

All claims, actions and proceedings for injunctive relief or specific enforcement which may also include claims for monetary damages (whether in contract, tort or statute) based upon, arising out of or relating to this Agreement and/or the other Ancillary Agreements or the negotiation, execution or performance of this Agreement and/or the other Ancillary Agreements (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Ancillary Agreements or as an inducement to enter into this Agreement and/or the Ancillary Agreements) shall be heard and determined in any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding, and any judgment of such courts may be enforced in any other jurisdictions by suit on the judgment or by any other manner provided by Law. The consents to jurisdiction set forth in this Section 11.11 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.11 and shall not be deemed to confer rights on any Person other than the Parties hereto. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

(c)

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

11.12	Expenses

Except as otherwise provided in this Agreement, each Party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transaction contemplated by this Agreement, including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from any breach of this Agreement by another Party.

11.13	No joint venture

Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other Party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.13.

11.14	Counterparts

The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows]

Execution

The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Purchaser:

Choice Hotels International, Inc.

By:	/s/ Patrick Pacious
Name:	Patrick Pacious
Title:	President and Chief Exeuctive Officer

Company:

Radisson Hospitality, Inc.

By:	/s/ Tom Buoy
Name:	Tom Buoy
Title:	Interim Chief Executive Officer

Seller:

Radisson Holdings, Inc.

By:	/s/ Tom Buoy
Name:	Tom Buoy
Title:	Interim Chief Executive Officer

Guarantor

Aplite Holdings AB

By:	/s/ Ma Mingju
Name:	Ma Mingju
Title:	Chairman

Aplite Holdings AB

By:	/s/ Qin Jing
Name:	Qin Jing
Title:	Director

Radisson Belgium

Radisson Hospitality Belgium BV/SRL

By:	/s/ Frederico Gonzalez
Name:	Frederico Gonzalez
Title:	Director

Exhibit 1

BRAND ALIGNMENT AND COMMERCIAL COLLABORATION MEMORANDUM

Exhibit 2

SELLER’S KNOWLEDGE

Knowledge of the Seller means the actual knowledge of the following Persons with the understanding that it was arrived at after due inquiries made within such Person’s the scope of authority and duties at the relevant Acquired Company:

1.	Tom Buoy

2.	Tanya Taylor

3.	Amber Thiel

4.	Michael Fischer

5.	Eva-Maria Erauw, solely with respect to the Belgium IP Provisions

6.	Todd Schnobrich

7.	Bob Letto

8.	Jayson Nelson

Exhibit 3

LIST OF ADDITIONAL PERMITTED LEAKAGE

Exhibit 4

RADISSON BELGIUM TRADEMARK ASSIGNMENT AGREEMENT

Exhibit 5

LIST OF APPROVALS

Exhibit 6

SELLER DISCLOSURE SCHEDULE

Exhibit 7

LIST OF INTERCOMPANY ARRANGEMENTS

Exhibit 8

PURCHASE PRICE ALLOCATION METHODOLOGY

Exhibit 9

CFIUS AGREEMENT WAIVED PROVISIONS